UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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WASTE CONNECTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual and Special Meeting of
Shareholders,
Management Information Circular
and Proxy Statement
May 23, 2017

EXPLANATORY NOTE

On June 1, 2016, pursuant to the terms of the Agreement and Plan of Merger dated as of January 18, 2016 (the “Merger Agreement”), Water Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Progressive Waste Solutions Ltd., merged with and into Waste Connections US, Inc. (f/k/a Waste Connections, Inc.), a Delaware corporation (“Old Waste Connections”), with Old Waste Connections continuing as the surviving corporation and an indirect wholly-owned subsidiary of Waste Connections, Inc. (f/k/a Progressive Waste Solutions Ltd.), a corporation organized under the laws of Ontario, Canada (“New Waste Connections,” or the “Company”). The term “Progressive Waste acquisition” is used herein to refer to the transactions completed under the Merger Agreement, and the term “Progressive Waste” is used herein in the context of references to Progressive Waste Solutions Ltd. and its shareholders prior to the completion of the Progressive Waste acquisition on June 1, 2016. The words, “we”, “our”, “ours” and “us” refer to the Company.

Under the terms of the Merger Agreement, Old Waste Connections’ stockholders received 2.076843 common shares in the capital of New Waste Connections (“Common Shares”) for each Old Waste Connections share held. Immediately following the completion of the Progressive Waste acquisition, New Waste Connections also completed (i) a consolidation whereby every 2.076843 Common Shares outstanding were converted into one Common Share (the “Consolidation”) and (ii) an amalgamation with a wholly-owned subsidiary whereby its legal name was changed from Progressive Waste Solutions Ltd. to Waste Connections, Inc. (the “Amalgamation”). Upon completion of the Progressive Waste acquisition, Old Waste Connections’ former stockholders owned approximately 70% of the Company, and Progressive Waste’s former shareholders owned approximately 30%. The common stock of Old Waste Connections, which traded previously under the symbol “WCN,” ceased trading on, and was delisted from, the New York Stock Exchange (“NYSE”) on May 31, 2016.

New Waste Connections is led by Old Waste Connections’ management team and the Board of Directors of New Waste Connections includes the five members of Old Waste Connections’ former board of directors and two members from Progressive Waste’s board of directors.

Our Common Shares trade on the NYSE and the Toronto Stock Exchange (“TSX”) under the ticker symbol “WCN”. As a result, the Company is subject to the applicable governance rules and listing standards of both the NYSE and TSX.

610 APPLEWOOD CRESCENT, 2ND FLOOR
VAUGHAN, ONTARIO
CANADA L4K 0E3

April 12, 2017

Dear Shareholders:

You are cordially invited to attend the Annual and Special Meeting (the “Meeting”) of Shareholders of Waste Connections, Inc. (the “Company”) on Tuesday, May 23, 2017, at 10:00 a.m. (Central Time). The Meeting will be held at the Company’s principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. Directions to the Meeting appear on the back cover of the accompanying Notice of Meeting and Management Information Circular and Proxy Statement.

The matters to be acted upon are described in the accompanying Notice of Meeting and Management Information Circular and Proxy Statement. As always, we are looking forward to meeting our shareholders in person, and responding to any questions you may have about the Company.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so pursuant to the instructions on your proxy card (including by returning your proxy card by mail or using the Internet or your telephone) if you are a registered shareholder or pursuant to the instructions you receive from your bank or broker (including by using the Internet or your telephone if your bank or broker provides such instructions). Voting by using the Internet or telephone, or by returning your proxy card in advance of the Meeting, does not preclude you from attending the Meeting.

Thank you for your ongoing support and continued interest in Waste Connections, Inc.

Very truly yours,

Ronald J. Mittelstaedt
Chief Executive Officer and Board Chairman

PRELIMINARY COPY — SUBJECT TO COMPLETION

Waste Connections, Inc.
610 APPLEWOOD CRESCENT, 2ND FLOOR
VAUGHAN, ONTARIO
CANADA L4K 0E3

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

The Annual and Special Meeting (the “Meeting”) of Shareholders of Waste Connections, Inc. (the “Company”) will be held on Tuesday, May 23, 2017, at 10:00 a.m. (Central Time). The Meeting will be held at the Company’s principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, for the following purposes:

1.	To elect the directors of the Company, to hold office until the 2018 Annual Meeting of Shareholders of the Company or until their respective successors are duly elected or appointed, which is RECOMMENDED by our Board of Directors;
2.	To approve the appointment of Grant Thornton LLP as our independent registered public accounting firm until the close of the 2018 Annual Meeting of Shareholders of the Company and authorize our Board of Directors to fix the auditor’s remuneration, which is RECOMMENDED by our Board of Directors;
3.	To approve a special resolution authorizing an amendment to the Company’s articles of amalgamation pursuant to Section 168(1)(h) of the Business Corporations Act (Ontario) to change the number of Common Shares (defined below), whether issued or unissued, on a three-for-two basis, such that, when and if such amendment is given effect, every two Common Shares will become three Common Shares, which is RECOMMENDED by our Board of Directors;
4.	To approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in the Company’s management information circular and proxy statement in respect of the Meeting (“say on pay”), which is RECOMMENDED by our Board of Directors;
5.	To approve on a non-binding, advisory basis holding future say on pay votes every year, which is RECOMMENDED by our Board of Directors; and
6.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Only registered holders of common shares in the capital of the Company (the “Common Shares”) at the close of business on March 27, 2017, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the
Annual and Special Meeting of Shareholders to be Held on May 23, 2017

This Notice of Meeting and the accompanying Management Information Circular and Proxy Statement and related soliciting materials in respect of the Meeting, our 2016 Annual Report, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada on February 27, 2017, are available at http://wasteconnections.investorroom.com.

Registered holders of Common Shares may vote their proxies by signing, dating and returning a proxy card or by using the internet or telephone pursuant to the instructions on your proxy card. If your Common Shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone. Please follow the instructions on the form you receive. Voting by using the Internet or telephone, or by returning your proxy card in advance of the Meeting, does not preclude you from attending the Meeting.

Your vote is important.  Whether or not you plan to attend the Meeting, we urge you to vote and submit your proxy as promptly as possible in order to ensure your representation at the Meeting.

By Order of the Board of Directors,

Patrick J. Shea
Senior Vice President, General Counsel and Secretary

April 12, 2017

WASTE CONNECTIONS, INC.

610 APPLEWOOD CRESCENT, 2ND FLOOR
VAUGHAN, ONTARIO
CANADA L4K 0E3

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT
FOR THE
ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

About this Management Information Circular and Proxy Statement

We sent you this management information circular and proxy statement (this “proxy statement”) because our management is soliciting your proxy to vote your Common Shares (as defined below) at the Annual and Special Meeting (the “Meeting”) of Shareholders of Waste Connections, Inc. (“New Waste Connections” or the “Company”) to be held at the Company’s principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380 on May 23, 2017, at 10:00 a.m. (Central Time). This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission, or the SEC, and applicable corporate and securities laws in Canada, and that is designed to assist you in voting your common shares in the capital of the Company (“Common Shares”). Capitalized terms used but not defined in this proxy statement have the respective meanings ascribed thereto in the Explanatory Note. Unless otherwise indicated, the words, “we”, “our”, “ours” and “us” refer to the Company.

We will bear the costs of soliciting proxies from our shareholders. In addition to soliciting proxies by mail, our directors, officers, employees, and agents, without receiving additional compensation, may solicit proxies by telephone, in person or in any other manner permitted by applicable laws.

Under the SEC rules and applicable Canadian securities laws that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials (defined below) to the majority of our shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 12, 2017, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “proxy notice”), containing instructions on how to access this proxy statement for the Meeting, our 2016 Annual Report, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (which we refer to collectively as the “proxy materials”), which was filed with the SEC and the securities commissions or similar regulatory authorities in Canada on February 27, 2017. The proxy notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the proxy notice to shareholders of the Company who were shareholders of Progressive Waste immediately prior to completion of the Progressive Waste acquisition who previously elected to receive a paper copy of the proxy materials. On or about April 12, 2017, we will also mail this proxy statement and a proxy card to certain shareholders.

We are permitted under applicable securities laws to deliver a single proxy notice to one address shared by two or more shareholders. This delivery method is referred to as “householding” and helps reduce our printing costs and postage fees. Under this procedure, we deliver a single package containing proxy notices to multiple shareholders who share an address. If you do not wish to participate in householding in the future, and prefer to receive separate proxy notices, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061, in the United States, or 4 King Street West, Suite 500, Toronto, ON M5H IB6, telephone (416) 350-0999, in Canada. If you are currently receiving multiple proxy notices and wish to receive only one proxy notice for your household, please contact Broadridge Financial Services at the above applicable coordinates. If you wish to receive a separate copy of this proxy statement, our 2016 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, please send a written request to our Secretary or Investor Relations at our principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

i

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (PSLRA) and “forward-looking information” within the meaning of applicable Canadian securities laws. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in our periodic reports on Form 10-Q and Form 8-K filed with the SEC and the securities commissions or similar regulatory authorities in Canada.

Currency Exchange Rate Data

Unless otherwise indicated, all dollar amounts in this proxy statement are expressed in U.S. dollars. The following tables show the average of the exchange rates for each period indicated, based upon the noon buying rates provided by the Bank of Canada:

	Average rate (Bank of Canada noon)
Year ended December 31,	CAD$ per US$1.00	US$ per CAD$1.00
2012	$0.9994	$1.0006
2013	$1.0302	$0.9707
2014	$1.1047	$0.9052
2015	$1.2788	$0.7820
2016	$1.3248	$0.7548

Graphical Representations of Returns and Merger Accounting

This proxy statement contains several graphical representations of total shareholder return and dividend history, including shareholder returns compared to our CEO’s total direct compensation. For purposes of reading such graphical representations in this proxy statement, the Progressive Waste acquisition was accounted for as a reverse merger using the acquisition method of accounting and Old Waste Connections has been identified as the acquirer for accounting purposes. Accordingly, financial and certain other information of the Company in this proxy statement, and the words “we,” “our,” “ours,” and “us” used in the section titled “Company Highlights,” all refer to financial information of, or directly to, Old Waste Connections before completion of the Progressive Waste acquisition and the Company following completion of the Progressive Waste acquisition.

Information regarding shareholder and dividend returns refers to returns to shareholders of the Company after completion of the Progressive Waste acquisition on June 1, 2016, and to stockholders of Old Waste Connections prior to June 1, 2016. Note that all performance graphs included in this proxy statement are deemed to be “furnished” rather than “filed” (as such terms are used in the Securities Exchange Act of 1934, as amended) and are not to be deemed to be soliciting material under the proxy rules or incorporated by reference into any filing by the Company except to the extent that the Company specifically incorporates by reference such information or is otherwise required by applicable securities laws to incorporate by reference such information.

PROXY SUMMARY

This summary highlights information described in more detail in this proxy statement pertaining to the Meeting. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2017 Annual and Special Meeting of Shareholders

Date and Time:	Tuesday, May 23, 2017, at 10:00 a.m. (Central Time)
Place:	Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380
Mail Date:	April 12, 2017
Record Date:	March 27, 2017

Voting Matters, Board Recommendations and Vote Required

At the Meeting, shareholders will be asked to vote on the following five proposals. Our Board of Directors’ recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
Proposal 1 — Election of seven director nominees named in the proxy statement, each to hold office until the 2018 Annual Meeting of Shareholders of the Company, or until their respective successors are otherwise duly elected or appointed. (Page 5)	FOR each director nominee
Proposal 2 — Appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm until the close of the 2018 Annual Meeting of Shareholders of the Company and the authorization of the Board of Directors to fix the remuneration of the Company’s independent registered public accounting firm. (Page 79)	FOR
Proposal 3 — Approval of the proposed share split of the Common Shares of the Company on a three-for-two basis (the “Share Split”). (Page 82)	FOR
Proposal 4 — Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, or NEOs, as disclosed in this proxy statement (the “Say on Pay Proposal”). (Page 84)	FOR
Proposal 5 — Approval, on a non-binding, advisory basis, of holding future say on pay advisory votes every year, every two years, or every three years (the “Say When on Pay Proposal”). (Page 87)	EVERY YEAR

Proposal 1 — Election of Directors

The election of each director nominee may be approved by any one or more shareholders voting “FOR” each such director nominee (i.e., a plurality vote). You may either vote “FOR” or “WITHHOLD” your vote with respect to the election of each director nominee. If you vote “FOR” the election of a nominee, your vote will be cast accordingly. If you select “WITHHOLD” with respect to the election of a nominee, your vote will not be counted as a vote cast for the purposes of electing such nominee but will be considered in the application of the majority voting policy included in our Corporate Governance Guidelines and Board Charter. Pursuant to our majority voting policy, a “WITHHOLD” vote is considered a vote cast for purposes of the election of the director nominee and therefore will be equivalent to a vote against the nominee. See “Majority Voting for Directors” on page 21 of this proxy statement.

Proposal 2 — Appointment of Auditor

The appointment of the Company’s proposed independent registered public accounting firm may be approved by any one or more shareholders voting “FOR” the Company’s proposed independent registered public accounting firm (i.e., a plurality vote). For purposes of this proposal, votes cast at the Meeting include only those votes cast “FOR” the appointment of the proposed independent registered public accounting firm. You may either vote “FOR” or “WITHHOLD” your vote with respect to the appointment of the proposed independent registered public accounting firm. If you vote “FOR” the appointment of the proposed independent registered public accounting firm, your vote will be cast accordingly. If you select “WITHHOLD,” your vote will not be counted as a vote cast for purposes of appointing the proposed independent registered public accounting firm.

Proposal 3 — Proposed Share Split

The proposed Share Split on a three-for-two basis may be approved by the affirmative vote of at least two-thirds of the Common Shares present, either in person or by proxy, and entitled to vote (meaning that at least two-thirds of the Common Shares represented at the Meeting and entitled to vote must be voted “FOR” the proposal in order for it to be approved). You may either vote “FOR” or “AGAINST” with respect to the proposed Share Split on a three-for-two basis.

Proposal 4 — Say on Pay Proposal

The Say on Pay Proposal may be approved by the affirmative vote of a simple majority (50 percent plus one) of the Common Shares present, either in person or by proxy, and entitled to vote (meaning that at least a simple majority of the votes cast must be “FOR” the Say on Pay Proposal in order for it to be approved). You may either vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Say on Pay Proposal.

Proposal 5 — Say When on Pay Proposal

With regard to the Say When on Pay Proposal, you may vote to hold a say on pay vote “EVERY YEAR,” “EVERY TWO YEARS,” or “EVERY THREE YEARS,” or you may “ABSTAIN” from voting on the Say When on Pay Proposal. The Say When on Pay Proposal may be approved by a simple majority of the votes cast at the Meeting in favor of any one of the frequency alternatives. If none of the frequency alternatives receives at least a simple majority of the votes cast at the Meeting, we will consider the frequency alternative that receives the greatest number of votes cast at the Meeting to be the frequency alternative that has been selected by the shareholders.

Company Highlights(1)

Waste Connections, Inc. is the third largest solid waste services company in North America, providing waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the U.S. and Canada. Through our R360 Environmental Solutions subsidiary, we are also a leading provider of non-hazardous exploration and production, or E&P, waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the U.S. We also provide intermodal services for the rail haul movement of cargo and solid waste containers in the Pacific Northwest through a network of intermodal facilities.

(1)	We present adjusted net income, a non-GAAP financial measure, supplementally because it is one of the principal measures we use to evaluate and monitor the ongoing financial performance of our operations. We also present adjusted EBITDA, a non-GAAP financial measure, supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. We also present adjusted free cash flow, a non-GAAP financial measure, supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. These measures are not a substitute for, and should be used in conjunction with, GAAP financial measures. This section should be read in conjunction with information presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, under the heading “Non-GAAP Measures”, which includes a reconciliation of the non-GAAP financial measures used in this proxy statement to GAAP financial measures.

Fiscal year 2016 was both a transformational year, given the Progressive Waste acquisition, and another year of exceptional financial performance for the Company, as highlighted by the following:

Strong Operating Performance

•	Revenue increased 59.4% to $3.376 billion.
•	Net income attributable to the Company and net income attributable to the Company per share were $246.5 million and $1.60, respectively; adjusted net income attributable to the Company grew 61.4% to $395.2 million and adjusted net income attributable to the Company per share increased 29.8% to $2.57.
•	Adjusted EBITDA increased 50.7% to $1.071 billion, or 31.7% of revenue.
•	Net cash provided by operating activities was $795.3 million; adjusted free cash flow increased 60.6% to $550.9 million, or 16.3% of revenue.
•	The financial performance of the operations acquired in the Progressive Waste acquisition are tracking ahead of plan and the monthly safety-related incident rate for those operations decreased approximately 50% at year-end compared to their pre-acquisition run-rate.
•	We spent approximately $344.7 million for capital expenditures to reinvest in and expand our business.
•	We refinanced our prior revolving credit and term loan agreement under a new $3.2 billion credit facility, issued $750 million of long-term notes, and repaid approximately $228.5 million of outstanding debt following the Progressive Waste acquisition to expand our financial flexibility, improve our credit profile and position the Company to fund future growth opportunities.
•	Standard & Poor’s and Fitch reaffirmed our ‘BBB+’ and ‘BBB’ investment-grade credit ratings, respectively, following our transformational combination with Progressive Waste.

Increased Return to Shareholders

•	2016 was our 13th consecutive year of positive total shareholder return (“TSR”). As illustrated below, our TSR significantly outperformed the S&P 500 Index (the “S&P 500”), the S&P/TSX 60 Index (“TSX 60”) and the Dow Jones U.S. Waste & Disposal Services Index (“DJ Waste Index”) for the one-year and five-year periods ended December 31, 2016.

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•	We increased our regular quarterly cash dividend by 24.0% to $0.18 per share. Since initiating our cash dividend in October 2010 and as illustrated below, our annual cash dividend has increased at a 14.3% compound annual growth rate (“CAGR”) since our first full year of quarterly distributions in 2011.

Executive Compensation Program(2)

The Company’s executive compensation program is designed to align the interests of senior management with shareholders by tying a significant portion of their compensation to the Company’s annual operating and financial performance, as well as longer-term shareholder returns. We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support, as shown above, an environment of continuous improvement and shareholder value creation. Best practices of our executive compensation program include the following:

•	Approximately 71% of the target total direct compensation of our named executive officers, or NEOs, is variable and linked to the Company’s performance;
•	Payouts under the Company’s performance-based plans remain at the discretion of the Board of Directors and may be reduced even if targeted performance levels are achieved;
•	NEOs receive annual cash incentive bonus awards only if cash incentive bonus awards payable to other, non-executive employees have been made;
•	No guaranteed base salary increases, minimum bonuses or equity awards;
•	Conservatively manage use of equity grants;
•	Inclusion of a relative TSR metric as a performance measure for Performance Share Units;
•	Stringent share ownership requirements;
•	Double-trigger change of control policy for our Chief Executive Officer, or CEO;
•	No hedging or pledging of the Company’s securities in any derivative securities or transactions;
•	Compensation clawback policy;
•	Independent executive compensation consultant retained by Compensation Committee;
•	Asking our shareholders to provide an annual “Say on Pay” vote; and
•	Adoption of position descriptions for the Chairman of the Board of Directors, the lead independent director and the Chairs of the committees of the Board of Directors, as well as a position description for our CEO.

(2)	The Company’s executive compensation program refers to the Company’s executive compensation program adopted following completion of the Progressive Waste acquisition on June 1, 2016, together with historical executive compensation programs of Old Waste Connections prior to June 1, 2016. The words “we,” “our,” “ours,” and “us” used in the section titled “Executive Compensation Program,” all refer to Old Waste Connections before completion of the Progressive Waste acquisition and the Company following completion of the Progressive Waste acquisition.

For additional information, see the Executive Compensation and Compensation Risk Assessment sections of this proxy statement (starting at page 30 and page 49, respectively).

Corporate Governance Highlights

•	Directors elected individually (page 5);
•	Majority voting policy for the election of our Directors (page 21);
•	Policy to separate CEO and Chairman of the Board of Directors, or Board Chairman, positions should our current CEO no longer serve as both (page 17);
•	Having a strong, Lead Independent Director serve on the Board of Directors (page 16);
•	Annual Board of Directors and Committee evaluation processes (page 19);
•	Robust risk management program related to compensation (page 49);
•	Share ownership requirement for Directors and executive officers (pages 25 and 45, respectively);
•	Regular executive sessions of only independent directors (page 17);
•	Director retirement policy (page 19); and
•	Code of Conduct and Ethics (page 14).

Financial Statements

A more detailed description of the Company’s fiscal year 2016 performance, including a reconciliation of non-GAAP financial measures and a graphical representation of the TSRs for the S&P 500, the TSX 60, the DJ Waste Index and our Peer Group Companies, can be found on pages 65 – 67 and page 36, respectively, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC and the securities commissions or similar regulatory authorities in Canada on February 27, 2017, and available on our website at www.wasteconnections.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, and in print, free of charge, to any shareholder who requests in writing a copy by contacting our Secretary or Investor Relations at our principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

Vote Your Common Shares

Whether or not you plan to attend the Meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so pursuant to the instructions on your proxy card (including by returning your proxy card by mail or using the Internet or your telephone) if you are a registered shareholder or, pursuant to the instructions you receive from your bank or broker (including by using the Internet or your telephone if your bank or broker provides such instructions). Voting by using the Internet or telephone, or by returning your proxy card in advance of the Meeting, does not preclude you from attending the Meeting. Please refer to your proxy card or voting instruction form included in this package or to the “Voting and Revocation” section on page 2 of this proxy statement for more information on the voting methods available to you.

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END	56
OPTION EXERCISES AND SHARES VESTED IN FISCAL YEAR 2016	58
PENSION BENEFITS IN FISCAL YEAR 2016	58
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2016	59
EQUITY COMPENSATION PLAN INFORMATION	61
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	62
Severance Arrangements in Effect in 2016	62
Potential Payments Tables	68
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	76
2016 Related Party Transactions	76
Indebtedness of Directors and Executive Officers	76
Interest of Informed Persons and Others in Materials Transactions	76
Review, Approval or Ratification of Transactions with Related Persons	76
AUDIT COMMITTEE REPORT	78
PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO FIX THE REMUNERATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	79
Audit Committee Pre-Approval Policies and Procedures	81
PROPOSAL 3 — VOTE ON SHARE SPLIT RESOLUTION	82
PROPOSAL 4 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY ON PAY”)	84
PROPOSAL 5 — ADVISORY VOTE ON FREQUENCY OF “SAY ON PAY” VOTE (“SAY WHEN ON PAY”)	87
OTHER INFORMATION	88
Section 16(a) Beneficial Ownership Reporting Compliance	88
Directors’ and Officers’ Indemnity Insurance	88
Shareholder Proposals for 2018 Annual Meeting of Shareholders of the Company	88
Availability of Documents; Annual Report to Shareholders and Form 10-K	89
Other Business	89
Approval	89
APPENDIX A — WASTE CONNECTIONS, INC. CORPORATE GOVERNANCE GUIDELINES AND BOARD CHARTER	A-1
APPENDIX B — MATERIALS FILED WITH OR FURNISHED TO THE SEC AND THE SECURITIES COMMISSIONS AND SIMILAR REGULATORY AUTHORITIES IN CANADA BY THE COMPANY IN CONNECTION WITH THE CHANGE OF AUDITOR	B-1

GENERAL INFORMATION

Who May Vote

The record date (the “Record Date”) for determining the holders of Common Shares entitled to receive notice of and to vote at the Meeting is March 27, 2017. Only shareholders whose names have been recorded in our share register at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting. As of the Record Date, 175,731,111 Common Shares were outstanding and entitled to vote. Each shareholder of record is entitled to one vote for each Common Share held by the shareholder.

Business of Meeting; What is Being Voted On

Shareholders will be voting (i) to elect the nominees for directors of the Company, (ii) to approve the appointment of Grant Thornton LLP as auditors of the Company and to authorize the Board of Directors to fix the auditor’s remuneration; (iii) to approve the Share Split on a three-for-two basis; (iv) in an advisory, non-binding capacity, to approve the compensation of our NEOs as disclosed in the “Executive Compensation” section of this proxy statement (“Say on Pay”); and (v) in an advisory, non-binding capacity, to recommend how often the “Say on Pay” advisory vote should occur. Our Board of Directors are recommending that shareholders vote “FOR” each of the nominees in proposal (i), “FOR” proposals (ii), (iii), and (iv), and “EVERY YEAR” with regard to proposal (v).

In addition to the foregoing matters, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016, and the auditor’s report thereon, will be placed before the Meeting. No formal action will, or is required to be, taken at the Meeting with respect to our 2016 audited consolidated financial statements.

Our 2016 audited consolidated financial statements, and the auditor’s report thereon, were included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC and the securities commissions or similar regulatory authorities in Canada on February 27, 2017, and available on our website at http://wasteconnections.investorroom.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, and in print, free of charge, to any shareholder who requests in writing a copy by contacting our Secretary or Investor Relations at our principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

Required Vote

Proposal 1 — Election of Directors

The election of each director nominee may be approved by any one or more shareholders voting “FOR” each such director nominee (i.e., a plurality vote). For purposes of this proposal, votes cast at the Meeting include only those votes cast “FOR” the election of a director nominee. You may either vote “FOR” or “WITHHOLD” your vote with respect to the election of each director nominee. If you vote “FOR” the election of a nominee, your vote will be cast accordingly. If you select “WITHHOLD” with respect to the election of a nominee, your vote will not be counted as a vote cast for the purposes of electing such nominee but will be considered in the application of the majority voting policy included in our Corporate Governance Guidelines and Board Charter. See “Majority Voting for Directors” on page 21 of this proxy statement. Pursuant to our majority voting policy, a “WITHHOLD” vote is considered a vote cast for purposes of the election of the director nominee and therefore will be equivalent to a vote against the nominee.

Proposal 2 — Appointment of Auditor

The appointment of the Company’s proposed independent registered public accounting firm may be approved by any one or more shareholders voting “FOR” the Company’s proposed independent registered public accounting firm (i.e., a plurality vote). For purposes of this proposal, votes cast at the Meeting include only those votes cast “FOR” the appointment of the proposed independent registered public accounting firm. You may either vote “FOR” or “WITHHOLD” your vote with respect to the appointment of the proposed independent registered public accounting firm. If you vote “FOR” the appointment of the proposed independent registered public accounting firm, your vote will be cast accordingly. If you select “WITHHOLD” your vote will not be counted as a vote cast for purposes of appointing the proposed independent registered public accounting firm.

Proposal 3 — Proposed Share Split

The proposed Share Split on a three-for-two basis may be approved by the affirmative vote of at least two-thirds of the Common Shares present, either in person or by proxy, and entitled to vote (meaning that at least two-thirds of the Common Shares represented at the Meeting and entitled to vote must be voted “FOR” the proposal in order for it to be approved). You may either vote “FOR” or “AGAINST” with respect to the proposed Share Split on a three-for-two basis.

Proposal 4 — Say on Pay Proposal

The Say on Pay Proposal may be approved by the affirmative vote of a simple majority (50 percent plus one) of the Common Shares present, either in person or by proxy, and entitled to vote (meaning that at least a simple majority of the votes cast must be “FOR” the Say on Pay Proposal in order for it to be approved). You may either vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Say on Pay Proposal.

Proposal 5 — Say When on Pay Proposal

With regard to the Say When on Pay Proposal, you may vote to hold a say on pay vote “EVERY YEAR,” “EVERY TWO YEARS,” or “EVERY THREE YEARS,” or you may “ABSTAIN” from voting on the Say When on Pay Proposal. The Say When on Pay Proposal may be approved by a simple majority of the votes cast at the Meeting in favor of any one of the frequency alternatives. If none of the frequency alternatives receives at least a simple majority of the votes cast at the Meeting, we will consider the frequency alternative that receives the greatest number of votes cast at the Meeting to be the frequency alternative that has been selected by the shareholders.

Abstentions and Broker Non-Votes

You will not have the option to abstain from voting with respect to the proposals regarding (i) the election of directors, (ii) the appointment of the auditor, or (iii) the Share Split. With regard to the Say on Pay Proposal and the Say When on Pay Proposal, because these are non-binding, advisory votes, we have provided the option for you to choose to “ABSTAIN” from voting.

For purposes of the Say on Pay Proposal, an abstention will have the same effect as a vote “AGAINST” the Say on Pay Proposal because those Common Shares are considered to be present and entitled to vote, but are not voted. An abstention will have no effect on the outcome of the vote on the Say When on Pay Proposal because we will consider the frequency alternative that receives at least a simple majority of the votes cast at the Meeting to be the frequency alternative selected by the shareholders, or, if none of the frequency alternatives receives at least a simple majority of the votes cast at the Meeting, we will consider the frequency alternative that receives the greatest number of votes cast at the Meeting to be the frequency alternative that has been selected by the shareholders.

Broker non-votes are counted as present and entitled to vote at the Meeting for the purpose of establishing a quorum, but are not considered votes cast at the Meeting and will have no effect on the vote of any of the proposals to be considered at the Meeting. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Voting and Revocation

You may receive more than one proxy card and/or proxy notice depending on how you hold your Common Shares. You should complete and return each proxy card or other voting instruction request provided to you in accordance with the instructions provided therein.

Registered Holders

If you are a registered holder of Common Shares as of the Record Date, you will be able to vote your proxy pursuant to the instructions on your proxy card, including by mail by signing, dating and mailing a proxy card in the postage-paid envelope provided, or by using the Internet or your telephone. You may also attend the Meeting and vote in person. Voting by using the Internet or telephone, or by returning your proxy card in advance of the Meeting, does not preclude you from attending the Meeting.

You are a registered shareholder if your name appears on your certificate or statement from the Direct Registration System (DRS) representing your Common Shares. If this is the case, you may appoint someone else to vote for you as your proxy holder by using the enclosed form of proxy card. The persons currently named as proxies in such form of proxy card are the President of the Company and the Executive Vice President and Chief Operating Officer of the Company. However, you have the right to appoint any other person or company (who need not be a shareholder) to attend and act on your behalf at the Meeting. That right may be exercised by writing the name of such person or company in the blank space provided in the form of proxy card or by completing another proper form of proxy card or by using the Internet by following the instructions provided on your proxy card. Make sure that the person you appoint is aware that he or she is appointed and that this person attends the Meeting.

Even if you vote your Common Shares by mailing a proxy card, or by voting using the Internet or by telephone in accordance with the instructions on your proxy card, you may revoke your proxy and cast a new vote at the Meeting, if we are able to verify that you are a registered holder of Common Shares, by mailing a notice revoking the prior proxy and then voting in person. You may also change your vote before the Meeting by mailing another proxy card bearing a later date, by updating your vote using the Internet or telephone in accordance with the instructions on your proxy card, or by delivering a letter revoking the proxy card to our Secretary at our principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. Computershare Investor Services must receive your revocation no later than 10:00 a.m. (Central Time) on May 19, 2017. The proxy card or your Internet or telephone voting instructions with the latest date properly submitted by you before voting is closed at the Meeting will be counted.

Shares Held in Street Name (Non-registered Holders)

If you have selected a broker, bank or other intermediary to hold your Common Shares rather than having them directly registered in your name with our transfer agent, Computershare Investor Services, you will receive instructions from your broker, bank or other intermediary on the procedure to follow to vote your Common Shares. Your broker, bank or other intermediary also may permit you to vote your proxy by telephone or the Internet. Please be aware that beneficial owners of Common Shares held by brokers, banks or other intermediaries may not vote their Common Shares in person at the Meeting unless they first obtain a written authorization to do so from their broker, bank or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank or other intermediary.

However, if you wish to vote in person at the Meeting, insert your own name in the space provided on the voting instruction form provided by your broker, bank or other intermediary to appoint yourself as proxy holder and follow the signature and return instructions of your broker, bank or other intermediary. Computershare Investor Services must receive your appointment no later than 10:00 a.m. (Central Time) on May 17, 2017. Non-registered shareholders who appoint themselves as proxy holders should present themselves at the Meeting to a representative of the Company. Other than appointing yourself as your own proxy holder, do not otherwise complete the voting instruction form sent to you as you will be voting at the Meeting.

Non-registered shareholders are either “objecting beneficial owners” or “OBOs,” who object to the disclosure by intermediaries of information about their ownership in the Company, or “non-objecting beneficial owners” or “NOBOs”, who do not object to such disclosure. The Company pays intermediaries to send proxy-related materials to OBOs and NOBOs.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your Common Shares at the Meeting in the manner you direct. The Common Shares represented by your proxy will be voted or withheld from voting in accordance with your instructions on any ballot that may be called for and if you specify a choice with respect to any matter to be acted upon, your Common Shares will be voted accordingly. If you sign your proxy card or voting information form but do not give voting instructions, we will vote your Common Shares as follows:

•	FOR each of our director nominees;
•	FOR the appointment of the independent registered public accounting firm and the authorizing of the Board of Directors to fix the auditor’s remuneration;
•	FOR the proposed Share Split on a three-for-two basis;
•	FOR the non-binding, advisory proposal to approve the compensation of our NEOs, as disclosed in this proxy statement (also known as say on pay); and
•	EVERY YEAR, on the non-binding, advisory proposal regarding the frequency of holding the say on pay advisory vote.

You can choose to vote “FOR” or “WITHHOLD VOTE” from: (i) the election of any one or more of the persons nominated for election as directors; and (ii) the appointment of Grant Thornton LLP as our independent registered public accounting firm until the close of business of the 2018 Annual Meeting of Shareholders of the Company, and the authorization of the directors to fix the auditor’s remuneration. You can choose to vote “FOR” or “AGAINST” the proposed Share Split on a three-for-two basis. You can choose to vote “FOR”, “AGAINST” or “ABSTAIN” on the approval, on a non-binding, advisory basis, of the compensation of our NEOs as disclosed in this proxy statement. With regard to the proposal to approve, on a non-binding, advisory basis, the frequency of the say on pay advisory vote, you may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” or “ABSTAIN”.

Quorum

In order to carry on the business of the Meeting, we must have a quorum at the Meeting. A quorum for the transaction of business at a meeting of shareholders of the Company consists of at least two persons present and each entitled to vote at the meeting and holding personally or representing as proxies, in the aggregate, 25% of the eligible vote.

Abstentions and broker non-votes are counted as present and entitled to vote at the Meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Attending in Person

Only shareholders, their proxy holders and our invited guests may attend the Meeting. If you plan to attend, please bring identification and, if you hold Common Shares in street name, you should bring your bank or broker statement showing your beneficial ownership of Common Shares in order to be admitted to the Meeting.

How to Contact our Transfer Agent

You can contact the transfer agent either by mail at Computershare Investor Services, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, by telephone at 1-800-564-6253, by fax at 1-888-453-0330 or by internet in English at www-us.computershare.com/Investor/Contact?cc=ca&lang=en, or in French at www-us.computershare.com/Investor/Contact?cc=ca&lang=fr.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is currently composed of seven directors. At the Meeting, you will be asked to elect all seven current directors to serve until the 2018 Annual Meeting of Shareholders of the Company or until their respective successors are duly elected or appointed.

The election of each director nominee may be approved by any one or more shareholders voting “FOR” each such director nominee (i.e., a plurality vote). You may either vote “FOR” or “WITHHOLD” your vote with respect to the election of each director nominee. If you vote “FOR” the election of a nominee, your vote will be cast accordingly. If you select “WITHHOLD” with respect to the election of a nominee, your vote will not be counted as a vote cast for the purposes of electing such nominee but will be considered in the application of the majority voting policy included in our Corporate Governance Guidelines and Board Charter. Pursuant to our majority voting policy, a “WITHHOLD” vote is considered a vote cast for purposes of the election of the director nominee and therefore will be equivalent to a vote against the nominee. Pursuant to the Company’s Corporate Governance Guidelines and Board Charter, each director of the Company must be elected by a majority of the votes cast with respect to his or her election. See “Majority Voting for Directors” on page 21 of this proxy statement.

Proxies will be voted, unless otherwise indicated, for the election of all seven nominees to our Board of Directors. Proxies will be voted in a discretionary manner if any of the seven nominees is unable to serve.

For purposes of this section, references to the “Company” and the words “we,” “our,” “ours,” and “us” refer to Old Waste Connections prior to June 1, 2016, and New Waste Connections on and after June 1, 2016.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS.

Ronald J. Mittelstaedt
CEO & Board Chairman
Waste Connections, Inc.

Age: 53

Texas, U.S.A.

Director Since September 1997(3)

NOT Independent

Board/Committee Membership:
 —   Board
 —   Executive Committee

Board Attendance in 2016: 90%(4)

Common Shares Owned or
Controlled: 202,700	Mr. Mittelstaedt has served as Chief Executive Officer and a director of the Company since its formation in 1997(3), and was elected Board Chairman in January 1998(3). Mr. Mittelstaedt also served as President of the Company from its formation through August 2004(3). Mr. Mittelstaedt has more than 27 years of experience in the solid waste industry. Mr. Mittelstaedt serves as a director of SkyWest, Inc. Mr. Mittelstaedt holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.

We believe that Mr. Mittelstaedt’s qualifications to serve on our Board of Directors include his extensive experience in the solid waste industry, including as our founder, our Chief Executive Officer and a director since the Company was formed in 1997 and our Board Chairman since 1998(3).

(3)	Mr. Mittelstaedt has served as CEO and a director of the Company since completion of the Progressive Waste acquisition on June 1, 2016. Prior to that date, Mr. Mittelstaedt founded Old Waste Connections in 1997, served as CEO and a director of Old Waste Connections since its formation, and was elected Chairman of Old Waste Connections in January 1998. See “Explanatory Note” for further information pertaining to the Progressive Waste acquisition.
(4)	Mr. Mittelstaedt attended three of three board meetings of the Company held from the completion of the Progressive Waste acquisition on June 1, 2016 to December 31, 2016. Mr. Mittelstaedt also attended six of seven board meetings of Old Waste Connections held from January 1, 2016 to May 31, 2016.

Robert H. Davis
Managing Partner/President
Rubber Recovery, Inc.

Age:  74

California, U.S.A.

Director Since June 2001(5)

Independent

Board/Committee Membership:
 —   Board
 —   Nominating and Corporate
      Governance Committee

Board Attendance in 2016: 100%(6)

Common Shares Owned or
Controlled, including
DSUs: 8,866	Mr. Davis has been the Managing Partner/President of Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company, since July 2006. Mr. Davis is the conceptual founder and a member of the external advisory board of the Global Waste Research Institute at California Polytechnic State University, San Luis Obispo (“Cal Poly”). He served as President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries outside the U.S., from November 2007 to 2009. From 2007 to 2010, he was a member of the board of effENERGY LLC, an alternative energy company. Prior to acquiring his ownership interest in Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a Director of GreenMan Technologies, Inc., a publicly-traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc., from 1990 to 1997. With more than 40 years of experience in the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from Cal Poly, has done graduate work at George Washington University in Solid Waste Management, and has engaged in continuing education at Stanford University Law School in Corporate Governance. In 2009, Mr. Davis was honored as Alumni of the Year for the College of Science/Mathematics at Cal Poly. Since 2008, Mr. Davis has served on the Dean’s Executive Advisory Committee for the College of Engineering, and since 2010, he has served on the Dean’s Executive Advisory Committee for the College of Science and Mathematics.

We believe that Mr. Davis’ qualifications to serve on our Board of Directors include his past experience on our Board of Directors(5), his substantial experience in the solid waste and recycling industries, his considerable involvement in sustainability initiatives, his general experience with environmental matters, his government relations experience and his prior experience as a director of another publicly-traded company.

(5)	Mr. Davis has served as a director of the Company since completion of the Progressive Waste acquisition on June 1, 2016. Prior to that date, Mr. Davis served as a director of Old Waste Connections since June 2001. See “Explanatory Note” for further information pertaining to the Progressive Waste acquisition.
(6)	Mr. Davis attended three of three board meetings of the Company held from the completion of the Progressive Waste acquisition on June 1, 2016 to December 31, 2016. Mr. Davis also attended seven of seven board meetings of Old Waste Connections held from January 1, 2016 to May 31, 2016.

Edward E. “Ned” Guillet
Corporate Director/Consultant

Age:  65

California, U.S.A.

Director Since March 2007(7)

Independent

Board/Committee Membership:
 —   Board
 —   Compensation Committee
 —   Nominating and Corporate
      Governance Committee

Board Attendance in 2016: 100%(8)

Common Shares Owned or
Controlled, including
DSUs: 54,085	Mr. Guillet has been an independent human resources consultant since January 2007. From October 2005 until December 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 2001 until September 2005, Mr. Guillet was Senior Vice President and Chief Human Resources Officer and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet has been a Director of CCL Industries Inc., a manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries, since 2008, where he also serves as the Chairman of the Board of Directors’ Human Resources Committee and a member of its Nominating and Governance Committee. Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.

We believe that Mr. Guillet’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors(7), his substantial experience with human resources and personnel development matters, and the positions he has held with other publicly-traded companies (including a publicly-traded company in Canada).

(7)	Mr. Guillet has served as a director of the Company since completion of the Progressive Waste acquisition on June 1, 2016. Prior to that date, Mr. Guillet served as a director of Old Waste Connections since March 2007. See “Explanatory Note” for further information pertaining to the Progressive Waste acquisition.
(8)	Mr. Guillet attended three of three board meetings of the Company held from the completion of the Progressive Waste acquisition on June 1, 2016 to December 31, 2016. Mr. Guillet also attended seven of seven board meetings of Old Waste Connections held from January 1, 2016 to May 31, 2016.

Michael W. Harlan
Chairman & CEO
Principle Energy Services, LLC

Age:  56

Texas, U.S.A.

Director Since May 1998(9)

Independent

Board/Committee Membership:
 —   Board
 —   Audit Committee
 —   Executive Committee
 —   Nominating and Corporate
      Governance Committee

Board Attendance in 2016: 100%(10)

Common Shares Owned or
Controlled, including
DSUs: 30,936	Mr. Harlan is currently Chairman of the Board of Directors and Chief Executive Officer of Principle Energy Services LLC, an oilfield service company, and has been since September 2013. Since September 2011, he has also served as President of Harlan Capital Advisors, LLC, a private consulting firm focused on advising companies on operational matters, strategic planning, mergers and acquisitions, debt and equity investments, and capital raising initiatives. Prior to forming Harlan Capital Advisors, Mr. Harlan held numerous positions at U.S. Concrete, Inc. (NASDAQ: USCR), a publicly-traded producer of concrete, aggregates and related concrete products, including most recently as its President and Chief Executive Officer from May 2007 until August 2011, and as a Director from June 2006 until August 2011. He also serves on the University of Houston Honors College Advisory Board. Prior to founding U.S. Concrete in August 1998, Mr. Harlan held several senior financial positions with publicly-traded companies, including chief financial officer, treasurer and controller. Mr. Harlan began his career with an international public accounting firm. Mr. Harlan is a Certified Public Accountant and graduated magna cum laude from the University of Mississippi with a Bachelor of Accounting degree.

We believe that Mr. Harlan’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors(9), his substantial experience in the solid waste industry, his significant experience in accounting and financial matters, including his extensive experience as a certified public accountant, his substantial experience with growth-oriented companies, and his prior experience as a director of other publicly-traded companies.

(9)	Mr. Harlan has served as a director of the Company since completion of the Progressive Waste acquisition on June 1, 2016. Prior to that date, Mr. Harlan served as a director of Old Waste Connections since May 1998. See “Explanatory Note” for further information pertaining to the Progressive Waste acquisition.
(10)	Mr. Harlan attended three of three board meetings of the Company held from the completion of the Progressive Waste acquisition on June 1, 2016 to December 31, 2016. Mr. Harlan also attended seven of seven board meetings of Old Waste Connections held from January 1, 2016 to May 31, 2016.

Larry S. Hughes
Corporate Director

Age:  65

British Columbia, Canada

Director Since May 2014(11)

Independent

Board/Committee Membership:

 —   Board
 —   Audit Committee
 —   Executive Committee

Board Attendance in 2016: 100%(12)

Common Shares Owned or
Controlled, including
DSUs: 9,352	Mr. Hughes is the Corporate Secretary of West Fraser Timber Co. Ltd., an integrated wood products company headquartered in British Columbia, Canada, whose shares are publicly-traded on the TSX. On March 31, 2017, he retired as the Vice-President, Finance and Chief Financial Officer of West Fraser after five and a half years in those positions. During his nine and a half years with West Fraser, his responsibilities included financial matters, strategic planning and initiatives, investor relations, legal compliance and continuous disclosure compliance, pension matters and environmental oversight. Mr. Hughes has announced his retirement as Secretary of West Fraser effective June 30, 2017. Mr. Hughes also served as a Director of Progressive Waste Solutions Ltd. from May 2014 until May 2016(11). Prior to joining West Fraser, Mr. Hughes had a distinguished 27-year career as a business lawyer with Lang Michener LLP (now McMillan LLP) specializing in mergers and acquisitions, corporate governance and forestry law.

We believe that Mr. Hughes’ qualifications to serve on our Board of Directors include his past experience on our Board of Directors(11), his significant experience in corporate financial, governance and legal matters, his experience with companies having operations in both the U.S. and Canada, and his experience as an officer of another publicly-traded company in Canada.

(11)	Mr. Hughes has served as a director of the Company since completion of the Progressive Waste acquisition on June 1, 2016. Prior to that date, Mr. Hughes served as a director of Progressive Waste since May 2014. See “Explanatory Note” for further information pertaining to the Progressive Waste acquisition.
(12)	Mr. Hughes attended three of three board meetings of the Company held from the completion of the Progressive Waste acquisition on June 1, 2016 to December 31, 2016. Mr. Hughes also attended four of four board meetings of Progressive Waste held from January 1, 2016 to May 31, 2016.

Susan “Sue” Lee
Corporate Director

Age:  65

Alberta, Canada

Director Since May 2014(13)

Independent

Board/Committee Membership:
 —   Board
 —   Compensation Committee

Board Attendance in 2016: 100%(14)

Common Shares Owned or
Controlled, including
DSUs: 5,621	Ms. Lee has been a corporate director since May 2014. She retired from Suncor Energy Inc. in April 2012, where she last served as Senior Vice-President, Human Resources and Communications. During her 16 years with Suncor, her responsibilities included executive compensation and succession planning, governance, merger strategy and integration, and stakeholder and government relations. Prior to joining Suncor, Ms. Lee had a 14-year career in human resources at TransAlta Corp. Ms. Lee has been a Director of Empire Company Limited, a food retailing business, since 2014, where she also serves as a member of the Board of Directors’ Human Resources Committee. Ms. Lee has been a Director of Bonavista Energy Corporation, an oil and natural gas producer, since 2013, where she also serves as the Chair of the Board of Directors’ Compensation Committee and a member of its Governance and Nominating and Committee. Ms. Lee served as a Director of Progressive Waste Solutions Ltd. from May 2014 until May 2016(13). She has also served on a number of prominent boards in Canada, such as the Suncor Energy Foundation, Holcim Canada, Altalink, the University of Calgary Board of Governors and the Women’s Executive Network Top 100 Women Advisory Board. In 2007, Ms. Lee was an inaugural inductee into the Hall of Fame for Canada’s Top 100 Most Powerful Women.

We believe that Ms. Lee’s qualifications to serve on our Board of Directors include her past experience on our Board of Directors(13), her substantial experience with human resources and talent management and development matters, her substantial experience in the energy industry, the positions she has held with other publicly-traded companies in Canada and her experience as a director of other publicly-traded companies in Canada.

(13)	Ms. Lee has served as a director of the Company since completion of the Progressive Waste acquisition on June 1, 2016. Prior to that date, Ms. Lee served as a director of Progressive Waste since May 2014. See “Explanatory Note” for further information pertaining to the Progressive Waste acquisition.
(14)	Ms. Lee attended three of three board meetings of the Company held from the completion of the Progressive Waste acquisition on June 1, 2016 to December 31, 2016. Ms. Lee also attended four of four board meetings of Progressive Waste held from January 1, 2016 to May 31, 2016.

William J. Razzouk
Corporate Director

Age:  69

Florida, U.S.A.

Director Since January 1998(15)

Independent

Board/Committee Membership:
 —   Board
 —   Audit Committee
 —   Compensation

Committee Board Attendance in
2016: 100%(16)

Common Shares Owned or
Controlled, including
DSUs: 12,240	Mr. Razzouk has been Chairman and a Director of Newgistics, Inc., a provider of intelligent order delivery and returns management solutions for direct retailers and technology companies, since March 2005. From March 2005 to December 2015, Mr. Razzouk also served as the President and Chief Executive Officer of Newgistics, Inc. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee focused on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a Director of Storage USA, Inc., a then publicly-traded (now private) real estate investment trust that owned and operated more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide P&L responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a Director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia. We believe that Mr. Razzouk’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors(15), his significant experience in corporate financial matters, his experience in the solid waste industry, his substantial experience with growth-oriented companies, and his prior experience as a director of other publicly-traded companies.

(15)	Mr. Razzouk has served as a director of the Company since completion of the Progressive Waste acquisition on June 1, 2016. Prior to that date, Mr. Razzouk served as a director of Old Waste Connections since January 1998. See “Explanatory Note” for further information pertaining to the Progressive Waste acquisition.
(16)	Mr. Razzouk attended three of three board meetings of the Company held from the completion of the Progressive Waste acquisition on June 1, 2016 to December 31, 2016. Mr. Razzouk also attended seven of seven board meetings of Old Waste Connections held from January 1, 2016 to May 31, 2016.

Public Company Board Memberships

Under the terms of our Corporate Governance Guidelines and Board Charter, directors who also serve as chief executive officers or in equivalent positions at any company should not serve on more than two boards of public companies in addition to our Board of Directors, and other directors should not serve on more than four other boards of public companies in addition to our Board of Directors.

Additionally, our Audit Committee Charter specifies that directors may not simultaneously serve on the audit committees of more than two other public companies unless our Board of Directors first determines such service will not impair the ability of the director to serve effectively on our Audit Committee.

The table below sets forth the other reporting issuers for which the Company’s directors serve as directors and the stock exchange on which such issuers are listed.

Nominee	Public Company	Exchange
Ronald J. Mittelstaedt	SkyWest, Inc.	NASDAQ
Edward E. “Ned” Guillet	CCL Industries Inc.	TSX
Susan “Sue” Lee	Bonavista Energy Corporation	TSX
	Empire Company Limited	TSX

Bankruptcies and Insolvencies

Except as disclosed below, as of the date of this proxy statement, no director nominee is, or within the ten years prior to the date of this proxy statement, was: (a) a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or has become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Michael Harlan, a director of the Company, served as President and Chief Executive Officer of U.S. Concrete, Inc. (NASDAQ: USCR), a publicly-traded producer of concrete, aggregates and related concrete products to all segments of the construction industry, from May 2007 until August 2011. From April 2003 until May 2007, Mr. Harlan served as Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc. He also served as Chief Financial Officer of U.S. Concrete, Inc. from May 1999 until November 2004 after founding U.S. Concrete, Inc. in August 1998. Mr. Harlan served as a Director of U.S. Concrete, Inc. from June 2006 until August 2011. On April 29, 2010, U.S. Concrete, Inc. and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware for relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Chapter 11 cases were jointly administered under the caption In re U.S. Concrete, Inc., et al., Case No. 10-11407. On July 29, 2010, the United States Bankruptcy Court for the District of Delaware entered an order confirming the Joint Plan of Reorganization of U.S. Concrete, Inc. and its applicable subsidiaries and, after consummating the restructuring transactions contemplated by such plan, U.S. Concrete, Inc. emerged from Chapter 11 of Title 11 of the United States Code on August 31, 2010.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance Guidelines and Board Charter, Committee Charters and Code of Conduct and Ethics

As part of our ongoing commitment to good corporate governance, we have adopted, among other measures, Corporate Governance Guidelines and Board Charter and charters for the Committees of the Board of Directors to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of the Company as a whole and to ensure a common set of expectations concerning how our Board of Directors, its Committees and management should perform their respective functions.

We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. The Nominating and Corporate Governance Committee is responsible for ensuring the Company implements good corporate governance practices, including compliance with the Code of Conduct and Ethics. Directors who have, or may be reasonably perceived to have, a personal or related party interest in a transaction or agreement being contemplated by the Company are required to declare such interest at any meeting at which the matter is being considered and, when appropriate, will leave the meeting during discussion and abstain from voting on such matter.

Copies of our Corporate Governance Guidelines and Board Charter and our Code of Conduct and Ethics are available on our website at http://wasteconnections.investorroom.com. A copy of the Corporate Governance Guidelines and Board Charter is included as Appendix A to this proxy statement, and a copy of the Corporate Governance Guidelines and Board Charter and our Code of Conduct and Ethics may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., at our principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

Committees of the Board of Directors

Our Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Except for the Executive Committee, the committees are composed entirely of independent, non-employee directors.

Executive Committee.  The Executive Committee, whose committee chairman is Mr. Mittelstaedt and whose other current members are Messrs. Harlan and Hughes, is authorized to exercise, subject to limitations under applicable law, all of the powers and authority of the Board of Directors in managing our business and affairs, including approval, between meetings of the Board of Directors, of all divestitures by the Company in excess of $25.0 million and all acquisitions by the Company for cash or other non-equity consideration in excess of $25.0 million.

Audit Committee.  The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Hughes and Razzouk, advises our Board of Directors and management with respect to, among other matters, internal controls, financial systems and procedures, accounting policies and other significant aspects of the Company’s financial management. Pursuant to its charter, the Audit Committee selects the Company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of NYSE listing standards and applicable Canadian securities laws. The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined under the SEC rules. The committee’s duties are discussed below under “Audit Committee Report.”

Compensation Committee.  The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Ms. Lee and Mr. Guillet, is responsible for, among other matters, establishing our executive officer compensation policies and administering such policies. Pursuant to its charter, the Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to, any officer or other employee; and approves the grant of restricted shares units, options, warrants and other forms of equity incentives to officers, employees, agents and consultants. The Compensation Committee also makes recommendations to the Board of Directors concerning cash and equity-based compensation and benefits for non-management directors. See “Executive Compensation — Compensation Discussion and Analysis” for more information regarding compensation and the Compensation Committee.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, whose chairman is Mr. Guillet and whose other current members are Messrs. Davis and Harlan, is responsible for, among other matters, recommending director nominees to the Board of Directors, overseeing an annual self-evaluation process to assess the effectiveness of the Board of Directors and its committees, and developing and implementing corporate governance principles. See “Board Renewal; Board Performance Evaluation” for more information regarding the committee’s annual self-evaluation process.

Current copies of the Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter, each of which our Board of Directors has adopted, are available on our website at http://wasteconnections.investorroom.com/board-committees. A copy of each charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., at our principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

Board and Committee Meeting Attendance.

New Waste Connections.  The Board of Directors held three meetings during the period from June 1, 2016 to December 31, 2016, two of which were regularly scheduled. None of the three meetings were held telephonically. The Executive Committee of New Waste Connections did not meet during the period from June 1, 2016 to December 31, 2016. The Audit Committee met three times during the period from June 1, 2016 to December 31, 2016. The Compensation Committee met three times during the period from June 1, 2016 to December 31, 2016. The Nominating and Corporate Governance Committee met three times during the period from June 1, 2016 to December 31, 2016. Each director of New Waste Connections attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during the period from June 1, 2016 to December 31, 2016. The attendance record of each director of New Waste Connections for all Board of Directors and Committee meetings held during the period from June 1, 2016, to December 31, 2016, is set out below:

Name	Board	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ronald J. Mittelstaedt	3/3	0/0	N/A	N/A	N/A
Robert H. Davis	3/3	N/A	N/A	N/A	3/3
Edward E. “Ned” Guillet	3/3	N/A	N/A	3/3	3/3
Michael W. Harlan	3/3	0/0	3/3	N/A	3/3
Larry S. Hughes	3/3	0/0	3/3	N/A	N/A
Susan “Sue” Lee	3/3	N/A	N/A	3/3	N/A
William J. Razzouk	3/3	N/A	3/3	3/3	N/A

Old Waste Connections.  Old Waste Connections’ board of directors held seven meetings during the period from January 1, 2016 to May 31, 2016, two of which were regularly scheduled. Five of the seven meetings were held telephonically. Old Waste Connections’ executive committee did not meet during the period from January 1, 2016 to May 31, 2016. Old Waste Connections’ audit committee met two times during the period from January 1, 2016 to May 31, 2016. Old Waste Connections’ compensation committee met six times during the period from January 1, 2016 to May 31, 2016. Old Waste Connections’ nominating and corporate governance committee met two times during the period from January 1, 2016 to May 31, 2016. Each director of Old Waste Connections attended at least 75% of the meetings of Old Waste Connections’ board of directors and the committees on which he served during the period from January 1, 2016 to May 31, 2016. Old Waste Connections’ policy on director attendance at meetings of stockholders was that directors were invited but not required to attend. Mr. Mittelstaedt, the board chairman of Old Waste Connections, attended the special meeting of stockholders of Old Waste Connections that was held on May 26, 2016. The attendance record of each director of Old Waste Connections for all board of directors and committee meetings thereof held during the period from January 1, 2016, to May 31, 2016, is set out below:

Name	Board	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ronald J. Mittelstaedt	6/7	0/0	N/A	N/A	N/A
Robert H. Davis	7/7	N/A	2/2	N/A	2/2
Edward E. “Ned” Guillet	7/7	N/A	N/A	5/6	2/2
Michael W. Harlan	7/7	0/0	2/2	6/6	N/A
William J. Razzouk	7/7	0/0	2/2	6/6	2/2

Progressive Waste.  Progressive Waste’s board of directors held four meetings during the period from January 1, 2016 to May 31, 2016, one of which was regularly scheduled. Three of the four meetings were held telephonically. Progressive Waste’s Environmental and Health Committee met one time during the period from January 1, 2016 to May 31, 2016. Progressive Waste’s audit committee met two times during the period from January 1, 2016 to May 31, 2016. Progressive Waste’s compensation committee met one time during the period from January 1, 2016 to May 31, 2016. Progressive Waste’s governance and nominating committee met one time during the period from January 1, 2016 to May 31, 2016. Progressive Waste’s special committee met six times during the period from January 1, 2016 to May 31, 2016. Each director attended at least 75% of the meetings of the board of directors of Progressive Waste and the board’s committees on which he or she served during the period from January 1, 2016 to May 31, 2016. All former directors of Progressive Waste attended Progressive Waste’s annual and special meeting of shareholders that was held on May 26, 2016. The attendance record of each director of Progressive Waste for all board of directors and Committee meetings held during the period from January 1, 2016 to May 31, 2016 is set out below:

Name	Board	Environmental and Health Committee	Audit Committee	Compensation Committee	Governance and Nominating Committee	Special Committee
John T. Dillon	4/4	1/1	2/2	1/1	1/1	6/6
James J. Forese	4/4	1/1	2/2	1/1	1/1	6/6
Larry S. Hughes	4/4	1/1	2/2	1/1	1/1	N/A
Jeffrey L. Keefer	4/4	1/1	2/2	1/1	1/1	N/A
Douglas W. Knight	4/4	1/1	2/2	1/1	1/1	N/A
Daniel R. Milliard	4/4	1/1	2/2	1/1	1/1	6/6
Susan “Sue” Lee	4/4	1/1	2/2	1/1	1/1	N/A

The Board of Directors’ Role in Oversight of Risk

The Board of Directors and its committees have an active role in overseeing management of the Company’s risks. The Board of Directors regularly reviews information from members of senior management regarding the Company’s financial performance, balance sheet, credit profile and liquidity, as well as the risks associated with each. The Audit Committee receives reports from members of senior and regional management on areas of material risk to the Company, including market-specific, operational, legal, information technology, regulatory and strategic risks. The Audit Committee also oversees management of financial, financial reporting and internal controls risk. The Compensation Committee assesses and monitors risks relating to the Company’s executive officer compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board of Directors and potential conflicts of interest.

Director Independence; Lead Independent Director

The Board of Directors has determined that each of Ms. Lee and Messrs. Davis, Guillet, Harlan, Hughes and Razzouk is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines and Board Charter, a copy of which is attached as Appendix A. Ronald J. Mittelstaedt is not “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines and Board Charter because he is the CEO of the Company.

The Board of Directors selects its chairman and the Company’s CEO in any way it considers to be in the best interest of the Company. The Board has determined that the Company is best served by having Ronald J. Mittelstaedt, the Company’s founder and current CEO, also serve as Board Chairman. Mr. Mittelstaedt has held the positions of Board Chairman and CEO since January 1998.(17)

In the event that Mr. Mittelstaedt no longer serves as both Board Chairman and CEO, our Corporate Governance Guidelines and Board Charter provides that the positions of Board Chairman and CEO be held by separate persons and that in such instance the position of Board Chairman be held by an individual that is “independent” under applicable securities laws.

Our Corporate Governance Guidelines and Board Charter requires that at each regularly scheduled meeting of the Board of Directors, the non-management directors meet separately, without management present, in executive sessions. The non-management directors may also meet without management present at other times as determined by the lead independent director. Furthermore, when the Board Chairman is an affiliated director or a member of the Company’s management, or when the independent directors determine that it is in the best interests of the Company, the independent directors will appoint from among themselves a lead independent director (the “lead independent director”). The Board of Directors has designated the chairman of the Audit Committee, currently Mr. Harlan, as the lead independent director. In addition to his other duties as a director and member of committees, the lead independent director will:

•	preside at all meetings of the Board of Directors at which the Board Chairman is not present;
•	preside over each meeting of non-management directors;
•	have the authority to call meetings of non-management directors;
•	help facilitate communication between the Board Chairman/CEO and the non-management directors;
•	advise with respect to the Board of Director’s agenda;
•	ensure that the Board of Directors is able to function independently of management;
•	serve as the leader of the Board of Directors on matters of corporate governance;
•	if requested by major shareholders, ensure his or her availability for direct communication;
•	ensure that all directors have an independent contact on matters of concern to them and ensure that the Board of Directors successfully discharges its fiduciary duties;
•	provide guidance on, and monitor, the independence of each director to ensure the independence of the Board of Directors;
•	provide leadership to the Board of Directors if circumstances arise in which the joint role of the Board Chairman and CEO may be, or may be perceived to be, in conflict;
•	ensure that functions delegated to committees of the Board of Directors are carried out as represented and results are reported to the Board of Directors;
•	work with the Board Chairman and CEO, including helping to review strategies, define issues, maintain accountability and build relationships;
•	in conjunction with the Nominating and Corporate Governance Committee, facilitate the review and assessment of individual director attendance and performance and the size, composition and overall performance of the Board of Directors and its committees;

(17)	Mr. Mittelstaedt has served as Board Chairman and CEO of the Company since completion of the Progressive Waste acquisition on June 1, 2016. Prior to that date, Mr. Mittelstaedt founded Old Waste Connections in 1997, served as CEO and a director of Old Waste Connections since its formation, and was elected Chairman of Old Waste Connections in January 1998. See “Explanatory Note” for further information pertaining to the Progressive Waste acquisition.

•	in collaboration with the Board Chairman and the corporate secretary ensure that information requested by individual directors, the entire Board of Directors or committees of the Board of Directors is provided and meets their needs; and
•	together with the Board Chairman, ensure the directors are knowledgeable about their obligations to the Company and its securityholders, management and other stakeholders, and pursuant to applicable law.

If the Board Chairman is an independent director, then the duties for the lead independent director described above shall be part of the duties of the Board Chairman. As set forth in our Corporate Governance Guidelines and Board Charter, a majority of the members of our Board of Directors must be independent. For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of (i) Section 1.4 of National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators and (ii) the Section 303A.02 of the Listed Company Manual of the NYSE, in each case as such laws or rules, as applicable, may be amended or replaced. In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the Company, provided that the direct or indirect ownership of any amount of the Company’s shares will not be deemed to constitute a material relationship No director who is a former employee of the Company, is a former employee or affiliate of any current auditor of the Company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the Company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

The Board of Directors reviews all relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence. A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our shares is not deemed to constitute a material relationship. The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of the Company (a) is also an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than the greater of $1 million or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts. The Board of Directors reviews annually whether its members satisfy these applicable independence tests before any member stands for re-election to the Board of Directors.

In October 2008, Mr. Davis, after informing Old Waste Connections’ board of directors, joined the external advisory board of the Global Waste Research Institute, or the GWRI. The GWRI, of which Mr. Davis is a conceptual founder, was developed in conjunction with California Polytechnic State University, San Luis Obispo. The GWRI’s mission is to advance state-of-the-art research and development of sustainable technologies and practices to more effectively manage existing and emerging wastes and byproducts. Also in October 2008, Old Waste Connections agreed to make gifts to the GWRI totaling up to $1,000,000 over nine years ($100,000 of which was paid in 2016), subject to certain conditions. Based on information provided to the Old Waste Connections board of directors by Mr. Davis, these gifts initially constituted more than one percent of the total annual receipts of GWRI, which caused the relationship to fall outside the criteria of the independence tests set forth above and required the Old Waste Connections board of directors to review and decide whether to approve Mr. Davis’ involvement with the GWRI. After a review of the relevant facts and the mission of the GWRI, the Old Waste Connections board of directors determined that Mr. Davis’ participation in the GWRI as a member of its external advisory board coupled with Old Waste Connections’ contributions to the GWRI would not be a material relationship that would impair Mr. Davis’ independence as a director of Old Waste Connections. Old Waste Connections has continued its commitment to GWRI following completion of the Progressive Waste acquisition and the New Waste Connections Board of Directors has determined that Mr. Davis is an independent director of New Waste Connections.

Independence of Committee Members

In addition to the general requirements for the independent members of our Board of Directors described above, members of the Audit Committee and the Compensation Committee must also satisfy the additional independence requirements of the NYSE and applicable securities laws. These rules and laws, among other things, prohibit a member of the Audit Committee or the Compensation Committee, other than in his or her capacity as a member of such committee, the Board of Directors or any other committee of the Board of Directors, from receiving any compensatory fees from or being an affiliated person of the Company or any of its subsidiaries. As a matter of policy, the Board of Directors also applies this additional requirement to members of the Nominating and Corporate Governance Committee.

Board Renewal; Board and Committee Performance Evaluation

The Company does not limit the time a director can serve on the Board of Directors. While director term limits could potentially assist the Board of Directors in gaining fresh perspectives and meeting diversity objectives, imposing director term limits means that the Board of Directors may lose the contributions of longer serving directors who have developed a deeper knowledge and understanding of our business and have a demonstrated track record for guiding the Company through a long-term period of shareholder value creation.

The Board of Directors is of the view that there are a number of mechanisms of ensuring renewal of the Board of Directors without implementing director term limits, including the use of performance evaluations of the Board of Directors, mandatory retirement policies for directors, the identification of skills needed on the Board of Directors and succession planning. The Board of Directors has adopted a director retirement policy that provides that no director who is over the age of 75 at the expiration of his or her current term may be nominated to a new term. However, the Nominating and Corporate Governance Committee may determine that it would be in the best interests of the Company to ask a director to remain on the Board of Directors for an additional period of time beyond age 75, or to stand for re-election even if such director is over the age of 75.

The Board of Directors and each Committee perform an annual performance self-evaluation to assess, at a minimum, the effectiveness and adequacy of the meetings of the Board of Directors and its Committees, the adequacy and timeliness of information provided to the Board of Directors by the Company’s management, the diversity of experience of individual directors and the contributions of each director. The evaluation process is overseen by the Nominating and Corporate Governance Committee and includes questionnaires completed by each director that take into account observations from previous assessments, current topics, and other input from the Board of Directors. A complete set of responses is then reviewed by each committee and the Board of Directors. Based on feedback from the 2016 evaluation, the directors concluded that the Board of Directors and its committees functioned well together, and that the members of our Board of Directors were satisfied with the overall performance of the Board of Directors and its committees.

Our Director Nomination Process

Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the best interests of the Company and should be committed to serving on the Board of Directors for an extended period of time. They must have an objective perspective, practical wisdom, mature judgment and expertise, skills and knowledge useful to the oversight of our business. Our goal is a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities, while encouraging a diversity of backgrounds, including with respect to gender, among the members of our Board of Directors. We have not adopted a target regarding the number of women on our Board of Directors because we believe that a less formulaic approach to board composition, together with a rigorous search for qualified candidates based on the above qualifications and criteria, will best serve our needs. Our Board of Directors believes it is paramount to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as circumstances dictate and the needs of the Company evolve. In identifying suitable candidates for nomination to the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates on merit using objective criteria and with due regard for the benefits of diversity on the Board of Directors, including the level of representation of women on the Board of Directors. The Board of Directors currently consists of seven directors, of which, one director is a woman, representing approximately 14.3% of the Board of Directors.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following: (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines and Board Charter; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and shareholders. The Nominating and Corporate Governance Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the committee. Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually. The Nominating and Corporate Governance Committee may also ask the candidate to meet with members of our management. If the Nominating and Corporate Governance Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board. Before nominating a sitting director for re-election at an annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider the director’s past performance and contribution to the Board of Directors.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by shareholders as nominees for the Board of Directors. In addition, any of our shareholders may nominate one or more persons for election as a director of the Company at any meeting of shareholders called for the purpose of electing directors if the shareholder complies with the notice, information and consent provisions contained in our Bylaw No. 1. Pursuant to our Bylaws, to be considered for inclusion in our proxy materials, notice of a shareholder’s nomination of a person for election to the Board of Directors (the “Notice”) must be received by the Secretary of the Company in writing at the address listed on the first page of this proxy statement for the Meeting not later than the close of business on the 30th day before the date of the annual meeting of shareholders; except that, if the first public announcement made by the Company of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days prior to the date of the annual meeting of shareholders, notice by the shareholder may be given not later than the close of business on the 10th day following the Notice Date. In the case of a special meeting that is not also an annual meeting, the notice must be given not later than the 15th day following the applicable Notice Date. The notice must contain and be accompanied by certain information as specified in our Bylaws and set forth below, including information about the shareholder providing the notice and the proposed nominee(s) (the “Proposed Nominee”).

Shareholders making nominations must provide, among other things, information regarding each such shareholder’s: (i) name, business and residential address; (ii) number of securities of the Company beneficially owned, or controlled or directed, directly or indirectly, by the shareholder or any other person with whom the shareholder is acting jointly or in concert with respect to the Company or any of its securities as of the record date for the meeting and the date of the proxy notice; (iii) their interests in, or rights or obligations associated with, any agreements, arrangements or understandings, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of the Company or the person’s economic exposure to the Company; (iv) full particulars of any proxy, contract, relationship, arrangement, agreement or understanding pursuant to which such person, or any of their affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Company or the nomination of directors to the Board of Directors; and (v) any other information that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to applicable law.

Additionally, shareholders nominating director candidates are required to disclose, among other things: (i) the name, age, business and residential address of the Proposed Nominee; (ii) the principal occupation, business or employment of the Proposed Nominee, both presently and within the past five years; (iii) whether the Proposed Nominee is a resident Canadian; (iv) the number of securities of each class of securities of the Company or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the Record Date and the date of the proxy notice; (v) full particulars of any relationship, agreement, arrangement or understanding, including financial, compensation and indemnity related relationships, agreements, arrangements or understandings, between the Proposed Nominee and the shareholder, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the shareholder, in connection with the Proposed Nominee’s nomination and election as a director of the Company; and (vi) any other information that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to applicable law. Such information must be promptly updated and supplemented so as to be accurate as of the Record Date.

We recommend that any shareholder wishing to nominate a director at an annual meeting of shareholders review a copy of our Bylaws.

Majority Voting for Directors

Our Corporate Governance Guidelines and Board Charter provides, in uncontested director elections, for our directors to be elected by the affirmative vote of a majority of the votes cast with respect to his or her election at a meeting of shareholders and each incumbent director who receives more “WITHHOLD” votes than votes “FOR” in respect of his or her election must resign from the Board of Directors. Upon receipt of such a tendered resignation, the Nominating and Corporate Governance Committee or the Board of Directors or another independent committee of the Board of Directors will make a determination as to whether to recommend that the Board of Directors accept or reject such resignation. The applicable committee is expected to recommend that the Board of Directors accept the resignation absent exceptional circumstances. The director who is the subject of such determination is not permitted to participate in the deliberations or decisions of the deciding committee.

The Company must promptly publicly disclose the decision(s) of the Board of Directors by a press release and a filing with the SEC and the applicable securities commissions or similar regulatory authorities in Canada. If the director’s tendered resignation is not accepted by the deciding committee or the director does not submit his or her resignation to the Board of Directors, such director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the deciding committee, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy.

Director Orientation and Continuing Education

The Company provides access to appropriate orientation programs, sessions or materials for new members of the Board of Directors for their benefit either prior to or within a reasonable period of time after their nomination or election to the Board of Directors, which include written materials and presentations by senior management regarding the directors’ legal and ethical responsibilities; our strategic plans, principal operating risks and financial statements; the material factors that affect our performance; the operation, significance and effects of incentive compensation programs and related party transactions; and other key policies and practices. Continuing education is provided through a number of opportunities, including visits to our operating locations, strategic and financial presentations by members of senior and regional management, and periodic presentations by outside experts on topics of interest. Directors are also encouraged, but not required, to participate in outside continuing education programs.

Communications with the Board; Shareholder Outreach

Shareholders and other interested parties may communicate with the Board of Directors generally, with the non-employee directors as a group or with a specific director at any time by writing to the Board of Directors, the non-employee directors or a specific director, care of the Secretary, at our principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. The Secretary will forward all communications to the Board of Directors, the non-employee directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Shareholders and other interested parties are requested to provide their contact information and to state the number of Common Shares that they beneficially own in their communications to the Board of Directors. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, shareholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of shareholder interest and that are appropriate for consideration by the Board of Directors.

We believe that our relationship with and accountability to shareholders are critical to our success. Engaging with our shareholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our shareholder and investor outreach includes investor road shows, analyst meetings and investor conferences. We also communicate with shareholders and other interested parties through various media, including our annual and quarterly reports, proxy statement and other SEC and Canadian securities filings, press releases and our website. Our conference calls for quarterly earnings releases and major corporate developments are open to all. These calls are available in real time and are also archived as webcasts on our website. Our CEO and Board Chairman, President, Chief Financial Officer, Vice President-Finance and other senior management also regularly meet with investors to discuss our strategy, financial and business performance and to update investors on key developments.

Position Descriptions

Written position descriptions for the Board Chairman, the lead independent director and the Committee chairs, as well as a position description for the CEO of the Company, have been approved by the Board of Directors.

Executive Officer Diversity

We do not have a formal policy which specifies targets regarding the representation of women in executive officer positions. While we believe that diversity — including gender diversity — is an important consideration in determining the makeup of our executive team, and we consider the level of representation of women in our executive team when making executive officer appointments, it is only one of a number of factors (which include leadership capabilities, mature judgment, merit, talent, experience, expertise and strategic/innovative thinking) that are considered in selecting the best candidates for executive positions. We currently have three women in senior leadership roles, or 14.3% of our total senior leaders (which includes executive officers, as defined under applicable Canadian securities laws, and our Vice Presidents). None of our current executive officers, as defined under applicable Canadian securities laws, are women.

Compensation Committee Interlocks and Insider Participation

In 2016, the Compensation Committee consisted of Ms. Lee and Messrs. Razzouk and Guillet.(18) None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee. In addition, there are no other such potential Compensation Committee interlocks.

(18)	Ms. Lee and Messrs. Razzouk and Guillet have served on the Compensation Committee since completion of the Progressive Waste acquisition on June 1, 2016.

Director Compensation

All of our non-employee directors are paid an annual cash retainer and receive deferred share units, or DSUs. A supplemental annual cash retainer is also paid to committee chairs. Directors who are officers or employees of the Company do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

In connection with our acquisition of Progressive Waste, the compensation committee of Old Waste Connections retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to conduct a review of competitive market practices for board of director compensation using the same peer group as Old Waste Connections’ compensation committee used to benchmark Old Waste Connections’ NEO compensation. Following such review, the Compensation Committee found it appropriate to establish a new compensation structure for non-employee directors. The new compensation structure reflects the increased responsibilities and expectations of the members of our Board of Directors given the expanded scope of our business following the Progressive Waste acquisition.

The principal features of the compensation received by our non-employee directors for fiscal year 2016 are described below.

Type of Fee	Progressive Waste Prior to June 1, 2016	Old Waste Connections Prior to June 1, 2016	New Waste Connections on and After June 1, 2016
Annual Cash Retainer	CAD $95,000	$75,000	$100,000
Chairman of the Board Cash Retainer	CAD $100,000	—	—
Special Committee Member Cash Retainer	CAD $5,000	N/A	N/A
Special Committee Member Per Meeting Cash Payment	CAD $1,500	N/A	N/A
Committee Chair Cash Retainers:
Audit	CAD $7,500	$15,000	$25,000
Compensation	CAD $7,500	$10,000	$25,000
Environmental and Health	CAD $7,500	N/A	N/A
Nominating & Corporate Governance	CAD $7,500	$5,000	$15,000
Committee Chair RSU Retainers:
Audit	CAD $7,500	—	—
Compensation	CAD $7,500	—	—
Environmental and Health	CAD $7,500	N/A	N/A
Nominating & Corporate Governance	CAD $7,500	—	—
DSU/RSU Grant Retainer	CAD $95,000	$150,000	CAD $210,000

Directors may choose to receive up to CAD$150,000 of their DSU grant in restricted share units, or RSUs, that are settled in Common Shares purchased on the open market. RSUs received in lieu of DSUs vest in two equal installments on the grant date and the first anniversary of the grant date. Prior to the acquisition of Progressive Waste, stock awards to directors of Old Waste Connections were in the form of restricted stock units.

The following table provides compensation information for the year ended December 31, 2016, for each current and former non-employee member of our Board of Directors. Directors who are officers or employees of the Company do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees. Due to the timing of the completion of the Progressive Waste acquisition, applicable securities laws require us to include the historical information about the compensation of the former directors of Progressive Waste in the tables below.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(1)(2)	All Other Compensation ($)(1)(3)	Total ($)(1)	Total Without Excise Tax Gross-up ($)(1)
Current Directors
Robert H. Davis	89,289	150,013	42,748	282,050	239,302
Edward E. “Ned” Guillet	100,078	150,013	42,748	292,839	250,091
Michael W. Harlan	110,049	150,013	29,541	289,602	260,061
Larry S. Hughes	120,864	54,793	—	175,657	175,657
Susan “Sue” Lee	120,864	36,982	—	157,846	157,846
William J. Razzouk	137,965	150,013	29,541	317,519	287,978

Former Directors of Progressive Waste(4)
John T. Dillon	272,371	19,725	—	292,096	292,096
James J. Forese	304,899	27,896	—	332,795	332,795
Jeffrey L. Keefer	78,416	19,725	—	98,141	98,141
Douglas W. Knight	76,487	19,151	—	95,638	95,638
Daniel R. Milliard	275,253	19,151	—	294,404	294,404

(1)	For the period from January 1, 2016, to May 31, 2016, Ms. Lee and Messrs. Hughes, Dillon, Forese, Keefer, Knight and Milliard received their compensation in Canadian funds. From June 1, 2016, to December 31, 2016, Ms. Lee and Mr. Hughes received their compensation in Canadian funds. For purposes of this presentation, Canadian dollar amounts have been converted to U.S. dollars based on the Bank of Canada average rate of exchange for the periods from January 1, 2016 to May 31, 2016 CAD$1.00 = US$0.75; and from June 1, 2016, to December 31, 2016, CAD$1.00 = US$0.76.
(2)	In February 2016, Messrs. Davis, Guillet, Harlan and Razzouk received from Old Waste Connections an annual grant of 2,590 RSUs with a grant date fair value of $150,013, as shown in the “Share Awards” column. The RSUs granted by Old Waste Connections in February 2016 were granted under Old Waste Connections’ 2014 Incentive Award Plan which was assumed by New Waste Connections on June 1, 2016. In March 2016, Progressive Waste made grants of DSUs to its non-employee directors. The number of DSUs granted and the grant date fair value of those grants are set forth following each such director’s name (dollar amounts are included in the “Share Awards” column): Dillon (309 DSUs valued at $19,725); Forese (437 DSUs valued at $27,896); Hughes (557 DSUs valued at $35,557); Keefer (309 DSUs valued at $19,725); Knight (300 DSUs valued at $19,151); Lee (278 DSUs valued at $17,746); Milliard (300 DSUs valued at $19,151). In July 2016, Ms. Lee and Mr. Hughes received from the Company a one-time grant of 262 DSUs with a grant date fair value of $19,236, which dollar amounts are included in the “Share Awards” column. Amounts shown do not reflect compensation actually received by the director. Instead, the amount shown for each non-employee director is the grant date fair value of the 2016 awards computed in accordance with generally accepted accounting principles in the U.S., excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the valuation of share awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC and the securities commissions or similar regulatory authorities in Canada on February 27, 2017.

The table below shows the aggregate numbers of unvested share awards (in the form of RSUs and DSUs) outstanding for each non-employee director as of December 31, 2016.

Name	Aggregate Restricted Share Unit Awards Outstanding as of December 31, 2016 (#)	Aggregate Deferred Share Unit Awards Outstanding as of December 31, 2016 (#)
Current Directors
Robert H. Davis	1,295	—
Edward E. “Ned” Guillet	1,295	—
Michael W. Harlan	1,295	—
Larry S. Hughes	—	3,594
Susan “Sue” Lee	—	2,017
William J. Razzouk	1,295	—

Former Directors of Progressive Waste
John T. Dillon	—	7,752
James J. Forese	—	10,342
Jeffrey L. Keefer	—	—
Douglas W. Knight	—	11,131
Daniel R. Milliard	—	11,128
(3)	In connection with the Progressive Waste acquisition, Old Waste Connections’ non-employee directors were subject to the same excise tax as its NEOs, as described in the section “Compensation Discussion and Analysis — Reimbursement of Progressive Waste acquisition Related Excise Tax.” The amounts in this column represent estimated cost to Old Waste Connections of providing a gross-up payment with respect to that excise tax, which was paid by Old Waste Connections on behalf of Old Waste Connections non-employee directors. These non-recurring payments of Old Waste Connections result in no financial gain to Old Waste Connections’ directors. The payments were made so that, on a net after-tax basis, the directors would be in the same position as if they had not been subject to the excise tax and put the directors in the same position as other equity compensation holders of Old Waste Connections after the Progressive Waste acquisition. The payments with regard to Old Waste Connections’ executive officers were disclosed in Old Waste Connections’ April 25, 2016 proxy statement filed by Old Waste Connections with the SEC in connection with the advisory vote on compensatory arrangements, which was supported by the major proxy advisory firms and approved by more than 84% of shares of common stock of Old Waste Connections voted at the special meeting of Old Waste Connections held on May 26, 2016. This information was disclosed by Progressive Waste in its information circular in connection with the special meeting of Progressive Waste shareholders to approve the Progressive Waste acquisition.

In addition, U.S. resident directors may be reimbursed up to $3,500 for incremental annual personal tax preparation expenses associated with the Company’s tax domicile change. As of the date of this proxy statement, no director had made a request for such reimbursement.

(4)	Messrs. Dillon, Forese, Keefer, Knight and Milliard ceased being directors of Progressive Waste upon the completion of the Progressive Waste acquisition on June 1, 2016.

Non-Employee Directors’ Equity Ownership

Non-employee directors of the Company are required to hold Common Shares having a market value of at least $300,000, or three times the annual cash retainer. Non-employee directors have five years from the fiscal year-end following initial election to the Board of Directors to accumulate the share ownership prescribed by the guidelines. For purposes of the calculation, shares deemed “beneficially owned” by the non-employee directors within the meaning of the rules of the SEC, as well as DSUs or RSUs subject to time-based vesting held by the non-employee director, and vested or time-based unvested DSUs and RSUs or resulting shares deposited into a deferred compensation plan or arrangement, are included in the calculation of the amount of such individual’s ownership. As of the date of this proxy statement, all of our non-employee directors exceeded the requirements of our share ownership guidelines.

Non-employee directors held the following Common Shares, DSUs and unvested RSUs as of March 27, 2017.

Name	Common Shares	DSUs	Unvested RSUs	Total
Robert H. Davis	8,341	525	655	9,521
Edward E. “Ned” Guillet	53,560	525	655	54,740
Michael W. Harlan	30,411	525	655	31,591
Larry S. Hughes	4,971	4,381	655	10,007
Susan “Sue” Lee	3,079	2,542	655	6,276
William J. Razzouk	11,715	525	655	12,895

Directors’ Deferred Share Unit Plan

Deferred share units, or DSUs, are notional units that have the same value as Common Shares, and therefore have the same upside and downside risk but do not give the holder voting or other shareholder rights. Awarding DSUs to directors serves to align the interests of non-executive directors with those of shareholders. Directors can redeem their DSUs for cash only when they leave the Board of Directors, and their redemption value is equal to the market value of the Common Shares at the time of redemption, less applicable withholdings.

Directors may elect to receive all or part of their director and committee chair cash retainers either in cash or DSUs. They may also elect to receive up to CAD$150,000 of their DSU grant in RSUs that are settled in Common Shares purchased on the open market. Each director has an account where notional DSUs are credited and held until the director leaves the Board of Directors. The number of DSUs credited to each director’s account is calculated by dividing the elected amount of the director and committee chair cash and DSU grant retainers by the Common Share price on the day the credit is made.

DSUs earn dividend equivalents at the same rate as dividends are paid on Common Shares. DSU holders are credited additional DSUs that are equivalent to the dividends declared on the Common Shares. Such additional DSUs are credited to each non-executive director’s account on each dividend payment date. The number of DSUs is calculated using the same rate as for the dividends paid on the Common Shares.

PRINCIPAL SHAREHOLDERS

Share Ownership of Five Percent Shareholders

The following table shows ownership information for any person or company known by our directors and executive officers to beneficially own, or control or direct, directly or indirectly, 5% or more of the Common Shares. This information is presented as of March 27, 2017, the Record Date for the Meeting.

Name of Beneficial Owner	Number of Outstanding Common Shares Beneficially Owned(1)	Percent of Class
T. Rowe Price Associates, Inc.(2)	14,465,359	8.2%
The Vanguard Group(3)	13,886,531	7.92%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, the Company believes that the persons named in this table have sole voting and investment power with respect to the Common Shares shown.
(2)	The share ownership of T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 7, 2017. T. Rowe Price Associates has sole voting power with respect to 3,798,949 Common Shares and sole dispositive power with respect to 14,465,359 Common Shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3)	The share ownership of The Vanguard Group is based on a Schedule 13G filed with the SEC on February 10, 2017. The Vanguard Group has sole voting power with respect to 46,883 Common Shares and sole dispositive power with respect to 13,807,427 Common Shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Share Ownership of the Board of Directors and Executive Officers

The following table sets forth information known to the Company concerning Common Shares beneficially owned, as of March 27, 2017, the Record Date for the Meeting, by (i) each current Company director; (ii) each current Company named executive officer; (iii) each former Progressive Waste named executive officer; and (iv) all executive officers and directors of the Company and former Progressive Waste named executive officers as a group. Except as otherwise indicated in the footnotes to the table below, and subject to applicable community property laws, the Company believes that the beneficial owners of the Common Shares, based on information furnished by such owners, have sole investment power and voting power with respect to such shares. These individuals, both individually and in the aggregate, own less than 1% of our outstanding Common Shares as of the Record Date for the Meeting.

Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Vested Restricted Share Units Held Under Nonqualified Deferred Compensation Plan(3)	Total
Current Named Executive Officers and Directors
Ronald J. Mittelstaedt	82,323	(4)	120,377	202,700
Steven F. Bouck	207,225		—	207,225
Darrell W. Chambliss	87,084		25,060	112,144
Worthing F. Jackman	71,335		22,115	93,450
Edward E. “Ned” Guillet	53,560		—	53,560
Michael W. Harlan	30,411		—	30,411
Patrick J. Shea	28,248		—	28,248
William J. Razzouk	11,715		—	11,715
Robert H. Davis	8,341		—	8,341
Larry S. Hughes	4,971		—	4,971
Susan “Sue” Lee	3,079		—	3,079

Former Named Executive Officers of Progressive Waste
Joseph D. Quarin	107,493	(5)	—	107,493
Kevin Walbridge	—		—	—
Ian M. Kidson	5,670	(6)	—	5,670
Dan D. Pio	9,345	(7)	—	9,345
William Herman	4,041	(8)	—	4,041
All executive officers, directors and former named executive officers of Progressive Waste as a group (30 persons)	915,304	(9)	167,552	1,063,800

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, the Company believes that the persons named in this table have sole voting and investment power with respect to the Common Shares shown.
(2)	Common Shares subject to options and/or warrants currently exercisable or exercisable within 60 days after March 27, 2017, Common Shares into which convertible securities are convertible within 60 days after March 27, 2017, and Common Shares which will become issuable within 60 days after March 27, 2017, pursuant to outstanding RSUs count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and RSUs, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Executive officers of Old Waste Connections, in years prior to 2015, were able to voluntarily defer receipt of RSU grants under Old Waste Connections’ Nonqualified Deferred Compensation Plan, which plan was assumed by New Waste Connections on June 1, 2016 in connection with the Progressive Waste acquisition. The RSUs held under the Nonqualified Deferred Compensation Plan are not considered

Common Shares that are beneficially owned for SEC disclosure purposes. The Company has included them in this table because they are similar to or track its Common Shares, they ultimately are settled in Common Shares, and they represent an investment risk in the performance of its Common Shares.
(4)	Includes 82,323 Common Shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 3,524 Common Shares held by the Mittelstaedt Irrevocable Trust dated 6/18/97 and 21,668 Common Shares held by RDM Positive Impact Foundation as to which Mr. Mittelstaedt disclaims beneficial ownership.
(5)	Includes 101,115 Common Shares subject to options exercisable within 60 days after March 27, 2017.
(6)	The share ownership of Mr. Kidson is based on an Insider Transaction Detail report, dated March 24, 2017, as provided by the System for Electronic Disclosure by Insiders (SEDI), which was last updated following Mr. Kidson’s termination on January 19, 2016, and is the most recently available information available to the Company regarding Mr. Kidson’s ownership.
(7)	Includes 9,345 Common Shares subject to options exercisable within 60 days after March 27, 2017.
(8)	Includes 4,041 Common Shares subject to options exercisable within 60 days after March 27, 2017.
(9)	Includes 121,994 Common Shares subject to options exercisable within 60 days after March 27, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and objectives, the elements of our executive compensation program(19), the key executive compensation decisions made under those programs for 2016, and the factors considered in making those decisions. This CD&A is intended to provide additional context and background for the compensation earned by and awarded to our NEOs. For 2016, our NEOs included the following individuals:

•	Ronald J. Mittelstaedt, CEO and Board Chairman;
•	Worthing F. Jackman, Executive Vice President and Chief Financial Officer;
•	Steven F. Bouck, President;
•	Darrell W. Chambliss, Executive Vice President and Chief Operating Officer; and
•	Patrick J. Shea, Senior Vice President, General Counsel and Secretary.

Old Waste Connections completed the Progressive Waste acquisition on June 1, 2016. Pursuant to the Merger Agreement, Merger Sub merged with and into Old Waste Connections in an all-stock business combination with Old Waste Connections continuing as the surviving corporation and an indirect wholly-owned subsidiary of New Waste Connections. Compensation programs of Old Waste Connections were generally adopted by New Waste Connections following the completion of the Progressive Waste acquisition. Except as otherwise indicated, general references below to the Compensation Committee relate to Old Waste Connections’ compensation committee prior to the Progressive Waste acquisition, and to the Company’s Compensation Committee following the Progressive Waste acquisition. References below to “we” and “our” relate to Old Waste Connections prior to the Progressive Waste acquisition and to the Company following the completion of the Progressive Waste acquisition.

Executive Summary

The Company’s executive compensation program is designed to align the interests of senior management with shareholders by tying a significant portion of their compensation to the Company’s annual operating and financial performance, as well as longer term shareholder returns. We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support an environment of continuous improvement and shareholder value creation.

As illustrated below, our one-year and five-year TSR significantly outperformed the S&P 500, the TSX 60 and the DJ Waste Index for the one-year and five-year periods ended December 31, 2016. In addition, in October 2016, we increased our regular quarterly cash dividend by 24.1% to $0.18 per share, the sixth consecutive year of double-digit growth in our cash dividend since its commencement in 2010.

(19)	Our executive compensation program refers to the Company’s executive compensation program adopted following completion of the Progressive Waste acquisition on June 1, 2016, together with historical executive compensation programs of Old Waste Connections prior to June 1, 2016.

For highlights of the Company’s fiscal year 2016 performance, see the Summary section of this proxy statement. A more detailed description of the Company’s fiscal year 2016 performance, including a reconciliation of non-GAAP financial measures and a graphical representation of the TSR performance for the S&P 500, TSX 60 the DJ Waste Index and our Comparator Group Companies, can be found on pages 65 – 67 and page 36, respectively, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC and the securities commissions or similar regulatory authorities in Canada on February 27, 2017.

Executive Compensation Program Best Practices

Our current executive compensation program includes features which we believe drive performance and excludes features we believe do not serve our shareholders’ long-term interests. The table below highlights some of the “Best Practices” featured in our compensation program as well as the “Problematic Pay Practices” that we have excluded.

Included Features (What We Do)	Excluded Features (What We Don’t Do)

✓

Pay for Performance — Our NEOs receive the majority (about 85% for the CEO and about 81% for other NEOs) of their Total Direct Compensation in performance-based compensation — annual cash incentives, performance-based restricted share units and restricted share units awarded based on Company and individual performance.

× No guaranteed base salary increases, minimum bonuses or equity awards — Our NEO employment agreements do not provide for guaranteed base salary increases, minimum bonuses or equity awards.

✓

Recoupment Policy — In November 2015, Old Waste Connections adopted a Compensation Recoupment Policy (the “Clawback Policy”) to provide that if an accounting restatement occurs, Old Waste Connections’ board of directors (and currently our Board of Directors) shall seek to require the forfeiture or repayment of certain incentive compensation paid to an executive officer if (i) the executive officer engaged in fraud or intentional misconduct that materially contributed to the need for the restatement or (ii) a clawback is otherwise required by the applicable rules and regulations of the SEC or the Company’s stock exchange. The Clawback Policy was adopted by New Waste Connections on June 1, 2016.

×

No “single trigger” severance payments in employment agreements — In February 2012, Old Waste Connections eliminated provisions in the employment agreements of our CEO and other executive officers who were NEOs at that time that provided severance payments solely upon the occurrence of a change in control event. In December 2015, Old Waste Connections amended our CEO’s employment agreement so that unvested equity awards held by him have double-trigger change in control provisions similar to the rest of his compensation in the event of a change in control followed by the termination of his employment. These employment agreements remained in effect following the completion of the Progressive Waste acquisition.

✓

Use of Peer Group Data and Tally Sheets — We utilize tally sheets annually when making executive compensation decisions, and periodically review comparative compensation data relative to our comparator group of companies.

×

No dividends or dividend equivalents on unvested equity awards — We do not pay ordinary dividends on unvested time-based equity awards. For our performance-based restricted share units (“PSUs”), dividend equivalents are paid in cash, without interest, only when and to the extent the PSUs are earned.

✓

Share Ownership Guidelines — Our executive officers are expected to hold Common Shares with a value equal to a multiple of their base salaries (as described below under “Share Ownership Guidelines”) and non-employee directors are expected to hold a number of Common Shares with a value of at least $300,000.

× No discounting of share options or re-pricing or buyout of underwater options — We expressly prohibit the discounting of share options and the re-pricing or cash buyouts of underwater options.

Included Features (What We Do)	Excluded Features (What We Don’t Do)
✓ Conservatively Manage Use of Equity Grants — Our annual equity grants have averaged less than 0.45% of outstanding shares over the last five fiscal years.

×

No Hedging or Pledging of Securities —  Executive officers and directors are prohibited from engaging in transactions designed to hedge against the economic risks associated with an investment in Common Shares or pledging Common Shares in a margin account.

✓

Risk Management — Our executive officers’ compensation program has been designed, and is periodically reviewed, to ensure that it does not encourage inappropriate risk-taking. See “Compensation Risk Assessment” section below for further discussion.

Pay for Performance Compensation Mix

The Company’s executive compensation program is designed to reward executive officers for achieving strong operational performance and delivering on the Company’s strategic initiatives, both of which are important to the long-term success of the Company. The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our shareholders’ interests and directly linked to measurable performance. To evaluate the proportion of performance-based compensation for our NEOs, the Compensation Committee looks at recurring compensation by examining Total Direct Compensation, or TDC, earned by our NEOs. TDC is calculated by adding base salary, actual cash annual incentives paid and the grant date fair value of share awards, each as reported in our Summary Compensation Table. It excludes indirect compensation reported under the “All Other Compensation” column of our Summary Compensation Table.

As illustrated below, At-Risk Compensation, comprised of cash annual incentives and equity-based compensation, made up approximately 85% of the TDC of our CEO, and 81% of the combined TDC of our other NEOs in 2016.

Recent Changes to Further Align Pay with Performance

Consistent with our shareholders’ support and the significant shareholder value creation over the years, the Compensation Committee decided to retain the core design of our executive compensation program for fiscal 2016. The Company’s management and Compensation Committee, with the input of the full Board of Directors (or Old Waste Connections’ board of directors, as applicable) and the Compensation Committee’s independent compensation consultant, has periodically reviewed our executive compensation programs and made certain revisions over the years to further align pay with performance.

In 2014, the Compensation Committee introduced performance-based restricted share units (“PSUs”) with two new and distinct performance metrics (Return on Invested Capital (“ROIC”) Improvement and EBITA Compound Annual Growth Rate (“CAGR”)) measured over a three-year period as a new component of compensation for the Company’s executive officers, including its NEOs. The Compensation Committee also revised our share ownership guidelines to (i) increase the amount of Company shares our CEO and other executive officers must own (See “Share Ownership Guidelines” below), and (ii) broaden the guidelines to include officers at all levels.

In early 2015, the Compensation Committee introduced a one-year performance-based condition to annual restricted share unit (“RSU”) grants to the Company’s executive officers based on free cash flow generation — a different metric from those used for annual incentives and PSU grants, which practice was continued by the Company following the Progressive Waste acquisition for its executive and non-executive officers. Only if the Company satisfies the performance target during the year in which the grant is made will the grants then continue to time-vest over a multi-year schedule. Accordingly, all equity grants awarded to our NEOs contain a performance-based threshold the Company must meet before grants may vest.

In late 2015, the Old Waste Connections board of directors adopted a Compensation Recoupment Policy, which was adopted by New Waste Connections on June 1, 2016, in connection with the completion of the Progressive Waste acquisition. In addition, our CEO’s employment agreement was amended to override the single trigger provision in Old Waste Connections’ equity incentive award agreements, which were assumed by New Waste Connections on June 1, 2016 in connection with the completion of the Progressive Waste acquisition, so unvested equity held by him is subject to the same double-trigger change in control provisions as the rest of his compensation.

In early 2017, the Compensation Committee implemented additional changes to our compensation program related to the equity awards issued in 2017, the first full year following the Progressive Waste acquisition, including:

•	Increased the percentage of each executive and non-executive officer’s long-term performance-based equity compensation (relative to annual performance-based RSU awards) so that PSUs now constitute at least 35% of total equity compensation, an increase from 20% in previous years;
•	Eliminated EBITA CAGR as a performance metric in our PSU program to address any potential concerns of proxy advisory firms that such a metric may be considered similar to the annual EBITDA target incorporated into our annual cash incentive bonus plan;
•	Introduced free cash flow/share CAGR as a performance metric in our PSU program to replace EBITA CAGR; and
•	Introduced relative TSR as an additional performance metric to our PSU program.

Actions Related to the Progressive Waste Acquisition

In connection with the Progressive Waste acquisition and as disclosed in Old Waste Connections’ April 25, 2016 proxy statement, Old Waste Connections’ board of directors, with input from its independent compensation consultant and other advisors, determined to pursue the following compensation actions which are discussed further below: (i) reducing the value of annual equity awards granted in 2016; (ii) accelerating the vesting of outstanding PSUs at target performance level, other than those held by Mr. Mittelstaedt, the then-CEO of Old Waste Connections and the Company’s current CEO, and Mr. Bouck, the then-President of Old Waste Connections and the Company’s current President, whose PSUs were terminated; and (iii) reimbursing Old Waste Connections’ executive officers, including its then NEOs and the Company’s current NEOs, for the excise tax and the resulting income taxes on non-vested stock compensation. These items were supported by proxy advisory firm ISS and approximately 85% of Old Waste Connections’ stockholders in the vote held on compensatory arrangements in connection with the stockholder meeting of Old Waste Connections held on May 26, 2016, to approve the Progressive Waste acquisition.

•	Reducing Annual Equity Award Values in 2016. The Old Waste Connections board of directors determined that Old Waste Connections would not grant any PSUs to Old Waste Connections executive officers in 2016 given the pending completion of the Progressive Waste acquisition. In making this determination, the Old Waste Connections board of directors did not proportionally increase the number of RSUs or other equity awards granted to the executive officers in 2016, but rather approved a reduced total equity grant for this group compared to the two previous years when both RSUs and PSUs were granted.
•	Accelerating or Terminating Outstanding PSUs. The Old Waste Connections board of directors determined that the Progressive Waste acquisition would cause the performance requirements contained in the PSUs granted to Old Waste Connections’ executive officers and certain other key employees to not operate as intended. The Old Waste Connections board of directors determined that it would be appropriate, subject to the closing of the Progressive Waste acquisition, to accelerate the vesting of outstanding PSUs at the target performance level, with the exception of those held by Messrs. Mittelstaedt and Bouck. The Old Waste Connections board of directors determined that it was appropriate to terminate the PSUs granted to Messrs. Mittelstaedt and Bouck in light of the underperformance of an acquisition Old Waste Connections completed in 2012.
•	Reimbursement of Acquisition Related Excise Tax. Old Waste Connections’ NEOs and other executive officers were subject to a 15% U.S. federal excise tax on the value of certain stock compensation held at any time six months before and six months after the closing of the Progressive Waste acquisition. Rather than accelerate the vesting of this stock compensation to avoid the excise tax, the Old Waste Connections board of directors determined to reimburse its executive officers, including our current NEOs, for the excise tax and the resulting income taxes to maintain the retention benefits of non-vested stock compensation. The intent of the reimbursement was to neutralize the effect of the excise tax so that the NEOs and other executive officers where neither harmed by, nor benefited from, the transaction. The NEOs and other executive officers remained subject to the same federal income tax consequences that applied to all U.S. domestic stockholders of Old Waste Connections as a result of the transaction and received no financial gain as a result of these payments. The estimated cost to the Company of the excise tax gross-up payments are included in indirect compensation reported under the “All Other Compensation” column of our Summary Compensation Table.

In addition, the Compensation Committee, with input from its independent compensation consultant, adopted the Synergy Bonus Program in July 2016 to provide an additional cash incentive payment to our key employees, including the NEOs, to the extent expense reduction and cash flow savings goals were achieved in 2016 resulting from the Progressive Waste acquisition.

CEO Pay-at-a-Glance

The compensation of our CEO is based on the same design elements and performance metrics that are applicable to the other executive officers. The following graph shows the relationship of our CEO’s TDC, compared to our cumulative shareholder return indexed over the last five fiscal years. As illustrated, we delivered total shareholder return of 149.8% over this period while the Compensation Committee’s decisions and changes to our executive compensation program kept the TDC of our CEO relatively flat, excluding the impact of the previously discussed compensation actions related to the Progressive Waste acquisition. When including the one-time acquisition-related payment under the Synergy Bonus Program, the TDC of our CEO, as reported, increased approximately 32.0% over the period.

On a year-over-year basis, excluding the previously discussed acquisition-related items, the TDC of Old Waste Connections’ CEO, who is our current CEO, increased 5.6% in 2016 as a higher payout under the annual incentive program was partially offset by a reduction in the annual equity award resulting from the elimination of the PSU component in anticipation of the Progressive Waste acquisition. In 2016, the Company exceeded its financial performance targets, resulting in an overall payment of 103.7% of target opportunity for that fiscal year. In 2015, below target performance resulting from the decline in higher margin E&P waste activity related to the precipitous drop in crude oil prices drove the year-over-year decline in our CEO’s TDC.

As described in the section “Compensation Discussion and Analysis — Role of Independent Compensation Consultant; Comparison Group Compensation Data”, a review by the Compensation Committee’s independent compensation consultant concluded that, in aggregate, the Company’s targeted total direct compensation for the NEOs, excluding merger related compensation, is above the market 25th percentile and below the market 50th percentile of market median, with the CEO at the 25th percentile. It was also noted that the Company’s annualized TSR was above the 75 th percentile for most measurement periods between one and ten years when compared to the Post-Acquisition Comparator Group.

“Say on Pay” Proposal

The Company provides its shareholders with an opportunity to cast an annual advisory vote with respect to its NEO compensation as disclosed in the Company’s annual proxy statement, or “Say on Pay” proposal (“Say on Pay”). The Company’s current Compensation Committee takes into account shareholder and other stakeholder feedback along with the results of Say on Pay votes in prior years held by Old Waste Connections in making compensation decision and program changes. In light of observations expressed by a proxy advisory firm and based upon our management’s engagement with shareholders, the Compensation Committee, as discussed above, has adopted several changes to the compensation program based upon practices of Old Waste Connections and the results of prior Say on Pay votes, and in early 2017, implemented further changes given the expanded scope of the Company’s business resulting from the Progressive Waste acquisition.

Our Compensation Philosophy and Objectives

The Compensation Committee’s philosophy with respect to the compensation of the NEOs does not differ materially from its philosophy regarding other executive officers. The Compensation Committee believes that compensation paid to NEOs should closely align with our performance on both a short-term and long-term basis, be linked to specific, measurable results intended to create value for shareholders and assist us in attracting and retaining key officers critical to our long-term success.

In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

•	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;
•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders;
•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance measures in these areas;
•	Create an incentive for sustained growth; and
•	Provide a balanced approach to compensation policies and practices, which does not promote excessive risk-taking.

Our overall executive compensation program is structured to attract and retain highly qualified executive officers by paying them competitively and consistent with our success. We believe that the compensation structure should ensure that a significant portion of pay directly relates to the performance of our Common Shares and other factors that directly and indirectly influence shareholder value. Accordingly, our approach to compensation is to provide base salary, an annual performance-based incentive opportunity tied to goals that link NEO compensation to our annual operating and financial performance, and long-term equity grants intended to align NEO compensation with shareholder returns and financial performance over a longer period and to aid in retention. Each year, the Compensation Committee allocates total compensation for the Company’s NEOs between cash and equity based on comparisons with other companies and the judgment of the Compensation Committee members.

Approach to Compensation; Role of the Compensation Committee

The Compensation Committee has the primary authority for the consideration and determination of the cash and equity compensation we pay to our executive officers. The Compensation Committee also makes recommendations to the Board of Directors concerning cash and equity-based compensation and benefits for non-management directors. To aid the Compensation Committee, the CEO meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself. However, the Compensation Committee is not bound to follow the CEO’s recommendations. Pursuant to its charter, the Compensation Committee has the authority to engage its own independent advisors to assist it in carrying out its duties. The Compensation Committee holds executive sessions not attended by any members of management or non-independent directors.

The Compensation Committee meets in the first quarter of each fiscal year to review and approve:

•	The achievement of financial performance goals for the prior fiscal year and, if applicable, a multi-year period;
•	Performance-based compensation, if earned, based on such achievement for the prior fiscal year or multi-year period;
•	Annual equity-based compensation grants;
•	Financial goals for performance-based awards; and
•	The level and mix of NEO compensation for the current fiscal year.

In determining the base salary, performance-based compensation and long-term equity-based compensation levels for the NEOs, the Compensation Committee considers: (i) the compensation structure and practices of a comparator group of companies that it believes are the Company’s leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance. From time to time, the Compensation Committee uses compensation consultants and comparator group analyses from third parties to assess our compensation components. The Compensation Committee believes that achieving a +/- 10% range, over time, of median market levels of target TDC for our existing NEOs is appropriate given their extensive experience, knowledge and their impact on the long-term success of the Company.

For 2016, the Compensation Committee of Old Waste Connections considered a tally sheet that included, for each officer (including the NEOs), current base salary, salary paid in 2015, bonus percentage, cash bonus paid in 2015, RSUs and PSUs granted in 2015, the dollar amount of 401(k) and Nonqualified Deferred Compensation Plan matches in 2015, payments and reimbursements for various expenses that could be considered perquisites, the value of unvested RSUs and PSUs as of the end of the year. In determining the amount of compensation for the NEOs, the Company’s Compensation Committee does not take into account amounts realized from prior equity-based compensation grants because the Compensation Committee seeks to provide compensation that takes into account the cost of replacing the NEOs on a market competitive basis and what is equitable based on our performance. We believe that, to some extent, appreciation reflected in the amounts realized from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our shareholders’ interests, thus validating our compensation philosophy.

We provide Mr. Mittelstaedt with greater compensation and benefits than the other NEOs to reflect his importance and value to us as well as the greater level of responsibility and risk faced by him as our CEO and Board Chairman. Mr. Mittelstaedt’s compensation also differs as a direct result of the Compensation Committee’s review of the comparator compensation data, and reflects the competitive nature of compensation paid to chief executive officers of companies within the comparator group. The Compensation Committee believes that Mr. Mittelstaedt’s competitive compensation package is important to reward, motivate and retain him as a highly valued chief executive whose leadership and strategic vision have helped create significant value for shareholders since the inception of Old Waste Connections.

Role of Independent Compensation Consultant; Comparison Group Compensation Data

The Compensation Committee periodically retains Pearl Meyer, an internationally known compensation consulting firm, to provide it with market data and information regarding market practices and trends, assess the competitiveness of our executive compensation program, compare our performance relative to a comparator group, assist with the development of the Compensation Discussion and Analysis in this proxy statement, and provide analysis on our non-employee director compensation. The Compensation Committee retains Pearl Meyer directly, supervises all work assignments performed by them, and reviews and approves all work invoices received for payment. Pearl Meyer has not performed any other service for Old Waste Connections or New Waste Connections following the completion of the Progressive Waste acquisition. As required under Item 407(e)(3) of Regulation S-K, the Compensation Committee annually assesses whether the work of Pearl Meyer raises any conflict of interest. No conflict of interest was determined to exist with respect to Pearl Meyer’s services as a compensation consultant during the last fiscal year.

The Compensation Committee periodically analyzes the compensation practices of a comparator group to assess our competitiveness with the market. In doing so, it takes into account factors such as the relative size and financial performance of those companies and factors that differentiate us from them. Initial compensation decisions for 2016 were based on a 14-company comparator group approved by Old Waste Connections’ compensation committee in 2015. The Progressive Waste acquisition, which significantly increased the Company’s scale, geographic footprint and enterprise value relative to each of Old Waste Connections and Progressive Waste, required the Compensation Committee to reassess the Company’s comparator group.

As a result, New Waste Connections’ Compensation Committee independently retained Pearl Meyer in June 2016 to review the composition of the Company’s comparator group following the Progressive Waste acquisition (the “Post-Acquisition Comparator Group”). Criteria used for establishing the Post-Acquisition Comparator Group companies include (i) organization size, with financial characteristics such as revenue, free cash flow, capital expenditures, EBITDA, market capitalization or enterprise value similar to those of the Company, (ii) companies in Canada and the United States, and (iii) industry, including companies in the environmental, facilities and diversified support services, transportation, oil and gas equipment and services, distribution and construction materials industries. Due to limited peers in Canada, the industry criteria was broader for Canadian companies. Relative to the Post-Acquisition Comparator Group, the Company’s pro forma revenue, EBITDA and free cash flow following the Progressive Waste acquisition and enterprise value as of September 30, 2016, is positioned at the 40th percentile, 58th percentile, 66th percentile and 66th percentile, respectively.

The revised criteria resulted in the following changes for New Waste Connections’ comparator group:

Pre-Acquisition Comparator Group Companies (Old Waste Connections)	Deletions	Additions	Post-Acquisition Comparator Group Companies (New Waste Connections)
		Agrium	Agrium
		Canadian Pacific Railway	Canadian Pacific Railway
		Cenovus Energy	Cenovus Energy
Cintas			Cintas
Clean Harbors	Clean Harbors
Covanta	Covanta
Fastenal			Fastenal
		HD Supply Holdings	HD Supply Holdings
Iron Mountain			Iron Mountain
JB Hunt Transport Services			JB Hunt Transport Services
Martin Marietta Materials			Martin Marietta Materials
MSC Industrial Direct Co.	MSC Industrial Direct Co.
		Potash Corporation	Potash Corporation
Progressive Waste Solutions	Progressive Waste Solutions
Quanta Services	Quanta Services
		Republic Services	Republic Services
Rollins	Rollins
Stericycle			Stericycle
United Rentals			United Rentals
Vulcan Materials Company			Vulcan Materials Company
		Waste Management	Waste Management
		W.W. Grainger	W.W. Grainger

The Compensation Committee also independently retained Pearl Meyer to review the compensation of the Company’s NEOs against the Post-Acquisition Comparator Group. Based on its review of the Company’s compensation practices, Pearl Meyer concluded that, in aggregate, the Company’s targeted total direct compensation is above the market 25th percentile and below the market 50th percentile. Pearl Meyer also noted that the Company’s annualized TSR was above the 75th percentile for most measurement periods between one and ten years when compared to companies in the Post-Acquisition Comparator Group.

Elements of Compensation

The Compensation Committee believes that a significant portion of the compensation of our NEOs should align with our shareholders’ interests and be directly linked to performance. While the exact pay mix of our NEOs’ total compensation (base salary, annual incentives, and equity-based compensation) is not specifically determined, the Compensation Committee generally targets annual incentives and equity-based compensation for our NEOs to constitute between 70% and 80% of Total Direct Compensation assuming target level payouts are achieved; this is consistent with market consensus data provided by Pearl Meyer. In aggregate for the NEOs, base salaries, target total cash compensation (base salaries plus annual incentives) and Total Direct Compensation were each above the 25th percentile of the levels of compensation among Comparator Group executives and below the median of the levels of compensation among Comparator Group executives. The Compensation Committee has complete discretion to determine compensation levels.

Base Salary.  Our compensation program includes base salaries to compensate executive officers for services rendered each year. Base salaries provide a secure base of compensation that is not dependent on our performance and is an amount that recognizes the role and responsibility of each executive officer, as well as such executive’s experience, performance and contributions. We also believe this element is beneficial in attracting and retaining high-performing and experienced executive officers.

The Compensation Committee considers base salary increases for certain of our executive officers annually. Base salary decisions generally reflect the Committee’s consideration of our comparator group data and subjective factors including an executive officer’s experience and past performance. For 2016, the Compensation Committee approved the following salary increases for our NEOs:

Name	2015 Base Salary (Old Waste Connections) ($)	2016 Base Salary(1) ($)	% Increase
Ronald J. Mittelstaedt	969,000	969,000	—
Worthing F. Jackman	512,500	525,313	2.5%
Steven F. Bouck	622,000	637,550	2.5%
Darrell W. Chambliss	467,400	479,100	2.5%
Patrick J. Shea	370,000	379,250	2.5%

(1)	Applicable for all of 2016, and reflects amounts paid by Old Waste Connections through May 31, 2016 and New Waste Connections on and after June 1, 2016.

In determining 2017 base salaries for our NEOs, the Compensation Committee, for the third year in a row, did not increase Mr. Mittelstaedt’s base salary, but did increase other NEO base salaries between 3.5% and 9.5%, effective February 1, 2017, to align at a +/- 10% range of median market levels for the Post-Acquisition Comparator Group.

Annual Incentives.  Our compensation program includes an annual cash incentive award to reward executive officers based on our performance and the individual executive’s contribution to that performance. Under our Management Incentive Compensation Program (the “MICP”), which is administered pursuant to our 2016 Incentive Award Plan (the “2016 Plan”), each participant has an opportunity to earn an annual incentive based on a targeted percentage of the participant’s annual base salary for the year. The objective of the annual incentive is to provide participants an incentive to manage the Company to achieve financial performance targets based on budgeted revenue. See “Management Incentive Compensation Program” section below for further discussion of the NEOs’ annual incentives.

Equity-Based Compensation.  We believe that equity ownership in the Company ties executive compensation to the performance of Common Shares and creates an incentive for sustained growth, superior shareholder returns and employee retention. This investment provided to executive officers coupled with multi-year vesting periods serves to enhance retention and corporate culture, both of which are instrumental to the future success of the Company and the long-term interests of our shareholders.

Since 2007, Old Waste Connections’ compensation committee, and the Company’s Compensation Committee following the completion of the Progressive Waste acquisition on June 1, 2016, has only granted restricted share units, or RSUs (with or without specific performance criteria), to our NEOs; no share options have been granted to our NEOs since 2006. The Compensation Committee believes that the use of RSU awards reduces the overall compensation cost to us compared to the cost of granting options at levels intended to convey similar value, and offers our NEOs a competitive and more stable equity-based compensation. RSU awards provide our executive officers with the opportunity to share in the success of the Company. RSU awards vest in equal increments annually over four years and three years for U.S. and Canadian employees, respectively. Upon vesting of the RSU awards, the participant receives Common Shares equal to the number of RSUs that vested, less any shares used to pay withholding taxes. There are no ordinary dividends paid on outstanding RSUs during the vesting period, and RSUs do not carry voting rights.

Beginning with grants of RSUs made in 2015 to our NEOs and other executive officers, Old Waste Connections’ compensation committee implemented, and our current Compensation Committee adopted following completion of the Progressive Waste acquisition, a one-year performance hurdle based upon achievement of a target amount of free cash flow as a percentage of revenue, or FCF margin, for the fiscal year in which the grant is made. Old Waste Connections’ compensation committee selected this metric because it believed it is a key driver of value creation, and the Company’s current Compensation Committee shares this belief. Only if we satisfy this performance target for the year in which the grant is made will such grants then continue to vest over a multi-year time-based schedule. Our NEOs’ 2016 annual RSU awards were granted by Old Waste Connections on February 11, 2016, and assumed by New Waste Connections on June 1, 2016, following the completion of the Progressive Waste acquisition.

In 2014, the Compensation Committee introduced performance-based restricted share units, or PSUs, which are awards with three-year performance hurdles to further enhance the link between executive compensation and our performance. Performance goals for the three-year performance period are recommended by management based on our historical performance, current projections and trends, and are established during the first quarter of the performance period. The Compensation Committee reviews management’s recommendations (including a discussion of associated risks), determines appropriate revisions, and once satisfied with the degree of difficulty associated with goal achievement, approves the goals for each performance period. The Compensation Committee seeks to establish goals such that the likelihood of missing the target goal is at least as high as the likelihood of achieving the target goal based on reasonable assumptions and projections at the time of grant

As previously noted, no PSUs were awarded by Old Waste Connections in 2016 due to the pending acquisition of Progressive Waste. The Compensation Committee did not adjust the level of the RSUs upward to account for the lack of issuance of PSUs in 2016.

For the annual award in February 2017, the amount of PSUs at target as a percentage of the total long-term incentives awarded to each participant were increased from the prior mix of 20% to 35% of the total annual long-term incentives awarded. For the 2017-2019 performance period, each participant may earn between 25% and 200% of the target number of PSUs based on achievement of two metrics, a return on invested capital, or ROIC, goal and a free cash flow per share growth goal, each weighted 50%. In addition, a relative performance metric has been included in these awards. Each participant can earn 112.5% of the achieved amount if the Company’s relative TSR measured against the S&P 500 companies is between the 50th and 75th percentile, and 125% of the achieved amount is above the 75th percentile. The Compensation Committee selected these metrics because it believes they are critical drivers of sustained value creation over the longer term and align with the interests of shareholders.

At the end of a three-year performance period, the Compensation Committee will certify the performance results and percentage payout, as well as the resulting final number of PSUs earned by each participant, if any. There are no dividends paid on outstanding PSUs during the vesting period, but dividend equivalents on the number of PSUs that ultimately vest will accumulate and a dividend equivalent payment will be payable to each participant on the settlement date without interest. Upon vesting of the PSUs, in addition to receiving the number of Common Shares determined in accordance with the payout calculation, the participant will receive a cash dividend equal in value to the total dividends that would have been paid on the number of Common Shares that vest. PSUs do not carry voting rights.

See “Equity-Based Compensation” section below for further discussion of the NEOs’ equity-based compensation.

Management Incentive Compensation Program

Under the MICP, executive officers of the Company, including NEOs, are eligible to receive annual incentives. In 2016, each participant had the opportunity to earn up to 200% (Messrs. Mittelstaedt, Jackman, Bouck and Chambliss) or 150% (Mr. Shea) of such person’s target annual incentive based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and (other than with respect to Mr. Mittelstaedt) based on the recommendations of the CEO.

Old Waste Connections’ compensation committee adopted the performance targets for the fiscal year in March 2016. Our performance was compared to target levels of: (1) EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%; and (4) net cash provided by operating activities as a percentage of revenue, or CFFO Margin, weighted at 30%. Payouts are determined based on our weighted average achievement relative to each metric (the “multiplier”). Because the operating budget adopted by the Old Waste Connections board of directors is a compilation of stretch goals set for each operating location, the targeted performance goals reflect a percentage or factor of the final budget, consistent with the prior year, as set forth below:

	Original 2016 Budget	2016 Factor	2016 Targeted Performance Goal	Weight
EBITDA	$760.2M	96.5%	$733.6M	20%
EBIT	$473.0M	96.5%	$456.4M	20%
EBIT Margin	21.2%	N/A	20.4%	30%
CFFO Margin	26.0%	97.5%	25.4%	30%

The Compensation Committee establishes targeted performance goals at levels intended to be difficult but attainable. For example in 2013, 2014 and 2015, Old Waste Connections achieved a weighted-average of 99.2%, 103.5%, and 99.9%, respectively, of targeted performance goals.

Under the terms of the MICP, the Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition, significant new contract or extraordinary event results in a significant impact to the goals. For these purposes, the Compensation Committee determines operating income, or EBIT, by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital.

For 2016, the target annual incentives as a percentage of salary for NEOs of New Waste Connections remained unchanged from such NEOs of Old Waste Connections from prior years, as follows:

Name	Target Incentive (as a % of Base Salary)
Ronald J. Mittelstaedt	115%
Worthing F. Jackman	75%
Steven F. Bouck	75%
Darrell W. Chambliss	75%
Patrick J. Shea	50%

Old Waste Connections’ cumulative performance relative to target is calculated as a weighted average and treated as a multiplier, and was adopted by the Company on June 1, 2016, in connection with the completion of the Progressive Waste acquisition. The multiplier is applied to the target payout so that if the Company achieved 100% of its targets, the participants would receive 100% of their annual incentives. Participants may earn from 0% up to a maximum of 200% or 150% of their targeted annual incentives, based on their position, in accordance with the following sliding scale, which illustrates the interpolation of payouts within the ranges:

% Target Achievement	Target % Multiplier	Bonus as % of Base Salary		Target % Multiplier	Bonus as % of Base Salary
		CEO	President, CFO and COO		SVP
105% or Higher	200%	230%	150%	150%	66%
104%	180%	207%	135%	140%	63%
103%	160%	184%	120%	130%	60%
102%	140%	161%	105%	120%	57%
101%	120%	138%	90%	110%	53%
100%	100%	115%	75%	100%	50%
99%	80%	92%	60%	90%	47%
98%	60%	69%	45%	80%	44%
97%	40%	46%	30%	70%	40%
96%	20%	23%	15%	60%	37%
95%	0%	0%	0%	50%	34%

Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

2016 Adjusted Target Goals and Results

In February 2017, the Compensation Committee adjusted the targets and results for 2016 primarily to reflect the impact of acquisition-related items and loss on disposal of assets. Based on the calculations, the Company achieved a weighted-average of 103.7% of our NEOs’ targeted performance goals in 2016. Adjusted targeted performance goals and results and the corresponding target achievement percentages for 2016 were as follows:

	Adjusted Target(1)	Actual Results(1)	Actual Results as % of Target	Weighting	Target Achievement
EBITDA	$1,040.0M	$1,071.1M	103.0%	20%	20.6%
EBIT	$592.5M	$607.2M	102.5%	20%	20.5%
EBIT Margin	17.3%	18.0%	104.1%	30%	31.2%
CFFO Margin	25.4%	26.5%	104.6%	30%	31.4%
Overall Achievement					103.7%

(1)	The Compensation Committee adjusted the targets and results for 2016 to reflect the impact of certain acquisition-related items and loss on disposal of assets.

Annual incentives for each participant were calculated pursuant to the interpolated sliding scale shown above. For 2016, actual annual incentives earned as a percentage of each participant’s eligible base salary were as follows:

Name	Actual Incentive % of Eligible Base Salary(1)
Ronald J. Mittelstaedt	200.3%
Worthing F. Jackman	130.5%
Steven F. Bouck	130.5%
Darrell W. Chambliss	130.5%
Patrick J. Shea	68.6%

(1)	Calculated based on the NEOs base salary in effect on February 24, 2017, the date on which such annual incentives were paid.

Further disclosure regarding the actual annual incentive amounts earned by the NEOs for 2016 under the MICP are located in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In lieu of paying an annual incentive in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual incentive in RSUs issued under the 2016 Plan or any succeeding plan we adopt. All 2016 annual incentives paid pursuant to the MICP were paid in cash.

On February 17, 2017, the Compensation Committee certified the 2016 results for the MICP, the RSU performance period and the Synergy Bonus Program, and approved our 2017 MICP under the 2016 Plan.

Equity-Based Compensation

Restricted Share Units.  We believe equity awards create an incentive for each executive officer to contribute to the sustained growth of the Company as well as serving as a method of employee retention. Each year, the Compensation Committee, after consultation with the CEO, assesses our performance and the performance of each of the NEOs during the most recently completed fiscal year. Based on the Compensation Committee’s subjective review of the prior year’s performance and with a focus on maintaining a competitive market level of compensation, each participant receives a grant of restricted share units, or RSUs, under the 2016 Plan. Such RSUs vest in equal increments annually over four years and three years for U.S. and Canadian employees, respectively. For annual RSU awards granted to our NEOs and other executive officers, the Compensation Committee also applied a performance hurdle. The Company must achieve a target free cash flow as a percentage of revenue, or FCF margin, for that fiscal year in order for executive and non-executive officers to earn their RSU awards. Once earned, the award is then subject to the multi-year time-based vesting period.

While staying competitive with the market is an overall guideline, individual target opportunities may vary based on the Compensation Committee’s consideration of other factors, as discussed above. Target RSU awards in 2016 were approximately 200% of current base salary for Mr. Mittelstaedt, 150% of current base salary for Messrs. Jackman, Bouck and Chambliss, and 125% of current base salary for Mr. Shea. For 2016, the RSU grant for Mr. Mittelstaedt was approximately 210% of his base salary, for Mr. Jackman the award was approximately 165% of his base salary, for Messrs. Bouck and Chambliss their awards were approximately 154% of their respective base salaries, and for Mr. Shea the award was approximately 128% of his base salary. See the “Grant of Plan Based Awards in Fiscal Year 2016” table for additional detail regarding equity awards granted to each of the NEOs in 2016.

Performance-Based Restricted Share Units.  As noted earlier, the Old Waste Connections board of directors determined that the Company would not grant any PSUs to Old Waste Connections executive officers in 2016 given the pending acquisition of Progressive Waste. In making this determination, the Old Waste Connections board of directors did not proportionally increase the number of RSUs or other equity awards granted to the executive officers in 2016, but rather approved a reduced total equity grant for this group compared to the two previous years when the executives received both RSUs and PSUs.

2017 Equity-based Compensation.  In 2017, the Company continued Old Waste Connections’ practice of granting a combination of RSUs and PSUs but increased the percentage of long-term performance-based equity compensation so that PSUs now constitute at least 35% of the total equity compensation, compared to 20% by Old Waste Connections in previous years. The performance metrics for 2017 PSUs include ROIC and free cash flow/share CAGR. All 2017 PSUs are also subject to a relative performance measure, relative TSR, which will modify the award determined under the financial metrics depending on how Waste Connections performs relative to an identified comparator group. The Company eliminated EBITA CAGR as a long-term performance metric out of an abundance of caution to address any potential concerns by proxy advisory firms that the metric, while different, is too similar to the EBITDA metric used in our MICP.

For 2017, the total equity grant for Mr. Mittelstaedt was approximately 230.0% of his base salary, for Messrs. Jackman, Bouck and Chambliss their awards were approximately 172.5% of their respective base salaries, and for Mr. Shea the award was approximately 143.75% of his base salary.

Name	Total Target Equity Value ($)
Ronald J. Mittelstaedt	2,228,700
Worthing F. Jackman	993,600
Steven F. Bouck	1,140,800
Darrell W. Chambliss	864,800
Patrick J. Shea	582,360

Compensation Related to the Progressive Waste Acquisition

Synergy Bonus Program.  The Compensation Committee, with input from its independent compensation consultant, approved a Synergy Bonus Program (the “Synergy Program”) in July 2016 to provide an additional cash incentive payment to our key employees, including the NEOs, based on the attainment of expense reduction and cash flow savings goals in 2016 resulting from the Progressive Waste acquisition. The bonus paid under the Synergy Program, if any, was measured based on (i) the degree to which the Company reduced its SG&A and third party insurance premiums, and (ii) the amount of cash flow savings which resulted from the implementation of the combined company’s new corporate structure (collectively, the “Synergy Amount”).

Payments from the Synergy Program were calculated based on a bonus pool (the “Bonus Pool”), which was credited with 10% of the Synergy Amount, subject to the following requirements: (i) no amount was to be credited to the Bonus Pool unless the Synergy Amount was equal to, or exceeded, $85 million; (ii) to the extent the Synergy Amount was equal to or greater than $85 million, then 10% of such amount was to be credited to the Bonus Pool; and (iii) the maximum amount which would be credited to the Bonus Pool was $12.5 million, which would occur if the Synergy Amount was equal to $125 million. If the Synergy Amount exceeded $125 million, no additional amount was to be credited to the Bonus Pool. The Company achieved a Synergy Amount of $109.3 million under the Synergy Program, resulting in a calculated Bonus Pool of $10.93 million for participating employees.

Participating executive officers and key managers were those employees expected to substantially impact the realization of the Synergy Amount. Each of the NEOs, as well as certain other executive officers and key employees, were assigned an initial target percentage of the Bonus Pool by the Compensation Committee when the Synergy Program was approved. Based on the calculated Bonus Pool, synergy bonus amounts paid to each NEO, which collectively totaled approximately 44.5% of the Bonus Pool, were as follows:

Named Executive Officer	Synergy Bonus Amount Paid ($)
Ronald J. Mittelstaedt	1,484,294
Worthing F. Jackman	785,000
Steven F. Bouck	1,430,000
Darrell W. Chambliss	716,000
Patrick J. Shea	450,000

The Synergy Bonus Program was established pursuant to the 2016 Plan and amounts paid under the Synergy Program were Performance Awards under the 2016 Plan. The Compensation Committee, in its complete and sole discretion, was authorized to reduce the amount credited to the Bonus Pool, as permitted by IRC Section 162(m) of the U.S. Internal Revenue Code of 1980, as amended from time to time (the “IRC”) and the terms of the 2016 Plan, but could not take any action to increase such amount.

Reimbursement of Progressive Waste Acquisition Related Excise Tax.  In connection with the Progressive Waste acquisition and as disclosed in Old Waste Connections’ April 25, 2016 proxy statement, the Old Waste Connections board of directors, with input from its independent compensation consultant and other advisors, decided to provide compensation to reimburse its NEOs and other executive officers for the excise tax and the resulting income taxes on non-vested stock compensation. The intent of the reimbursement was to neutralize the effect of the excise tax so that the NEOs and other executive officers were neither harmed by, nor benefited from, the transaction. The NEOs and other executive officers remained subject to the same U.S. federal income tax consequences that applied to all U.S. stockholders of Old Waste Connections as a result of the transaction and received no financial gain as a result of the transaction.

The Old Waste Connections board of directors considered the following factors in deciding on the approach:

•	Old Waste Connections’ executive officers, now executive officers of New Waste Connections, are key to realizing the benefits of the acquisition.
•	Covered individuals remain responsible for paying all income and capital gains taxes that they would have paid absent the Progressive Waste acquisition.
•	The vast majority of outstanding equity awards would not be accelerated and would remain unvested.
•	Old Waste Connections’ executive officers, now executive officers of New Waste Connections, received reduced annual equity awards in 2016.

This approach was supported by proxy advisory firm ISS and approximately 85% of Old Waste Connections’ stockholders in the vote held on compensatory arrangements in connection with the Old Waste Connections stockholder meeting held to approve the Progressive Waste acquisition.

Exercise of Discretion in Executive Compensation Decisions

As a risk mitigation provision, the Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans irrespective of whether our NEOs or we have successfully met the goals set under those plans. The Compensation Committee did not apply this negative discretion under our incentive compensation plans with respect to the NEOs during 2016.

Share Ownership Guidelines

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our Board of Directors has established share ownership guidelines for our executive officers. The current minimum ownership thresholds are as follows:

•	For the Chief Executive Officer, five times such participant’s base salary;
•	For the President, four times such participant’s base salary;
•	For Executive Vice Presidents, three times each such participant’s base salary;
•	For Senior Vice Presidents, two times each such participant’s base salary; and
•	For Vice Presidents, one times each such participant’s base salary.

Once an executive officer has acquired a number of Common Shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such Common Shares subsequently changes) until he or she is promoted to a higher level. Notwithstanding the foregoing, once an individual is determined to be in compliance with the share ownership guidelines as of the assessment date, he or she shall be deemed to remain in compliance, regardless of any subsequent share price fluctuations, as long as such individual maintains ownership of at least the same number of Common Shares as that required as of the assessment date for which he or she was previously compliant.

Each executive officer is expected to attain the applicable share ownership threshold under the guidelines within five years following the later of (i) the first annual assessment with respect to such individual or (ii) the first annual compliance assessment at which a higher share ownership multiple becomes applicable to such individual (due to a promotion or otherwise). The five-year phase-in period is intended to permit gradual accumulation of the incremental ownership associated with a new or higher multiple. For purposes of the calculation, Common Shares deemed “beneficially owned” by the executive officer within the meaning of the rules of the SEC, as well as restricted share units or RSUs subject to time-based vesting held by an executive officer, and vested or time-based unvested RSUs or resulting shares deposited into a deferred compensation plan or arrangement, are included in the calculation of the amount of such individual’s ownership.

Timing of Equity Awards

The Compensation Committee generally makes annual grants of equity-based compensation to our executive and non-executive officers and other employees in February following the public release of year-end financial results and outlook for the upcoming year. This timing is optimal from the Compensation Committee’s standpoint for two reasons: first, the Compensation Committee has the financial results from the previous year; and second, management may notify employees of the annual grant award at or around the same time they typically notify employees of their cash annual incentive with respect to the previous year, which we typically pay in February.

Other Benefits

We provide certain limited benefits to our employees, including the NEOs, to fulfill particular business purposes. In general, these benefits make up a very small percentage of total compensation for the NEOs.

401(k) Plan.  The NEOs are entitled to participate in a Company-sponsored 401(k) profit sharing plan on the same terms as all of our U.S. employees. We make matching contributions of 50% of every dollar of a participating employee’s pre-tax and Roth contributions until the employee’s contributions equal six percent of the employee’s eligible compensation, subject to certain limitations imposed by the IRC. Employees are eligible to participate in the 401(k) plan beginning on the first day of the month following the completion of sixty days of employment. Our matching contributions vest over four years.

Deferred Compensation Plan.  We provide NEOs and certain other highly compensated employees the opportunity to defer receiving income until after they terminate their employment. This offers tax advantages by deferring taxation on the deferred compensation until after termination. The plan mitigates the impact of certain limitations on maximum 401(k) plan contributions imposed by the IRC on our officers and other highly compensated employees. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax eligible contributions until the employee’s contributions equal six percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the Company-sponsored 401(k) plan. Matches are subject to certain deferral limitations imposed by the IRC on 401(k) plans and, when made, are 100% vested. The deferred compensation plan is described under the heading “Nonqualified Deferred Compensation in Fiscal Year 2016.”

Other.  We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits. These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package. These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered. We also offer limited additional benefits to select employees, such as reimbursement of certain club dues and personal use of a private aircraft.

Anti-Hedging/Pledging Policy

We have adopted a policy prohibiting executive officers and directors from engaging in transactions designed to hedge against the economic risks associated with an investment in Common Shares or pledging Common Shares in a margin account. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning Common Shares. In addition, these individuals may not pledge Common Shares as collateral for a margin account.

Clawback Provisions

On June 1, 2016, based on the Compensation Committee’s recommendation, our Board of Directors approved and adopted a Compensation Recoupment Policy (the “Clawback Policy”) to maintain and enhance a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. As more fully described in the Clawback Policy, which was filed as an exhibit to the Form 8-K we filed with the SEC and the securities commissions and similar regulatory authorities in Canada on July 22, 2016, the policy provides that if an accounting restatement occurs, the Board of Directors shall seek to require the forfeiture or repayment of incentive compensation paid to an executive officer during the three completed fiscal years preceding the date of the restatement that is in excess of the amount that would have been awarded to, vested and/or paid to the executive under the restatement if (i) the executive officer engaged in fraud or intentional misconduct that materially contributed to the need for the restatement, or (ii) a clawback is otherwise required by the applicable rules and regulations of the SEC or the Company’s stock exchange. Although we may need to revise our Clawback Policy depending on the final recoupment rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we believe this policy is a good governance practice that is beneficial for the Company even ahead of the final rules.

We also maintain numerous risk mitigating provisions in our compensation arrangements for the NEOs, which are described under the heading “Compensation Risk Assessment.” Examples include the Compensation Committee’s ability to exercise negative discretion to reduce annual incentive awards to zero, RSU grants which are determined based on the Company’s and the recipient’s performance, PSU grants which require achievement of multiple pre-determined goals over a three-year period before vesting, anti-hedging/anti-pledging policies, and share ownership requirements.

Tax Deductibility Considerations

Section 162(m) of the IRC generally disallows an income tax deduction to publicly-traded corporations for compensation in excess of $1,000,000 paid for any fiscal year to the Company’s “covered employees,” defined in Section 162(m) as the CEO and the three other most highly compensated executive officers, other than the Chief Financial Officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee believes that the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing compensation plans and arrangements for our executive officers and not the sole governing factor. For that reason, the Compensation Committee may approve compensation that will not meet qualifying performance-based compensation requirements in order to assure appropriate levels of total compensation for the executive officers based on the Company’s performance.

Severance and Change in Control Arrangements

The Compensation Committee believes that the Company’s current and Old Waste Connections’ historic successes are due in large part to the leadership, skills and performance of the NEOs, and that it is critical to maintain the stability of the Company by providing severance and change in control benefits in order to encourage NEO retention through a change in control. On February 13, 2012, Old Waste Connections entered into a new Separation Benefits Plan and Employment Agreement with Mr. Mittelstaedt (the “CEO Separation Benefits Plan”), and a Separation Benefits Plan, both of which remained in effect following the completion of the Progressive Waste acquisition, under which eligible executive officers, including our NEOs (other than Messrs. Mittelstaedt and Shea) may receive certain severance and change in control benefits (the “NEO Separation Benefits Plan,” together with the CEO Separation Benefits Plan, the “Separation Benefits Plans”). The CEO Separation Benefits Plan superseded and replaced the employment agreement of Mr. Mittelstaedt with Old Waste Connections, dated March 1, 2004, as amended, and the NEO Separation Benefits Plan and related participation letters superseded the employment agreements of Messrs. Jackman, Bouck, and Chambliss with Old Waste Connections, dated April 11, 2003, October 1, 2004 and June 1, 2000, respectively. Mr. Shea’s employment agreement with Old Waste Connection, executed February 1, 2008, and which remained in effect following the completion of the Progressive Waste acquisition, provides that Mr. Shea may receive certain severance and change in control benefits. A summary of the terms of the Severance Benefits Plans and Mr. Shea’s agreement regarding severance and change in control are described below under “Potential Payments Upon Termination or Change in Control.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be incorporated into both our Annual Report on Form 10-K and Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2016.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman
Edward E. “Ned” Guillet
Susan “Sue” Lee

COMPENSATION RISK ASSESSMENT

We believe our compensation policies and practices do not present any risk that is reasonably likely to have a material adverse effect on the Company. We believe our approach to setting performance targets, evaluating performance, and establishing payouts does not promote excessive risk-taking. We believe that the components of our pay mix — base salary, annual cash incentive bonuses, and long-term equity grants — appropriately balance near-term performance improvement with sustainable long-term value creation.

We considered the following elements of our compensation policies and practices when evaluating whether such policies and practices encourage our employees to take unreasonable risks:

•	Annual performance targets are established by each operating location and region and on a Company-wide basis to encourage decision-making that is in the best long-term interests of both the Company and our shareholders;
•	We adjust performance targets to exclude the benefit or detriment of extraordinary events to ensure our employees are compensated on results within their control or influence;
•	We adjust performance targets to include certain acquisitions and new contracts not reflected in the originally approved operating budget in order to achieve targeted returns on deployed capital;
•	The use of four performance metrics in our annual cash incentive plan mitigates the incentive to overperform with respect to any particular financial metric at the expense of other financial metrics;
•	We set annual performance goals to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	Payouts under our performance-based plans remain at the discretion of our Board of Directors and may be reduced even if targeted performance levels are achieved;
•	Payouts under our performance-based plans can result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;
•	Our NEOs receive annual cash incentive bonus awards only if cash incentive bonus awards payable to other employees have been made;
•	We have adopted a clawback policy which allows us to recover certain incentive cash and equity compensation if it is earned based on inaccurate financial statements;
•	We use RSUs rather than share options for equity awards because RSUs retain value even in a depressed market so that recipient employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;
•	Equity-based compensation with time-based vesting over a multi-year schedule accounts for a time horizon of risk and ensures that participating employee interests are aligned with the long-term interests of our shareholders;
•	Share ownership guidelines require members of our Board of Directors and our executive officers to maintain certain ownership levels in Common Shares, which aligns a portion of their personal wealth to the long-term performance of the Company;
•	We have adopted a policy which prohibits members of our Board of Directors and our executive officers from engaging in transactions designed to hedge against the economic risks associated with an investment in Common Shares or pledging Common Shares in a margin account; and
•	Our Compensation Committee periodically utilizes an independent compensation consultant that performs no other services for the Company.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the NEOs of Old Waste Connections and Progressive Waste in 2016, 2015 and 2014, and the Company in 2016. Due to the timing of the completion of the Progressive Waste acquisition, the applicable SEC rules require us to include the historical information about the compensation of the former NEOs of Progressive Waste in the tables below. For purposes of the summary compensation table (i) all numbers with respect to “Current Named Executive Officers” reflect payments made by Old Waste Connections through May 31, 2016, and by New Waste Connections on and after June 1, 2016, following the completion of the Progressive Waste acquisition, and (ii) all numbers with respect to “Former Named Executive Officers of Progressive Waste” reflect payments made by Progressive Waste through May 31, 2016 and, where applicable, New Waste Connections on and after June 1, 2016, following the completion of the Progressive Waste acquisition.

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)	Share Based Awards ($)(3)	Option Based Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)	Total Excluding Acquisition- Related Items ($)(6)
Current Named Executive Officers
Ronald J. Mittelstaedt Chief Executive Officer and Chairman	2016	969,000	—	2,036,120	—	3,423,294	(4)	—	5,533,034	11,961,448	4,974,513
	2015	1,006,269	—	2,582,570	—	1,092,063		—	55,204	4,736,106	4,736,106
	2014	950,692	—	2,490,468	—	1,894,395		—	49,878	5,385,433	5,385,433

Worthing F. Jackman Executive Vice President and Chief Financial Officer	2016	524,081	—	825,012	—	1,536,000	(4)	—	1,375,094	4,260,187	2,131,356
	2015	530,529	200,000	1,024,431	—	367,500		—	56,464	2,178,924	2,178,924
	2014	491,654	—	963,811	—	637,500		—	22,298	2,115,263	2,115,263

Steven F. Bouck President	2016	636,055	—	956,317	—	2,292,000	(4)	—	1,402,309	5,286,681	2,469,263
	2015	645,923	—	1,243,305	—	457,170		—	14,870	2,361,268	2,361,268
	2014	612,039	—	1,198,651	—	793,050		—	14,471	2,618,211	2,618,211

Darrell W. Chambliss Executive Vice President and Chief Operating Officer	2016	477,975	—	701,990	—	1,369,000	(4)	—	1,433,543	3,982,508	1,845,602
	2015	483,842	—	934,279	—	335,160		—	12,040	1,765,321	1,765,321
	2014	451,423	—	878,955	—	581,400		—	11,747	1,923,525	1,923,525

Patrick J. Shea Senior Vice President, General Counsel and Secretary	2016	378,361	—	471,932	—	703,000	(4)	—	540,854	2,094,147	1,126,763
	2015	382,885	32,263	608,199	—	182,737		—	40,547	1,246,631	1,246,631
	2014	347,789	—	443,436	—	163,000		—	25,336	979,561	979,561

Former Named Executive Officers of Progressive Waste(7)
Joseph D. Quarin Former President and Chief Executive Officer of Progressive Waste	2016	64,904	—	—	—	—		—	10,642,137	10,707,041	10,707,041
	2015	586,500	—	879,744	—	246,330		9,920	80,357	1,802,851	1,802,851
	2014	656,270	—	738,235	246,103	568,986		11,283	103,826	2,324,703	2,324,703

Kevin Walbridge Former Executive Vice President and Chief Operating Officer of Progressive Waste	2016	29,846	—	—	—	—		—	5,102,135	5,131,981	5,131,981
	2015	485,000	—	484,890	—	169,750		7,650	90,345	1,237,635	1,237,635
	2014	475,000	—	356,213	118,748	343,188		7,650	83,268	1,384,067	1,384,067

Ian M. Kidson Former Executive Vice President and Chief Financial Officer of Progressive Waste	2016	37,644	—	—	—	—		—	3,786,193	3,823,837	3,823,837
	2015	340,170	—	340,168	—	119,060		9,920	22,946	832,264	832,264
	2014	384,710	—	288,534	96,179	277,953		11,283	22,373	1,081,033	1,081,033

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)		Share Based Awards ($)(3)	Option Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)	Total Excluding Acquisition- Related Items ($)(6)
Dan D. Pio Former President and Chief Executive Officer of Progressive Waste	2016	386,257	270,000	(8)	1,018,888	—	—	—	6,164,136	7,839,281	1,579,084
	2015	346,973	—		346,971	—	156,997	9,920	57,422	918,283	918,283
	2014	393,762	—		295,333	98,440	284,493	11,283	62,145	1,145,458	1,145,458

William Herman Former Executive Vice President and Interim Chief Financial Officer of Progressive Waste	2016	119,149	—		146,834	—	—	—	1,344,833	1,610,816	1,610,816
	2015	271,089	92,927		87,157	—	—	—	18,352	469,525	469,525
	2014	206,171	117,763		148,777	—	—	—	15,030	487,741	487,741

(1)	Amounts shown reflect salary earned by the NEOs for each year indicated and reflect increases that the Messrs. Bouck, Jackman, Chambliss and Shea received on February 1, 2016. Mr. Mittelstaedt did not receive a salary increase for 2016.
(2)	Messrs. Quarin, Kidson, Pio and Herman received their compensation in Canadian funds. For purposes of this presentation, Canadian dollar amounts have been converted to U.S. dollars based on the Bank of Canada average rate of exchange for 2016 CAD$1.00 = US$0.75; for 2015 CAD$1.00 = US$0.78; and for 2014 CAD$1.00 = US$0.97.
(3)	Share awards consist of (i) RSUs granted under the 2016 Plan, Old Waste Connections’ 2014 Incentive Award Plan, Old Waste Connections’ Third Amended and Restated 2004 Equity Incentive Plan, each of which was assumed by New Waste Connections on June 1, 2016 in connection with the completion of the Progressive Waste acquisition, and Progressive Waste’s share-based compensation plans, and (ii) PSUs granted under Progressive Waste’s share-based compensation plans, which grants remain outstanding with New Waste Connections. Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of the awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of share awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC and the securities commissions or similar regulatory authorities in Canada on February 27, 2017. The table below sets forth the details of the components that make up the fiscal year 2016 share awards for our NEOs and the former NEOs of Progressive Waste. Annual RSU awards vest in four substantially equal annual installments beginning on the first anniversary of the grant date.

Name	Components of Annual Share Awards
	Value of Restricted Stock Units ($)	Value of Performance-Based Restricted Share Units ($)
Current Named Executive Officers
Ronald J. Mittelstaedt	2,036,120	—
Worthing F. Jackman	825,012	—
Steven F. Bouck	956,317	—
Darrell W. Chambliss	701,990	—
Patrick J. Shea	471,932	—

Former Named Executive Officers of Progressive Waste
Joseph D. Quarin	—	—
Kevin Walbridge	—	—
Ian M. Kidson	—	—
Dan D. Pio	756,921	261,967
William Herman	51,010	95,824

(4)	Amounts shown reflect annual incentive bonus awards earned by our Current NEOs under our MICP and awards earned by our Current NEOs under the Synergy Bonus Program, both of which are discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.” The amounts shown for 2016 were paid on February 24, 2017. The table below sets forth the details of the components that make up the fiscal year 2016 Non-Equity Incentive Plan Compensation for our Current NEOs.

	Components of Non-Equity Incentive Plan Compensation
Name	Awards Under MICP ($)	Awards Under Synergy Bonus Program ($)	Total ($)
Ronald J. Mittelstaedt	1,939,000	1,484,294	3,423,294
Worthing F. Jackman	751,000	785,000	1,536,000
Steven F. Bouck	862,000	1,430,000	2,292,000
Darrell W. Chambliss	653,000	716,000	1,369,000
Patrick J. Shea	253,000	450,000	703,000
(5)	We make available for business use to our NEOs and other employees a private aircraft. Our general policy is not to permit employees, including the NEOs, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the NEOs, may derive personal benefit from travel on our aircraft incidental to a business function, such as when an NEO’s spouse accompanies the officer to the location of an event the officer is attending for business purposes. For purposes of our Summary Compensation Table, we value the compensatory benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the NEO’s spouse accompanied the officer on the trip. However, on the rare occasions when we permit an employee to use the aircraft for purely personal use, we value the compensation benefit to such employee (including NEOs) at the incremental cost to us of conferring the benefit, which consists of the average weighted fuel expenses, catering expenses, trip-related crew expenses, landing fees and trip-related hangar/parking costs. Since our aircraft is used primarily for business travel, the valuation excludes the fixed costs that do not change based on usage, such as pilots’ compensation, the lease expense of the aircraft and the cost of maintenance. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

In 2016, All Other Compensation paid to our NEOs consisted of the following amounts:

Name	Matching Contributions to 401(k) ($)	Company Contributions Under Nonquali fied Deferred Compensation Plan ($)	Life Insurance Premiums Paid by Company(a) ($)	Professional Association Dues ($)	Car Allowance ($)	Club Dues ($)	Personal Use of Corporate Aircraft Incidental to Business Function ($)	Purely Personal Use of Corporate Aircraft ($)	Excise Tax Gross-Up Payment(b) ($)	Severance/ Change-In- Control Payments(c) ($)	Total All “Other” Compensation ($)
Current Named Executive Officers
Ronald J. Mittelstaedt	—	—	1,919	398	—	7,443	683	19,950	5,502,641	—	5,533,034
Worthing F. Jackman	—	9,000	1,782	—	—	20,465	15	—	1,343,831	—	1,375,094
Steven F. Bouck	4,050	4,950	2,828	398	—	2,612	53	—	1,387,418	—	1,402,309
Darrell W. Chambliss	8,361	639	3,239	398	—	—	—	—	1,420,906	—	1,433,543
Patrick J. Shea	8,959	41	1,292	1,763	—	11,324	91	—	517,384	—	540,854

Former Named Executive Officers of Progressive Waste
Joseph D. Quarin	—	1,363	—	—	1,916	—	—	—	—	10,642,137	10,645,416
Kevin Walbridge	—	—	—	—	1,108	—	—	—	—	5,101,027	5,102,135
Ian M. Kidson	—	678	—	—	1,298	—	—	—	—	3,784,217	3,786,193
Dan D. Pio	—	9,754	—	—	6,496	2,625	64	—	—	6,145,197	6,164,136
William Herman	—	9,754	—	—	3,214	—	—	—	—	1,331,865	1,344,833

(a)	Amounts shown are paid by the Company in connection with life insurance policies made available to all participants in our Nonqualified Deferred Compensation Plan, including the NEOs.
(b)	In connection with the Progressive Waste acquisition, Old Waste Connections’ then, and New Waste Connections current NEOs were subject to an excise tax, as described in the section “Compensation Discussion and Analysis — Reimbursement of Progressive Waste Acquisition Related Excise Tax.” The amounts in this column represent the cost to Old Waste Connections of providing a gross-up payment with respect to that excise tax, which was payable on behalf of Old Waste Connections’ NEOs. These non-recurring payments resulted in no financial gain to Old Waste Connections’ then, and New Waste Connections current NEOs. The payments were made so that, on a net after-tax basis, the NEOs would be in the same position as if they had not been subject to the excise tax and put the NEOs in the same position as other equity compensation holders after the Progressive Waste acquisition. These payments were disclosed in the April 25, 2016 proxy statement filed by Old Waste Connections with the SEC and by Progressive Waste with the securities commissions or other securities regulatory authorities in Canada in connection with the advisory vote on compensatory arrangements, which was supported by proxy advisory firm ISS and approximately 85% of Old Waste Connections’ stockholders in the vote held on compensatory arrangements in connection with the stockholder meeting of Old Waste Connections held to approve the Progressive Waste acquisition.
(c)	Amounts shown were paid to Messrs. Quarin, Walbridge, Kidson and Herman in connection with the termination of their employment and to Mr. Pio in connection with the Progressive Waste acquisition. A summary of the terms of those payments are described below under “Potential Payments Upon Termination or Change in Control.”
(6)	Excludes awards under the Synergy Bonus Program, excise tax gross-up payments and, in the case of Mr. Pio, change in control payments.
(7)	Messrs. Walbridge and Kidson ceased being an NEO of Progressive Waste on January 19, 2016. Mr. Quarin ceased being an NEO of Progressive Waste on January 25, 2016. Messrs. Pio and Herman ceased being a NEO of Progressive Waste upon the completion of the Progressive Waste acquisition on June 1, 2016.
(8)	Amount shown reflects the annual incentive bonus award earned by Mr. Pio and the award earned by Mr. Pio under the Synergy Bonus Program, which is discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.” The amounts shown for 2016 were paid on February 24, 2017. The table below sets forth the details of the components that make up the fiscal year 2016 Bonus for Mr. Pio.

	Components of Bonus
Name	Annual Incentive Bonus Award ($)	Award Under Synergy Bonus Program ($)	Total ($)
Dan D. Pio	145,000	115,000	270,000

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2016

The following table summarizes the amount of awards under the MICP and equity awards granted to our current NEOs by Old Waste Connections and to Mr. Pio by the Company and equity awards granted by Progressive Waste to its former NEOs in 2016.

Name	Award Type(1)	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares of Share or Units (#)(3)	Grant Date Fair Value of Share Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Named Executive Officers
Ronald J. Mittelstaedt	RSU	2/11/16	—	—	—	—	—	—	35,154	2,036,120
	MICP	—	222,870	1,114,350	2,228,700	—	—	—	—	—
	Synergy	—	1,147,500	1,687,500	1,687,500	—	—	—	—	—
Worthing F. Jackman	RSU	2/11/16	—	—	—	—	—	—	14,244	825,012
	MICP	—	78,797	393,985	787,970	—	—	—	—	—
	Synergy	—	603,500	887,500	887,500	—	—	—	—	—
Steven F. Bouck	RSU	2/11/16	—	—	—	—	—	—	16,511	956,317
	MICP	—	95,633	478,163	956,325	—	—	—	—	—
	Synergy	—	1,105,000	1,625,000	1,625,000	—	—	—	—	—
Darrell W. Chambliss	RSU	2/11/16	—	—	—	—	—	—	12,120	701,990
	MICP	—	71,865	359,325	718,650	—	—	—	—	—
	Synergy	—	552,500	812,500	812,500	—	—	—	—	—
Patrick J. Shea	RSU	2/11/16	—	—	—	—	—	—	8,148	471,932
	MICP	—	94,813	189,625	284,438	—	—	—	—	—
	Synergy	—	442,000	650,000	650,000	—	—	—	—	—

Former Named Executive Officers of Progressive Waste(5)
Joseph D. Quarin	—	—	—	—	—	—	—	—	—	—
Kevin Walbridge	—	—	—	—	—	—	—	—	—	—
Ian M. Kidson	—	—	—	—	—	—	—	—	—	—
Dan D. Pio	RSU	6/30/16	—	—	—	—	—	—	8,571	617,541
	PWSRSU	3/15/16	—	—	—	—	—	—	2,134	135,493
	PWSRSU	5/12/16	—	—	—	—	—	—	277	19,272
	PWSPSU	3/17/16	—	—	—	—	—	—	4,011	209,154
	PWSPSU	4/13/16	—	—	—	—	—	—	51	3,261
William Herman	PWSRSU	3/17/16	—	—	—	—	—	—	781	49,576
	PWSRSU	5/12/16	—	—	—	—	—	—	104	7,190
	PWSPSU	3/15/16	—	—	—	—	—	—	1,467	74,340
	PWSPSU	4/13/16	—	—	—	—	—	—	19	1,200

(1)	“RSU” refers to restricted share units granted under Old Waste Connections’ 2014 Incentive Award Plan assumed by New Waste Connections on June 1, 2016 in connection with the completion of the Progressive Waste acquisition, or, in the case of Mr. Pio, the 2016 Plan. “MICP” refers to cash awards made pursuant to our Management Incentive Compensation Program, which is administered pursuant to the 2016 Plan. “Synergy” refers to cash awards made pursuant to our Synergy Bonus Program. “PWSRSU” refers to restricted share units granted under the former Progressive Waste share-based compensation plans. “PWSPSU” refers to performance-based restricted share units granted under the former Progressive Waste share-based compensation plans.

(2)	In the case of the MICP, the target incentive amounts shown in this column reflect our annual incentive bonus plan awards under the MICP and represent the target awards pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. Actual annual incentive bonus amounts earned by the NEOs for 2016 under the MICP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In the case of the Synergy Bonus Program, the target and maximum amounts are the greatest payout which can be made if the pre-established maximum expense reduction and cash flow savings goals are met or exceeded. Actual synergy bonus amounts earned by the NEOs for 2016 under the Synergy Bonus Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Share awards consist of RSUs granted under our 2014 Incentive Award Plan on February 11, 2016. Assuming that the first-year performance hurdle is satisfied, which in the case of these grants it was, the RSUs vest in equal, annual installments over the four-year period following the date of grant, beginning on the first anniversary of the date of grant. See “Compensation Discussion and Analysis — Equity-Based Compensation” for more information regarding RSU awards.
(4)	The value of a share award is based on the fair value as of the grant date of such award computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of share awards is set forth under Note 1 of the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC and the securities commissions or similar regulatory authorities in Canada on February 27, 2017.
(5)	Messrs. Walbridge and Kidson ceased being an NEO of Progressive Waste on January 19, 2016. Mr. Quarin ceased being an NEO of Progressive Waste on January 25, 2016. Messrs. Pio and Herman ceased being a NEO of Progressive Waste upon the completion of the Progressive Waste acquisition on June 1, 2016.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table summarizes RSUs and other equity awards that have not vested and related information for each of our current NEOs and the former NEOs of Progressive Waste as of December 31, 2016.

Name	Award Type(1)	Grant Date	Option Awards			Share Awards
			Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)		Market Value of Shares or Units of Shares That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Current Named Executive Officers
Ronald J. Mittelstaedt	RSU	02/25/13	—	—	—	12,366	(2)	971,844	—	—
	RSU	02/13/14	—	—	—	22,775	(3)	1,789,887	—	—
	RSU	02/12/15	—	—	—	24,291	(4)	2,620,584	—	—
	RSU	02/11/16	—	—	—	33,345	(5)	2,762,753	—	—
Worthing F. Jackman	RSU	02/25/13	—	—	—	5,674	(2)	445,920	—	—
	RSU	02/13/14	—	—	—	8,814	(3)	692,692	—	—
	RSU	02/12/15	—	—	—	13,227	(4)	1,039,510	—	—
	RSU	02/11/16	—	—	—	14,244	(5)	1,119,436	—	—
Steven F. Bouck	RSU	02/25/13	—	—	—	6,108	(2)	480,028	—	—
	RSU	02/13/14	—	—	—	10,962	(3)	861,504	—	—
	RSU	02/12/15	—	—	—	16,053	(4)	1,261,605	—	—
	RSU	02/11/16	—	—	—	16,511	(5)	1,297,599	—	—
Darrell W. Chambliss	RSU	02/25/13	—	—	—	4,704	(2)	369,687	—	—
	RSU	02/13/14	—	—	—	8,038	(3)	631,706	—	—
	RSU	02/12/15	—	—	—	12,063	(4)	948,031	—	—
	RSU	02/11/16	—	—	—	12,120	(5)	952,511	—	—
Patrick J. Shea	RSU	02/25/13	—	—	—	2,454	(2)	192,860	—	—
	RSU	02/13/14	—	—	—	4,055	(3)	318,682	—	—
	RSU	02/12/15	—	—	—	7,853	(4)	617,167	—	—
	RSU	02/11/16	—	—	—	8,148	(5)	640,351	—	—

Former Named Executive Officers of Progressive Waste(8)
Joseph D. Quarin	Options	08/25/08	136,265	CAD$41.54	08/25/18	—		—	—	—
	Options	08/20/12	101,115	CAD$42.14	12/31/21	—		—	—	—
	Options	03/26/13	22,528	CAD$44.34	01/29/18	—		—	—	—
Kevin Walbridge	—	—	—	—	—	—		—	—	—
Ian M. Kidson	—	—	—	—	—	—		—	—	—
Dan D. Pio	RSU	06/30/16	—	—	—	8,571	(6)	673,595	—	—
	Options	03/26/13	9,345	CAD$44.34	03/25/23	—		—	—	—
	Options	03/19/14	11,047	CAD$57.82	06/01/21	—		—	—	—
William Herman	Options	03/19/14	4,041	CAD$57.82	07/29/21	—		—	—	—

(1)	“RSU” refers to restricted share units granted under either Old Waste Connections’ Third Amended and Restated 2004 Equity Incentive Plan, its 2014 Incentive Award Plan or, in the case of Mr. Pio, our 2016 Incentive Award Plan. “Options” refers to share options granted under the former Progressive Waste share-based compensation plans.

(2)	The RSUs vest in equal installments on each of the first four anniversaries of the grant date of February 25, 2013.
(3)	The RSUs vest in equal installments on each of the first four anniversaries of the grant date of February 13, 2014.
(4)	Assuming that the first-year performance hurdle is satisfied, which in the case of these grants it was, the RSUs vest in equal installments on each of the first four anniversaries of the grant date of February 12, 2015.
(5)	Assuming that the first-year performance hurdle is satisfied, which in the case of these grants it was, the RSUs vest in equal installments on each of the first four anniversaries of the grant date of February 11, 2016.
(6)	The RSUs vest in equal installments on each of the first three anniversaries of the grant date of June 30, 2016.
(7)	Based on the closing price of Common Shares of $78.59 on the NYSE on December 30, 2016, the last trading day of the 2016 fiscal year.
(8)	Messrs. Walbridge and Kidson ceased being an NEO of Progressive Waste on January 19, 2016. Mr. Quarin ceased being an NEO of Progressive Waste on January 25, 2016. Messrs. Pio and Herman ceased being a NEO of Progressive Waste upon the completion of the Progressive Waste acquisition on June 1, 2016.

OPTION EXERCISES AND SHARES VESTED IN FISCAL YEAR 2016

The following table summarizes each vesting of RSUs and related information for each of our current NEOs and the former NEOs of Progressive Waste on an aggregated basis during 2016.

			Share Awards
Name	Option Awards		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Current Named Executive Officers
Ronald J. Mittelstaedt	—	—	38,600	2,311,404
Worthing F. Jackman	—	—	22,114	1,378,960
Steven F. Bouck	—	—	22,003	1,324,804
Darrell W. Chambliss	—	—	25,096	1,563,923
Patrick J. Shea	—	—	13,841	864,244

Former Named Executive Officers of Progressive Waste(1)
Joseph D. Quarin	—	—	—	—
Kevin Walbridge	—	—	—	—
Ian M. Kidson	—	—	—	—
Dan D. Pio	—	—	7,474	486,091
William Herman	—	—	3,043	196,762

(1)	Messrs. Walbridge and Kidson ceased being an NEO of Progressive Waste on January 19, 2016. Mr. Quarin ceased being an NEO of Progressive Waste on January 25, 2016. Messrs. Pio and Herman ceased being a NEO of Progressive Waste upon the completion of the Progressive Waste acquisition on June 1, 2016.

PENSION BENEFITS IN FISCAL YEAR 2016

We do not sponsor any qualified or non-qualified defined benefit plans for any of our executive officers, including the NEOs.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2016

The following table summarizes the participation of our NEOs during 2016 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Ronald J. Mittelstaedt	377,129	—	2,604,992	(392,130)	14,395,361
Worthing F. Jackman	631,444	9,000	593,869	(1,976,842)	1,486,996
Steven F. Bouck	74,081	4,650	23,656	—	1,852,892
Darrell W. Chambliss	80,545	624	687,419	—	3,198,347
Patrick J. Shea	32,243	2,308	31,247	—	315,552

(1)	Amounts in these columns represent base salary and cash annual incentive each NEO elected to defer and our annual matching contributions in lieu of matching contributions under our 401(k) plan. Contributions by an NEO are reported in the Summary Compensation Table under “Salary”, “Bonus” and/or “Non-Equity Incentive Plan Compensation” and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table under “All Other Compensation.” The Company does not make matching contributions on RSUs that were previously deferred into our Nonqualified Deferred Compensation Plan.
(2)	Amounts in this column are not included in any other amounts disclosed in this proxy statement, as the amounts are not preferential earnings. Instead, earnings disclosed are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public, or with regard to RSUs deferred into the Nonqualified Deferred Compensation Plan of Old Waste Connections (assumed by New Waste Connections on June 1, 2016 in connection with the Progressive Waste acquisition) in years prior to 2015, Common Shares. Beginning in 2015, participating employees were no longer permitted to defer RSU grants.
(3)	Amounts shown in this column include the following amounts reported as compensation to the NEO in the Summary Compensation Table in Old Waste Connections’ previous proxy statements or Annual Reports on Form 10-K:
•	For Mr. Mittelstaedt, a total of $7,918,260 was reported (2005 to 2016);
•	For Mr. Jackman, a total of $1,738,044 was reported (2005 to 2016);
•	For Mr. Bouck, a total of $1,634,598 was reported (2005 to 2016);
•	For Mr. Chambliss, a total of $1,499,741 was reported (2005 to 2016); and
•	For Mr. Shea, a total of $34,581 was reported (2015 and 2016) (2015 was the first year for which Mr. Shea was an NEO of Old Waste Connections).

The NEOs and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows an eligible employee to voluntarily defer receipt of up to 80% of the employee’s base salary, and up to 100% of bonuses and commissions and, prior to 2015, RSU grants made by Old Waste Connections and assumed by New Waste Connections on June 1, 2016 in connection with the completion of the Progressive Waste acquisition. Beginning in 2015, participating employees were no longer permitted to defer receipt of RSU grants. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax eligible contributions until the employee’s contributions equal six percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the Company-sponsored 401(k) plan, and subject to certain deferral limitations imposed by the IRC on 401(k) plans. Our matching contributions are 100% vested when made. Except for RSUs that were previously deferred, the Company also credits an amount reflecting a deemed return to each participant’s deferred compensation account periodically, based on the returns of various mutual funds or measurement funds selected by the participant. RSUs that were previously deferred are credited as Common Shares, which had a 2016 annual rate of return of approximately 40.8%. The earnings on an employee’s deferred compensation may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

The investment options offered by our plan administrator and their annual rates of return for the calendar year ended December 31, 2016, are set forth in the following table.

Name of Investment Option	Rate of Return in 2016
Invesco Mid Cap Core Equity	13.43%
AllianceBern VPS Real Estate A	7.76%
American Funds IS International 2	3.53%
American Century VP Mid Cap Value I	22.85%
Franklin Rising Dividends Securities	16.04%
Franklin Small Cap Value Securities CI2	30.19%
Goldman Sachs VIT Growth Opp	1.42%
Ivy Funds VIP High Income	16.19%
Janus Aspen Balanced Svc	4.32%
M Capital Appreciation Fund	21.06%
Oppenheimer International Growth	2.12%
Pioneer Bond VCT Portfolio	4.10%
MFS Var Ins Tr II Intl Value SC	3.84%
MFS VIT Value – SC	13.78%
PIMCO VIT Real Return Admin	5.19%
Van Eck VIP Trust Emerging Markets	0.10%
Vanguard VIF Capital Growth	10.84%
Royce Capital Small-Cap Inv	20.96%
T. Rowe Price Limited Term Bond	1.37%
Van Eck VIP Tr Global Hard Assets I	43.71%
Fidelity VIP Govt Money Market	0.02%

Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon termination of employment, a participant will receive a distribution from the plan in the form he previously selected — either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the termination date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his benefits under the plan following termination of employment, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of the Company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 (March 1 for deferred RSUs) that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2016.

Equity Compensation Plan Category	(a) Number of securities to be issued upon exercise of outstanding warrants and rights		(b) Weighted-average exercise price of outstanding warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by shareholders(1)	1,966,825	(2)	$54.11	(3)	4,972,614	(4)
Not approved by shareholders(5)	6,625	(6)	$31.17		—	(5)
Total	1,973,450		$52.82	(3)	4,972,614

(1)	Consists of the following plans approved by Old Waste Connections’ and Progressive Waste’s shareholders, as applicable, including the assumptions thereof: (a) the 2016 Plan; (b) the 2014 Incentive Award Plan of Old Waste Connections assumed by the Company on June 1, 2016; (c) the Third Amended and Restated 2004 Equity Incentive Plan of Old Waste Connections assumed by the Company on June 1, 2016; and (d) the Amended and Restated Share Option Plan adopted by Progressive Waste on July 22, 2009.
(2)	Includes an aggregate of 1,966,300 RSUs and 525 DSUs.
(3)	Excludes RSUs and DSUs.
(4)	The remaining 4,972,614 Common Shares reserved for issuance under the 2016 Plan will be issuable upon the exercise of future share option grants or pursuant to future restricted shares or RSU awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. The board of directors of Old Waste Connections unanimously adopted resolutions in 2014 approving the reduction of the shares available for future issuance under the Third Amended and Restated 2004 Equity Incentive Plan to zero, and the Board of Directors and the Executive Committee of the Company unanimously adopted resolutions in 2016 and 2017 approving the reduction of shares available for future issuance under each of the 2014 Incentive Award Plan and the Amended and Restated Share Option Plan to zero, and as a result no further awards will be granted under the Third Amended and Restated 2004 Equity Incentive Plan, the 2014 Incentive Award Plan or the Amended and Restated Share Option Plan.
(5)	Consists of the 2002 Consultant Incentive Plan of Old Waste Connections assumed by the Company on June 1, 2016, summarized below.
(6)	While warrants granted under the 2002 Consultant Incentive Plan remain outstanding, the term of the plan expired in 2012, and as a result, no further awards may be granted under the plan.

The material features of our 2002 Consultant Incentive Plan, which was not approved by the stockholders of Old Waste Connections, are described below.

2002 Consultant Incentive Plan

In 2002, Old Waste Connections’ board of directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase common stock of Old Waste Connections were issuable to certain of Old Waste Connections’ consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement, which were assumed by the Company on June 1, 2016. Historically, warrants issued have been fully vested and exercisable at the date of grant. The 2002 Consultant Incentive Plan was assumed by the Company on June 1, 2016 and the Compensation Committee currently administers the 2002 Consultant Incentive Plan. All warrants granted under the plan have purchase prices per share at least equal to the fair market value of the underlying Common Shares on the date of grant. While warrants granted under the plan remain outstanding, the term of the plan expired in 2012, and as a result no further awards may be granted under the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Arrangements in Effect in 2016

Our NEOs are entitled to certain payments and benefits upon qualifying terminations of employment and, in certain cases, a change in control under the Separation Benefits Plans or an employment agreement, the grant agreements under our 2016 Plan, the grant agreements under our 2014 Incentive Award Plan and the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan. The following discussion describes the terms of these payments and benefits and the circumstances in which they will be paid or provided.

Current Named Executive Officers

CEO Separation Benefits Plan.  Mr. Mittelstaedt is eligible to receive severance benefits and change in control payments pursuant to the CEO Separation Benefits Plan. Under the terms of the CEO Separation Benefits Plan, Mr. Mittelstaedt is entitled to receive, upon a termination by us without “cause” (as defined below), or resignation by Mr. Mittelstaedt for “good reason” (as defined below) prior to a change in control (as defined below) or upon a termination due to death or permanent disability: (i) a lump-sum cash payment equal to $7,500,000, payable on or within 60 days following the date of his termination; (ii) coverage under our group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years following termination, provided that Mr. Mittelstaedt will be obligated to pay the Company for the premiums for such coverage on an after-tax basis (the “Health Insurance Benefit”); (iii) accelerated vesting of all of Mr. Mittelstaedt’s outstanding but unvested time-based equity awards; (iv) a pro-rated portion of Mr. Mittelstaedt’s performance-based equity awards, following our determination of actual performance achievement following the end of the performance period; and (v) with respect to any outstanding share options held by Mr. Mittelstaedt, an extended post-termination exercise period through the earlier of the fifth anniversary of Mr. Mittelstaedt’s date of termination or the expiration date of such share options pursuant to their original terms.

Upon a termination by us without cause or resignation by Mr. Mittelstaedt for good reason within two years after a change in control, Mr. Mittelstaedt is entitled to receive a lump-sum cash payment equal to $7,500,000, payable on or within 60 days following the date of his termination and the Health Insurance Benefit. Further, the CEO Separation Benefits Plan includes a so-called “best pay” provision where payments and benefits provided on account of a change in control shall be made to Mr. Mittelstaedt in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the IRC, whichever of the foregoing amounts is greater on an after-tax basis.

In consideration of the severance benefits under the CEO Separation Benefits Plan, Mr. Mittelstaedt must abide by certain restrictive covenants in the CEO Separation Benefits Plan, including a commitment by Mr. Mittelstaedt not to compete in restricted territory with our competitors and not to solicit our customers or employees (with a few limited exceptions with respect to certain of our executive officers) for 12 months following the date of Mr. Mittelstaedt’s termination of employment. Additionally, in the event of certain terminations of employment, Mr. Mittelstaedt is eligible to receive an amount equal to $7,000,000 in a lump sum on the first anniversary of the date of his termination if the Company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.

On December 17, 2015, the CEO Separation Benefits Plan with Mr. Mittelstaedt was amended by Old Waste Connections to override the single trigger change in control provisions in our equity incentive award agreements with Mr. Mittelstaedt so that unvested equity awards held by him are treated with the same double-trigger change in control provisions as the rest of his compensation in the event of a change in control followed by a termination of Mr. Mittelstaedt’s employment without cause or upon his disability or death, or a termination of his employment by Mr. Mittelstaedt for good reason.

Separation Benefits Plan for Other NEOs (other than Mr. Shea).  Our NEOs, other than Messrs. Mittelstaedt and Shea, are eligible to receive certain separation benefits and change in control payments pursuant to the NEO Separation Benefits Plan. Under the terms of the NEO Separation Benefits

Plan and their respective participation letter agreements under the NEO Separation Benefits Plan, each of Messrs. Bouck, Jackman and Chambliss are entitled to receive, upon a termination by us without “cause” or resignation by such NEO for “good reason” prior to a change in control: (i) a cash payment equal to $3,900,000 (for Mr. Bouck) or $3,300,000 (for each of Messrs. Jackman and Chambliss), payable one-third on the termination date and, provided that the applicable NEO has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the termination date; (ii) full accelerated vesting of the applicable NEO’s outstanding but unvested time-based equity awards; (iii) a pro-rated portion of the applicable NEO’s performance-based equity awards, following our determination of actual performance achievement following the end of the performance period; and (iv) with respect to any outstanding share options held by the applicable NEO, an extended post-termination exercise period through the earlier of the third anniversary of the termination date or the expiration of the original term of such share options.

Messrs. Bouck, Jackman and Chambliss are also entitled to the foregoing benefits if such NEO’s employment is terminated as a result of their death, except that any cash payments will be paid in a lump sum on or within 60 days following the date of death. In the event of a termination of employment due to permanent disability, each of Messrs. Bouck, Jackman and Chambliss are entitled to receive the benefits described above, except that in lieu of the cash payment, each such NEO will be entitled to: (A) a pro-rated portion of the applicable NEO’s target annual bonus for the year of termination, and (B) cash payments equal to the applicable NEO’s base salary through the remaining term of the NEO Separation Benefits Plan, to be paid one-third on the date of termination and, provided that the applicable NEO has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.

Upon a termination by us without cause or resignation by them for good reason within two years after a change in control, Messrs. Bouck, Jackman and Chambliss are entitled to receive a cash payment equal to $3,900,000 (for Mr. Bouck) and $3,300,000 (for each of Messrs. Jackman and Chambliss), payable in a lump sum on or within 60 days following the date of termination. Further, the NEO Separation Benefits Plan includes a so-called “best pay” provision where payments and benefits provided on account of a change in control shall be made to such participating NEOs in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the IRC, whichever of the foregoing amounts is greater on an after-tax basis.

In consideration of the above severance benefits, Messrs. Bouck, Jackman and Chambliss must abide by certain restrictive covenants in the NEO Separation Benefits Plan, including a commitment by the NEO not to compete with the Company in a restricted territory and not to solicit our customers or employees for 12 months following the date of such NEO’s termination of employment.

For purposes of the Separation Benefits Plans, “good reason” is generally defined as: (i) assignment to the NEO of duties inconsistent with and resulting in a diminution of his position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the effective date of the Separation Benefits Plans; or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities; a substantial alteration in the title(s) of the NEO (so long as the existing corporate structure of the Company is maintained); provided, however, that his failure to be in the same position (including status, offices, titles, responsibilities and reporting requirements) with the ultimate parent of the Company will constitute “good reason”; (ii) the relocation of his principal place of employment to a location more than fifty (50) miles from its present location without his prior approval; (iii) a material reduction by the Company in his total annual cash compensation without his prior approval; (iv) on or after a change in control, a material reduction by the Company in his total annual compensation without his prior approval; (v) a failure by the Company to continue in effect, without substantial change, any benefit plan or arrangement in which he was participating or the taking of any action by the Company which would adversely affect his participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of the Company); (vi) any material breach by the Company of any provision of the Separation Benefits Plans without his having committed any material breach of his obligations hereunder, which breach is not cured within twenty

(20) days following written notice thereof to the Company of such breach; or (vii) the failure of the Company to obtain the assumption of the plan by any successor entity.

Employment Agreement with Mr. Shea.  Old Waste Connections entered into an employment agreement with Mr. Shea on February 1, 2008, and an amendment to the employment agreement on November 12, 2008, and which remained in effect following the completion of the Progressive Waste acquisition (as amended, the “Shea Employment Agreement”). This agreement provides for certain payments to Mr. Shea in the event of his termination without cause (as defined below) or upon a change in control (as defined below) of the Company.

Under the Shea Employment Agreement, upon a termination by us without cause and upon a termination due to Mr. Shea’s disability or death, Mr. Shea is entitled to receive: (i) a lump sum payment in an amount equal to the lesser of (x) his base salary through the end of the then-current term under the Shea Employment Agreement and (y) one year of his base salary, generally to be paid on the date of termination; (ii) an amount equal to the prorated target bonus available to Mr. Shea under the Shea Employment Agreement and the MICP for the year in which the termination occurs, which is 50% of his base salary at the time of termination, to be paid in accordance with our normal payroll practices and not as a lump sum; (iii) full accelerated vesting of all of Mr. Shea’s outstanding but unvested options, if any, and other rights relating to the Common Shares, including unvested RSUs; and (iv) with respect to any such options and rights, an extended post-termination exercise period through the earlier of (A) the expiration of the term of such options and rights or (B) the first anniversary of the date of termination. We will also pay to Mr. Shea an amount equal to the Company’s portion (but not Mr. Shea’s portion) of the cost of medical, dental and other health plan insurance for Mr. Shea, his wife and children at the rate in effect on the date of termination for a period of one year from the date of termination. In addition, upon a termination by us without cause, we will pay as incurred Mr. Shea’s expenses, up to $15,000, associated with career counseling and resume development.

For the purposes of the Shea Employment Agreement, a change in control of the Company is generally treated as a termination without cause of Mr. Shea, unless he elects in writing to waive the applicable provision of his employment agreement. Thus, upon a change in control of the Company, Mr. Shea will be entitled to receive the same payments and benefits as he would have upon a termination by us without cause as described above.

In addition, in the event of a change in control after which any previously outstanding option or other right relating to our Common Shares fails to remain outstanding, Mr. Shea would be entitled to receive either: (i) an option, warrant or other right to purchase that number of shares of the acquiring company (the “Successor Option”) that he would have received had he exercised his terminated New Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the Common Shares acquired on exercise of such options shares of the acquiring company in the change in control transaction such that the aggregate exercise price for the Common Shares covered by such options would be the aggregate exercise price for the terminated New Waste Connections options, warrants or rights; or (ii) a lump sum payment in an amount agreed to by Mr. Shea and the Company of at least, on an after-tax basis, the net after-tax gain he would have realized on exercise of the Successor Option of the acquiring company had he been issued a Successor Option and sale of the underlying shares, payable within ten days after the consummation of the change in control.

In consideration of the payments and benefits provided for in the Shea Employment Agreement, Mr. Shea must abide by certain restrictive covenants in the Shea Employment Agreement, including a commitment by the NEO not to compete with the Company in a restricted territory for the earlier of: (i) the maximum period allowed under applicable law; and (ii) (aa) in the case of a change in control, until the first anniversary of the effective date of the change in control, (bb) in the case of a termination by the Company without cause, until the first anniversary of the date of termination, or (cc) in the case of termination for cause by the Company or by Mr. Shea, until the first anniversary of the date of termination. If the Company terminates Mr. Shea without cause, Mr. Shea may shorten the term of the covenant not to compete by the length of any period that Mr. Shea elects to waive his right to receive severance payments. Mr. Shea must abide by a commitment not to solicit our customers or employees for one year following the date of the termination of Mr. Shea’s employment or the effective date of a change in control (whichever is later).

For the purposes of the Separation Benefits Plans and the Shea Employment Agreement, “cause” is defined as: (i) a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach; (ii) a breach of any of the provisions of the non-competition and non-solicitation provisions of the applicable agreement; (iii) repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the Company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement; (iv) conviction of a felony; or (v) misappropriation of property belonging to the Company and/or any of its affiliates. Further, for the purposes of the Separation Benefits Plans and the Shea Employment Agreement, a “change in control” is deemed to have occurred if:

•	there shall be consummated (a) any reorganization, liquidation or consolidation of the Company, or any merger or other business combination of the Company with any other corporation, other than any such merger or other business combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;
•	any person (as defined in the applicable agreement), shall become the beneficial owner (as defined in the applicable agreement), directly or indirectly, of 50% or more of the Company’s outstanding voting securities; or
•	during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

Third Amended and Restated 2004 Equity Incentive Plan.  Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding and unvested RSUs shall automatically vest in full, and the Common Shares subject to those vested RSUs shall be issued.

2014 Incentive Award Plan.  Pursuant to the grant agreements under our 2014 Incentive Award Plan, immediately upon a change in control, outstanding and unvested RSUs shall automatically vest in full, and the Common Shares subject to those vested RSUs shall be issued.

2016 Incentive Award Plan.  Pursuant to the grant agreements under our 2016 Plan, immediately upon a change in control, outstanding and unvested RSUs shall automatically vest in full, and the Common Shares subject to those vested RSUs shall be issued.

Former Named Executive Officers of Progressive Waste

Following the signing of the Merger Agreement, Joseph Quarin, former President and Chief Executive Officer of Progressive Waste, Kevin Walbridge, former Chief Operating Officer of Progressive Waste and Ian Kidson, former Chief Financial Officer of Progressive Waste, stepped down from their respective roles and Progressive Waste appointed Dan Pio as the Chief Executive Officer of Progressive Waste and William Herman as the interim Chief Financial Officer of Progressive Waste. In connection with such transition, Progressive Waste entered into separation letters with Messrs. Quarin, Walbridge and Kidson in full settlement of all matters with respect to their employment with Progressive Waste, including as provided under their employment agreements. Following the closing of the Progressive Waste acquisition, Progressive Waste entered into a separation letter with Mr. Herman in full settlement of all matters with respect to his employment with Progressive Waste, including as provided under his employment agreement.

Employment Agreement with Mr. Pio.  The Company entered into an employment agreement with Mr. Pio on June 1, 2016 (the “Pio Employment Agreement”). This agreement provides for certain payments to Mr. Pio in the event of his termination without cause (as defined below) or upon a change in control (as defined below) of the Company.

Under the Pio Employment Agreement, upon a termination by us without cause and upon a termination due to Mr. Pio’s disability or death, Mr. Pio is entitled to receive: (i) his base salary and annual bonus at target (which is 50% of his base salary at the time of termination) for a period of eighteen (18) months; (ii) the value of any equity grants which would have been granted pursuant to the Pio Employment Agreement had he remained employed for another eighteen (18) months following the termination date; (iii) a pro-rated bonus amount for time worked in the year of termination, to be calculated according to his bonus target (which is 50% of his base salary at the time of termination); and (iv) full accelerated vesting of all of Mr. Pio’s outstanding but unvested RSUs. The base salary portion of such severance payment by the Company shall, at the Company’s option, be paid either in accordance with the Company’s normal payroll practices or as a lump sum payment. The bonus and equity portions of such severance payment will be paid as a lump sum. In addition, Mr. Pio benefit plans shall also be continued for eighteen (18) months following the termination date. For benefits that cannot be continued, Mr. Pio will be paid a lump sum equal to the cost of the Company’s employer portion of such benefits for the eighteen (18)-month period.

For the purposes of the Pio Employment Agreement, a change in control of the Company is generally treated as a termination without cause of Mr. Pio. Thus, upon a change in control of the Company, Mr. Pio will be entitled to receive the same payments and benefits as he would have upon a termination by us without cause as described above.

In consideration of the payments and benefits provided for in the Pio Employment Agreement, Mr. Pio must abide by certain restrictive covenants in the Pio Employment Agreement, including a commitment by Mr. Pio not to compete with the Company in a restricted territory and not to solicit our customers or employees for a period of twenty-four (24) months following the date of the termination of Mr. Pio’s employment.

For the purposes of the Pio Employment Agreement, “cause” is defined as: (i) gross negligence, willful neglect of duty or willful misconduct of a material nature in connection with the performance of duties; (ii) conviction of (or pleading guilty to) an indictable offence; (iii) a non-de minimis intentional act of dishonesty or misappropriation (or attempted misappropriation) of property belonging to the Company and/or any of its affiliates; (iv) a material breach of any of the obligations under the Pio Employment Agreement or any other agreement with Company or an affiliate of Company or any policy of Company that is not corrected following written notice of default specifying such breach; (v) any act, omission or conduct that constitutes just cause at common law; (vi) a breach of any of the provisions of the confidentiality, non-competition, and non-solicitation provisions of the Pio Employment Agreement; or (vii) misappropriation of property belonging to the Company and/or any of its affiliates. Further, for the purposes of the Pio Employment Agreement, a “change in control” is deemed to have occurred if:

•	there shall be consummated (i) any reorganization, liquidation or consolidation of Company, or any merger, amalgamation, arrangement or other business combination of Company with any other corporation, other than any such merger, amalgamation, arrangement or other combination that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such transaction, and (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Company;
•	a transaction or series of related transactions in which any “person” (as defined in the Pio Employment Agreement) becomes the “beneficial owner” (as defined in the Pio Employment Agreement), directly or indirectly, of 50% or more of Company’s outstanding voting securities; or

•	individuals who were proposed as nominees (but not including any nominee under a shareholder proposal or under a shareholder resolution proposed in connection with a requisitioned meeting) to become directors of the Company immediately prior to a meeting of shareholders involving a contest for, or an item of business relating to the election of directors of the Company, not constituting a majority of the directors of the Company following such election.

Joseph D. Quarin.  Mr. Quarin’s separation letter entitled him to the following severance benefits: (i) a lump sum payment of CAD$5,458,664; (ii) Progressive Waste’s contribution of its premium payment for medical, dental and vision for 24 months and reimbursement of the cost of converting group life insurance, long-term disability and out-of-country coverage to private coverage for 24 months following termination of employment; (iii) 24 months continuation of a car allowance of CAD$1,844.51 per month; (iv) up to CAD$7,000 in reimbursement of annual country club membership dues for 2016 and 2017; (v) full vesting of share options granted under Progressive Waste’s Share Option Plan and awards under the 2013, 2014 and 2015 Long Term Incentive Plans of Progressive Waste (the “LTIPs”); (vi) a payment of CAD$315,000 in settlement of his entitlements under the 2015 short term incentive plan of Progressive Waste (the “STIP”); and (vii) a payment of CAD$19,038 with respect to his accrued vacation for 2015 and 2016. In consideration of the payments and benefits provided under the separation letter, Mr. Quarin entered into a general release of claims and agreed to non-interference, non-solicitation, non-competition and confidentiality covenants for 24 months post-employment and mutual non-disparagement covenants.

Kevin Walbridge.  Mr. Walbridge’s separation letter entitled him to the following severance benefits: (i) a lump sum payment of CAD$2,972,834; (ii) 24 months reimbursement of Consolidated Omnibus Budget Reconciliation Act costs at a monthly rate of CAD$509.41; (iii) a payment of CAD$840 for his 2016 pro-rated Supplemental Executive Retirement Plan (“SERP”) entitlement; (iv) a payment of CAD$606,720 for 400,000 unvested share option awards forfeited by Mr. Walbridge; and (v) full vesting and cash out of awards under the LTIPs. Mr. Walbridge’s outstanding awards under the LTIPs and his bonus shares granted under his employment agreement were settled in cash for CAD$2,746,749. Mr. Walbridge was also entitled to CAD$169,750, in settlement of his entitlements under the 2015 STIP. In consideration of the payments and benefits provided under the separation letter, Mr. Walbridge entered into a general release of claims and agreed to non-interference, non-solicitation and non-competition covenants for 12 months post-employment and confidentiality and mutual non-disparagement covenants.

Ian M. Kidson.  Mr. Kidson’s separation letter entitled him to the following severance benefits: (i) a lump sum payment of CAD$2,221,452; (ii) 24 months payment of benefit plan premiums; (iii) a payment of CAD$20,000 for his SERP entitlement; (iv) a payment of CAD$544,490 for 200,000 unvested share option awards forfeited by Mr. Kidson; and (v) full vesting of awards under the LTIPs. Mr. Kidson’s outstanding awards under the LTIPs were settled in cash for CAD$2,259,681. Mr. Kidson was also entitled to CAD$152,250, in settlement of his entitlements under the 2015 STIP. In consideration of the payments and benefits provided under the separation letter, Mr. Kidson entered into a general release of claims and agreed to non-interference, non-solicitation and non-competition covenants for 24 months post-employment and confidentiality and mutual non-disparagement covenants.

William Herman.  Mr. Herman’s separation letter entitled him to the following severance benefits: (i) accrued vacation of CAD$66,584, (ii) a lump sum payment of CAD$496,051; (iii) approximately 16 months payment of benefit plan premiums; (iv) a payment of CAD$26,034 for his SERP and deferred profit sharing plan entitlements; (v) full vesting of awards under the LTIPs; and (vi) an additional gratuitous payment of CAD$87,877. Mr. Herman’s outstanding awards under the LTIPs and certain outstanding restricted share units were settled in cash for CAD$208,993. In consideration of the payments and benefits provided under the separation letter, Mr. Herman entered into a general release of claims and agreed to abide by the non-interference, non-solicitation and non-competition covenants in his employment agreement for 12 months post-employment and confidentiality and mutual non-disparagement covenants.

Potential Payments Tables

The following tables (i) estimate the payments we would be obligated to make to each of our NEOs as a result of his termination (including, in certain cases, in connection with a change in control of the Company) or resignation, assuming such termination or resignation occurred on December 31, 2016, (ii) estimate the payments we would be obligated to make to Mr. Pio as a result of his termination (including, in certain cases, in connection with a change in control of the Company) or resignation, assuming such termination, or resignation occurred on December 31, 2016, and (iii) summarize the amounts paid to Messrs. Quarin, Walbridge, Kidson and Herman in connection with their termination in 2016. We have calculated the estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs or Mr. Pio would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a termination or resignation of employment occurred on December 31, 2016, as applicable; and (b) the price per share of Common Shares is $78.59, the closing price on December 30, 2016 on the NYSE, the last trading day of the 2016 fiscal year.

In addition to the amounts reflected in the tables, on termination of employment, all vested deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans. These plans include our voluntary 401(k) plan and our Nonqualified Deferred Compensation Plan.

Current Named Executive Officers

Ronald J. Mittelstaedt, Chief Executive Officer and Board Chairman

	Termination for Cause or by Employee Without Good Reason Not Subject to Optional Restricted Period		Termination for Cause or by Employee Without Good Reason Subject to Optional Restricted Period		Termination Without Cause, on Disability or by Employee For Good Reason Not Subject to Optional Restricted Period		Termination Without Cause, on Disability or by Employee For Good Reason Subject to Optional Restricted Period		Termination on Death		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(1)	$—	(5)	$—	(5)	$—	(5)	$—	(5)
Bonus	—	(2)	—	(2)	—	(6)	—	(6)	—	(6)	—	(6)
Severance Payment	—		7,000,000	(4)	7,559,783	(7)	14,559,783	(9)	7,559,783	(7)	7,559,783	(7)
Unvested Share Options, Restricted Share Units and Other Equity in Company	—	(3)	—	(3)	8,145,068	(8)	8,145,068	(8)	8,145,068	(8)	8,145,068	(10)
TOTAL	$—		$7,000,000		$15,704,851		$22,704,851		$15,704,851		$15,704,851

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, RSUs and other equity relating to the Common Shares will be forfeited upon such a termination.
(4)	Reflects the payment owed pursuant to the CEO Separation Benefits Plan if the Company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.
(5)	Reflects that, in lieu of the employee’s base salary, the employee will receive a lump sum payment pursuant to the terms of the CEO Separation Benefits Plan, payable within 60 days of the date of termination.
(6)	Reflects that, in lieu of the employee’s bonus, the employee will receive a lump sum payment pursuant to the terms of the CEO Separation Benefits Plan payable within 60 days of the date of termination.
(7)	Reflects the sum of: (i) $7,500,000 and (ii) the employee’s Health Insurance Benefit.
(8)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Company’s Common Shares as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the fifth anniversary of the date of termination. No value for the extension was included since Mr. Mittelstaedt does not currently hold any options.
(9)	Reflects the sum of: (i) $7,500,000, (ii) the employee’s Health Insurance Benefit, and (iii) the payment owed pursuant to the CEO Separation Benefits Plan if the Company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.
(10)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Company’s Common Shares as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, our 2014 Incentive Award Plan, the 2016 Plan and Mr. Mittelstaedt’s amended CEO Separation Benefits Plan, immediately upon a termination following a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Worthing F. Jackman, Executive Vice President and Chief Financial Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,575,939	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	393,985	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,300,000	(6)	—		3,300,000	(12)	3,300,000	(6)	—		3,300,000	(12)
Unvested Share Options, Restricted Share Units and Other Equity in Company	—	(3)	3,297,558	(7)	3,297,558	(7)	3,297,558	(7)	3,297,558	(7)	—	(3)	3,297,558	(13)
TOTAL	$—		$6,597,558		$5,267,482		$6,597,558		$6,597,558		$—		$6,597,558

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, RSUs and other equity relating to the Common Shares will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Jackman does not currently hold any options.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2020. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.
(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, our 2014 Incentive Award Plan and the 2016 Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Steven F. Bouck, President

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,912,650	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	478,163	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,900,000	(6)	—		3,900,000	(12)	3,900,000	(6)	—		3,900,000	(12)
Unvested Share Options, Restricted Share Units and Other Equity in Company	—	(3)	3,900,736	(7)	3,900,736	(7)	3,900,736	(7)	3,900,736	(7)	—	(3)	3,900,736	(13)
TOTAL	$—		$7,800,736		$6,291,549		$7,800,736		$7,800,736		$—		$7,800,736

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, RSUs and other equity relating to the Common Shares will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Bouck does not currently hold any options.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2020. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.
(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, our 2014 Incentive Award Plan and the 2016 Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,437,300	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	359,325	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,300,000	(6)	—		3,300,000	(12)	3,300,000	(6)	—		3,300,000	(12)
Unvested Share Options, Restricted Share Units and Other Equity in Company	—	(3)	2,901,936	(7)	2,901,936	(7)	2,901,936	(7)	2,901,936	(7)	—	(3)	2,901,936	(13)
TOTAL	$—		$6,201,936		$4,698,561		$6,201,936		$6,201,936		$—		$6,201,936

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, RSUs and other equity relating to the Common Shares will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares (as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Chambliss does not currently hold any options.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2020. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.
(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, our 2014 Incentive Award Plan and the 2016 Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Patrick J. Shea, Senior Vice President, General Counsel and Secretary

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee		Termination in Connection with Change in Control
Base Salary	$—	(1)	$379,250		$379,250		$379,250		$—	(1)	$379,250
Bonus	—	(2)	189,625		189,625		189,625		—	(2)	189,625
Severance Payment	—		31,640	(4)	16,640	(5)	16,640	(5)	—		31,640	(4)
Unvested Share Options, Restricted Share Units and Other Equity in Company	—	(3)	1,769,061	(6)	1,769,061	(6)	1,769,061	(6)	—	(3)	1,769,061	(7)
TOTAL	$—		$2,369,576		$2,354,576		$2,354,576		$—		$2,369,576

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, RSUs and other equity relating to the Common Shares will be forfeited upon such a termination.
(4)	Reflects an amount equal to (i) the Company’s portion (but not Mr. Shea’s portion) of the cost of medical, dental and other health plan insurance for Mr. Shea, his wife and children at the rate in effect on the date of termination for a period of one year from the date of termination; and (ii) Mr. Shea’s expenses, up to $15,000, associated with career counseling and resume development.
(5)	Reflects an amount equal to the Company’s portion (but not Mr. Shea’s portion) of the cost of medical, dental and other health plan insurance for Mr. Shea, his wife and children at the rate in effect on the date of termination for a period of one year from the date of termination.
(6)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of (A) the expiration of the term of such options and rights or (B) the first anniversary of the date of termination. No value for the extension was included since Mr. Shea does not currently hold any options.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, our 2014 Incentive Award Plan and the 2016 Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Former Named Executive Officers of Progressive Waste

Dan Pio, President — Canadian Region(1)

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee		Termination in Connection with Change in Control
Base Salary	$—	(2)	$—	(2)	$—	(2)	$—	(2)	$—	(2)	$—	(2)
Bonus	—	(3)	—	(5)	—	(5)	—	(5)	—	(3)	—	(5)
Severance Payment	—		1,366,417	(6)	1,366,417		1,366,417		—		1,366,417
Unvested Share Options, Restricted Share Units and Other Equity in Company	—	(4)	673,595	(7)	673,595	(7)	673,595	(7)	—	(4)	673,595	(8)
TOTAL	$—		$2,040,012		$2,040,012		$2,040,012		$—		$2,040,012

(1)	Mr. Pio served as the Chief Executive Officer of Progressive Waste from January 29, 2016, until June 1, 2016. Mr. Pio would receive his payments in Canadian funds. For purposes of this presentation, Canadian dollar amounts have been converted to U.S. dollars based on the Bank of Canada closing rate of exchange for December 30, 2016: CAD$1.00 = US$0.75.
(2)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(3)	Employee will forfeit his bonus for the year in which such a termination occurs.
(4)	All of employee’s unvested options, RSUs and other equity relating to the Common Shares will be forfeited upon such a termination.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the Pio Employment Agreement. See footnote (6) for payment terms.
(6)	Reflects an amount equal to (i) Mr. Pio’s base salary and annual bonus at target for a period of eighteen (18) months; (ii) the value of any equity grants which would have been granted pursuant to the Pio Employment Agreement had Mr. Pio remained employed for another eighteen (18) months following the termination date; (iii) a pro-rated bonus amount for time worked in the year of termination, to be calculated according to Mr. Pio’s bonus target; and (iv) the Company’s portion (but not Mr. Pio’s portion) of the cost of medical, dental and other health plan insurance for Mr. Pio, his wife and children at the rate in effect on the date of termination for a period of 18 months from the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination.
(8)	Reflects the immediate vesting of all of employee’s outstanding but unvested share options, RSUs and other rights related to the Common Shares as of the date of termination. Pursuant to the grant agreements under the 2016 Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Joseph D. Quarin, Former President and Chief Executive Officer of Progressive Waste(1)
Kevin Walbridge, Former Executive Vice President and Chief Operating Officer of Progressive Waste
Ian M. Kidson, Former Executive Vice President and Chief Financial Officer of Progressive Waste(1)
William Herman, Former Interim Chief Financial Officer of Progressive Waste(1)

Termination/Change in Control(2)	Quarin	Walbridge	Kidson	Herman
Base Salary	$—	$—	$—	$—
Bonus	—	—	—	—
Severance Payment	4,146,728	1,718,401	2,089,457	604,001
Unvested Share Options, Restricted Share Units and Other Equity in Company	6,495,410	3,382,626	1,694,761	727,864
TOTAL	$10,642,137	$5,101,027	$3,784,217	$1,331,865

(1)	Messrs. Quarin, Kidson and Herman received their payments in Canadian funds. For purposes of this presentation, Canadian dollar amounts have been converted to U.S. dollars based on the Bank of Canada closing rate of exchange for December 30, 2016: CAD$1.00 = US$0.75.
(2)	Reflects the amounts paid to Messrs. Quarin, Walbridge, Kidson and Herman in connection with their termination in 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2016 Related Party Transactions

For 2016, there are no family relationships among our executive officers and directors, other than those disclosed below.

Since January 2017, Michelle L. Little has been Vice President — Accounting of the Company. From December 2007 to that date, Mrs. Little served as Director of Accounting of Old Waste Connections and the Company. Mrs. Little is the spouse of James Little, our Senior Vice President — Engineering and Disposal. The total salary and incentive compensation we paid to Mrs. Little in 2016 was $388,677, and her annual salary is $250,000. In addition, Mrs. Little had $82,541 of restricted share units vest in 2016. In 2016, we granted Mrs. Little 1,528 RSUs on the same general terms and conditions as RSUs granted to other employees at the same management level.

Since June 2016, Namen Chambliss has held the position of Director of Networks, Corporate for the Company. From January 2005 to that date, Mr. N. Chambliss held the position of Network Manager for Old Waste Connections. Mr. N. Chambliss is the brother of Darrell Chambliss, our Executive Vice President and Chief Operating Officer. The total salary and incentive compensation we paid to Mr. N. Chambliss in 2016 was $140,537, and his annual salary is $122,500. In addition, Mr. N. Chambliss had $41,268 of RSUs vest in 2016. In 2016, we granted Mr. N. Chambliss 509 RSUs on the same general terms and conditions as RSUs granted to other employees at the same management level.

Indebtedness of Directors and Executive Officers

As of the date of this proxy statement, there was no outstanding indebtedness of current and former directors or officers of the Company and its subsidiaries, whether entered into in connection with the purchase of securities of the Company or otherwise.

Interest of Informed Persons and Others in Material Transactions

The management of the Company is not aware of any material interest, direct or indirect, of any informed person of the Company, any proposed director or any associate or affiliate of any informed person or proposed director in any transaction since the commencement of the Company’s most recently completed financial year, or in any proposed transaction, that has materially affected or would materially affect the Company or any of its affiliates or subsidiaries.

Review, Approval or Ratification of Transactions with Related Persons

The Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and Board Charter and our Code of Conduct and Ethics, including a Code of Ethics for Senior Financial Officers, as required by Section 406 of the United States Sarbanes-Oxley Act of 2002 and the rules of the SEC and applicable Canadian securities laws. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines and Board Charter and the Code of Conduct and Ethics on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

In addressing conflicts of interest, the Code of Conduct and Ethics provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the Company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to, legally or by blood or marriage as a result of the Company’s business dealings. The Code of Conduct and Ethics provides that each officer, director and employee must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the Company’s best interests, and that service to the Company should never be subordinated to personal gain or advantage.

In an effort to help avoid these and other conflicts of interest, the Code of Conduct and Ethics sets forth certain rules the Company has adopted, including rules that prohibit: (a) officers, directors, and any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the Company, as well as the members of their respective families, from having certain economic interests in business concerns that transact business with the Company or are in competition with it; (b) officers, directors or employees from (directly or indirectly) giving or accepting certain gifts to or from any person soliciting or doing business with the Company; (c) officers of the Company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) officers, directors or employees from having any material interest in a business that deprives the Company of any business opportunity or is in any way detrimental to the Company.

Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines and Board Charter and prescribed by the OBCA. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that committee will resolve the conflict only if there are two disinterested directors remaining on that committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where it determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our shareholders to the extent required by applicable laws and regulations.

AUDIT COMMITTEE REPORT

The Audit Committee has prepared the following report for the Company’s shareholders.

The Audit Committee of the Company, whose chairman is Mr. Harlan and whose other current members are Messrs. Hughes and Razzouk, met three times during the period from June 1, 2016 to December 31, 2016. The Audit Committee of Old Waste Connections was composed of Messrs. Harlan, Davis and Razzouk and met two times during the period from January 1, 2016 to May 31, 2016. The Audit Committee of the Company is composed of independent, non-employee directors and operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for: (i) auditing the effectiveness of the Company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards in the U.S. and issuing a report thereon. The Audit Committee’s responsibilities are to review the Company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the Company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the Company’s independent registered public accounting firm and reviews such other matters concerning the Company’s accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Audit Committee may find appropriate or as may be brought to the Audit Committee’s attention.

In this context, the Audit Committee has met and held discussions with the Company’s and Old Waste Connections’ management and their independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S., and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC and the securities commissions or similar regulatory authorities in Canada on February 27, 2017.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman
Larry S. Hughes
William J. Razzouk

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF
DIRECTORS TO FIX THE REMUNERATION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2016. For fiscal 2017, PricewaterhouseCoopers LLP was required to rotate the audit partner responsible for providing audit services to the Company as its independent registered public accounting firm. In recognition of the importance of maintaining the independence of the independent registered public accounting firm in good corporate governance practices, including both through rotating the partner providing audit services and the audit firm itself, and in light of the Company’s expanded scale following the Progressive Waste acquisition, the Board of Directors authorized the chairman of the Audit Committee to undertake a review of the audit services provided to the Company and conduct a proposal process with at least three qualified audit firms, including PricewaterhouseCoopers LLP.

As a result of this review and the recommendations of the Audit Committee, effective March 24, 2017, the Company requested, as recommended and approved by the Audit Committee, that PricewaterhouseCoopers LLP resign as the Company’s independent registered public accounting firm. This request is considered a dismissal (within the meaning ascribed to such term in Item 304 of Regulation S-K). Effective March 24, 2017, the Board of Directors appointed Grant Thornton LLP as the Company’s independent registered public accounting firm to fill the vacancy created by the resignation of PricewaterhouseCoopers LLP. In reaching the decision to recommend a change in the Company’s independent registered public accounting firm, the Audit Committee and the Board of Directors considered good corporate governance practices relating to the independence of the Company’s independent registered public accounting firm, which independent registered public accounting firm was best positioned to support the Company’s audit requirements going forward and the terms of the engagement proposed by each of the audit firms.

In accordance with Section 4.11(4) of National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators, attached as Appendix B to this proxy statement are the materials that were filed with or furnished to the SEC and applicable securities commissions and similar regulatory authorities in Canada by the Company in connection with the change of the auditor.

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm since June 1, 2016, and Old Waste Connections’ independent registered public accounting firm since 2005. The reports of PricewaterhouseCoopers LLP on the financial statements of the Company or Old Waste Connections, as applicable, for the two most recent fiscal years did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except the report for the year ended December 31, 2016, which contains an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness in the Company’s internal control, as more fully described in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in the audit report of PricewaterhouseCoopers LLP.

During the fiscal years ended December 31, 2016 and 2015, and the interim period from January 1, 2017 through March 24, 2017, there were no disagreements between PricewaterhouseCoopers LLP or the Company or Old Waste Connections, as applicable, on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in its reports. During the period described in the preceding sentence, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Board of Directors requests that shareholders approve the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm until the close of the 2018 Annual Meeting of Shareholders of the Company. We expect representatives of Grant Thornton LLP will be present at the Meeting, will be available to respond to appropriate questions at the Meeting and will have an opportunity to make a statement if they desire to do so.

The appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm may be approved by any one or more shareholders voting “FOR” the proposal (i.e., a plurality vote). For purposes of this proposal, votes cast at the Meeting include only those votes cast “FOR” the appointment of Grant Thornton LLP. You may either vote “FOR” or “WITHHOLD” your vote with respect to the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. If you vote “FOR” the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, your vote will be cast accordingly. If you select “WITHHOLD,” your vote will not be counted as a vote cast for purposes of appointing the Grant Thornton LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE APPROVAL OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNTIL THE CLOSE OF
THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY AND THE
AUTHORIZATION OF THE BOARD OF DIRECTORS TO FIX THE REMUNERATION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The following tables set forth the fees billed to Old Waste Connections (prior to the Progressive Waste acquisition) and New Waste Connections (following the Progressive Waste acquisition) for professional services rendered in 2015 and 2016 by PricewaterhouseCoopers LLP, and to Progressive Waste (prior to the Progressive Waste acquisition) and New Waste Connections (following the Progressive Waste acquisition) for professional services rendered by Deloitte LLP and Deloitte Tax LLP in 2015 and 2016.

PricewaterhouseCoopers LLP

Old Waste Connections and New Waste Connections	2016(1)	2015
Audit Fees	$4,538,000	$1,970,200
Audit-Related Fees	—	—
Tax Fees	634,500	109,000
All Other Fees	5,000	3,600
Total	$5,057,500	$2,082,800

Deloitte LLP

Progressive Waste, Old Waste Connections and New Waste Connections	2016(2)(4)	2015(4)
Audit Fees	$441,877	$2,291,805
Audit-Related Fees	14,402	228,150
Tax Fees(3)	9,584,238	406,618
All Other Fees	—	82,199
Total	$10,040,517	$2,625,285

(1)	Amounts reflect fees paid by Old Waste Connections from January 1, 2016 through May 31, 2016, and by New Waste Connections on and after June 1, 2016 through December 31, 2016.
(2)	Amounts reflect fees paid by Progressive Waste from January 1, 2016 through May 31, 2016, and by Old Waste Connections and New Waste Connections during 2016 for tax planning purposes related primarily to the Progressive Waste acquisition.
(3)	Amounts shown for 2016 include $9,174,731 paid by Old Waste Connections and New Waste Connections to Deloitte Tax LLP for tax planning purposes related to the Progressive Waste acquisition.
(4)	Deloitte LLP received a portion of its compensation in Canadian funds. For purposes of this presentation, Canadian dollar amounts have been converted to U.S. dollars based on the Bank of Canada average rate of exchange for 2016 CAD$1.00 = US$0.75; and for 2015 CAD$1.00 = US$0.78.

PricewaterhouseCoopers LLP

Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal year 2016, including costs related to the audit of the Progressive Waste acquisition, review of the consolidated financial statements included in documents filed with, or furnished to, the SEC and securities commissions or similar regulatory authorities in Canada, as applicable, consents, assistance with review of documents filed with, or furnished to, the SEC and securities commissions or similar regulatory authorities in Canada, as applicable, and accounting consultations, as well as out-of-pocket expenses incurred in the performance of audit services.

Tax Fees consist of fees associated with tax compliance, advice and planning, which, in 2016, principally related to the Progressive Waste acquisition and other proposed acquisitions.

All Other Fees consist of a license fee for an online accounting and reporting research database.

Deloitte LLP

Audit Fees consist of fees associated with the audit of Progressive Waste’s consolidated financial statements prior to May 31, 2016, including costs related to the review of the consolidated financial statements included in documents filed with, or furnished to, the SEC and securities commissions or similar regulatory authorities in Canada, as applicable, consents, assistance with review of documents filed with, or furnished to, the SEC and securities commissions or similar regulatory authorities in Canada, as applicable, and accounting consultations, as well as out-of-pocket expenses incurred in the performance of audit services.

Audit-Related Fees consist primarily of audit services not directly related to the annual financial statements, including foreign language translation, due diligence and consultation with respect to internal controls.

Tax Fees consist of fees paid to Deloitte Tax LLP for tax compliance services, and consultation and planning in connection with acquisitions.

All Other Fees consist of consultation and other third party assurance services.

The Audit Committee considers the services provided by PricewaterhouseCoopers LLP and Deloitte LLP described under “Tax Fees” and “All Other Fees” to be compatible with PricewaterhouseCoopers LLP’s and Deloitte LLP’s respective independence during the periods covered.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Audit Committee at its next meeting. All of the fees described above under “Audit Fees”, “Tax Fees” and “All Other Fees” in each of the above tables were approved by the Audit Committee, Old Waste Connections’ audit committee or Progressive Waste’s audit committee, as applicable.

PROPOSAL 3 — VOTE ON SHARE SPLIT RESOLUTION

At the Meeting, shareholders will be asked to approve a special resolution (the “Share Split Resolution”) authorizing an amendment to the Company’s articles of amalgamation pursuant to Section 168(1)(h) of the Business Corporations Act (Ontario) to change the number of Common Shares, whether issued or unissued, on a three-for-two basis, such that, when and if such amendment is given effect, every two Common Shares will become three Common Shares (the “Share Split”). Only shareholders of record on the effective date of the Share Split, when and if given effect, will be entitled to receive the Common Shares resulting from the Share Split.

From June 1, 2016 to March 27, 2017, the trading price of the Common Shares increased from $67.18 to $86.04 and from CAD$87.49 to CAD$115.07 on the NYSE and the TSX, respectively. If implemented, the Share Split will increase by 50% the number of Common Shares that are outstanding and is expected to initially reduce the market price per Common Share proportionately to the subdivision ratio.

Given the trend of an increasing price per Common Share over time, management and the Board of Directors wish to obtain the flexibility to, when deemed advisable by the Board of Directors, effect the Share Split to bring the trading price of the Common Shares into what the Board of Directors considers at such time to be a more accessible range for investors, to enhance liquidity and to increase investor interest in the Company and its business. Old Waste Connections implemented similar three-for-two splits of its stock in 2004, 2007 and 2010.

The Share Split will not change a shareholder’s proportionate ownership in the Company. The Share Split will not change the total capital represented by the issued and outstanding Common Shares and there will be no change to the interest, rights or privileges of holders of Common Shares. Each Common Share outstanding after the Share Split will be entitled to one vote and will be fully paid and non-assessable. The exercise or conversion price and the number of Common Shares issuable under any convertible securities of the Company will be proportionately adjusted if the Share Split is given effect. If the Share Split is given effect, there will also be certain consequential amendments to outstanding awards under the Corporation’s share-based incentive plans in order to preserve the rights of holders of outstanding awards under such plans.

Based on the current provisions of the Income Tax Act (Canada) and the regulations thereto in force as of the date hereof (collectively, the “Tax Act”) and taking into account all specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and our understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency published in writing prior to the date hereof, a holder of Common Shares will not be considered to have disposed of the Common Shares or to have acquired new Common Shares as a consequence of the Share Split (when and if given effect) and will not realize any taxable gain or loss in respect thereof. The holder’s aggregate cost of the Common Shares immediately after the Share Split will be equal to the holder’s aggregate cost of the Common Shares immediately before the Share Split. The cost to the holder on a per share basis will equal the aggregate cost to the holder of the Common Shares divided by the number of Common Shares held. The foregoing information is a summary of certain Canadian federal income tax considerations and should not be considered to be legal or tax advice to any particular holder of Common Shares. Holders of Common Shares are advised to consult with their own tax advisers for advice with respect to the income tax consequences of the Share Split in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

The Share Split is subject to receipt of all required regulatory approvals (including that of the TSX and the NYSE, as applicable) and to the approval of the Company’s shareholders at the Meeting. If these approvals are received, the Board of Directors will be authorized to give effect to the Share Split at a time that the Board of Directors determines, if at all. If the Board of Directors determines to give effect to the Share Split, shareholders will be notified of the effective date of the Share Split in advance by way of a news release and in such other manner as may be required by applicable laws and the rules of the TSX and the NYSE, as applicable. For greater clarity, and notwithstanding if the foregoing approvals are received, the Board of Directors may, in its sole discretion, determine not to proceed with the Share Split without further approval from or notice to the Company’s shareholders.

The proposed Share Split on a three-for-two basis may be approved by the affirmative vote of at least two-thirds of the Common Shares present, either in person or by proxy, and entitled to vote (meaning that at least two-thirds of the Common Shares represented at the Meeting and entitled to vote must be voted “FOR” the proposal in order for it to be approved). You may either vote “FOR” or “AGAINST” with respect to the proposed Share Split on a three-for-two basis.

We are asking you to indicate your support for the Share Split as described in this proxy statement and vote “FOR” the following resolution at the Meeting:

“RESOLVED, as a special resolution of the shareholders of Waste Connections, Inc. (the “Company”), that, subject to regulatory approval:

1.	the Company is authorized to amend its articles of amalgamation pursuant to Section 168(1)(h) of the Business Corporations Act (Ontario) (the “Act”), to change the number of common shares in the capital of the Company (“Common Shares”), whether issued or unissued, on a three-for-two basis, such that, when and if such amendment is given effect, every two existing Common Shares will become three Common Shares (the “Share Split”);
2.	the directors of the Company are hereby authorized, in their discretion, to give effect to the aforesaid amendment to the articles of amalgamation and effect the Share Split on such date as may be determined by the Board of Directors of the Company by making such filings under the Act as are required by the Act;
3.	any one director or officer of the Company is hereby authorized and directed, for and on behalf of the Company, to execute, deliver and file or cause to be executed, delivered and filed, all such documents and instruments as are necessary or advisable to give effect to the Share Split and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or advisable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or doing of any such act or thing; and
4.	the directors of the Company, in their sole and complete discretion, may act upon this special resolution to effect the Share Split, or, if deemed appropriate and without any further approval from or notice to the shareholders of the Company, may choose not to act upon this resolution notwithstanding shareholder approval of the Share Split and are authorized to revoke this special resolution in their sole discretion at any time prior to effecting the Share Split.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE SHARE SPLIT RESOLUTION AS FURTHER DESCRIBED
IN THIS PROXY STATEMENT.

PROPOSAL 4 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(“SAY ON PAY PROPOSAL”)

As required by SEC rules, we are requesting our shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 30 to 77 of this proxy statement. This non-binding advisory vote, commonly referred to as a “say-on-pay” vote, is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our NEOs described in this proxy statement.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that, among other objectives, reflects Company performance, job complexity and value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our shareholders.

We believe the compensation program for our NEOs has been instrumental in helping New Waste Connections and Old Waste Connections achieve strong financial performance and total shareholder returns. As illustrated below, our TSR over a longer term five-year period ending December 31, 2016, has outperformed the S&P 500, the TSX 60, the DJ Waste Index and our Peer Group Companies. In addition, 2016 was our 13th consecutive year of positive TSR.

The following is a summary of some of the key points of our executive compensation program. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 30 of this proxy statement for additional details on New Waste Connections’ and Old Waste Connections’ executive compensation, including the Company’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our NEOs in fiscal 2016.

•	We emphasize pay-for-performance. We believe a significant portion of our executive officers’ compensation should be variable and at risk and tied to our measurable performance. The Compensation Committee has designed our executive compensation program so that total compensation is earned largely based on attaining multiple, pre-established financial performance measures.
•	We believe that our compensation programs are strongly aligned with the long-term interests of our shareholders. We believe that equity awards comprised of RSUs and PSUs serve to align the interests of our executive officers with those of our long-term shareholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program.

•	We believe that we provide competitive pay opportunities that are intended to reflect best practices. The Compensation Committee periodically reviews our executive compensation program with the intent to provide competitive pay opportunities, reflect best practices and further align pay with performance.
•	Introduction of PSUs. In 2014, Old Waste Connections’ compensation committee introduced performance-based restricted share units, or PSUs, with three-year performance-based metrics for vesting hurdles as an additional component of our equity-based compensation to further enhance the existing link between executive compensation and Old Waste Connections’ performance. In 2017, the Company’s Compensation Committee revised the performance-based metrics for the PSUs, introduced a relative TSR modifier component, and increased the percentage of each executive and non-executive officer’s long-term performance-based equity compensation (relative to annual performance-based RSU awards) so that PSUs now constitute at least 35% of total equity compensation, an increase from 20% in previous years.
•	Revised Share Ownership Guidelines. In 2014, Old Waste Connections’ compensation committee also revised its share ownership guidelines to (i) increase the amount of Company shares our CEO and other executive officers must own, and (ii) broaden the guidelines to include officers at all levels, and the Company adopted these guidelines upon completion of the Progressive Waste acquisition.
•	Introduction of Performance-Based Threshold for Annual RSU Grants. In 2015, the Old Waste Connections’ compensation committee further adjusted its equity compensation program by introducing an annual performance-based metric that the Company must meet before restricted share unit, or RSU, awards granted to its executive officers may be earned, with such grants then subject to a multi-year vesting period, and the Company adopted this performance-based metric upon completion of the Progressive Waste acquisition.
•	We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee periodically retains an independent compensation consultant to provide it with advice and guidance on the Company’s executive compensation program design and to evaluate our executive compensation. The Compensation Committee oversees and periodically assesses the risks associated with our Company-wide compensation structure, policies and programs to determine whether such programs encourage excessive risk taking. We also have adopted share ownership guidelines for the members of the Board of Directors and executive officers and anti-hedging/pledging policies.

We are asking you to indicate your support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on a non-binding, advisory basis, “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation paid to Waste Connections, Inc.’s NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 30 to 77 of this proxy statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for NEOs.

The Say on Pay Proposal may be approved by the affirmative vote of a simple majority (50 percent plus one) of the Common Shares present, either in person or by proxy, and entitled to vote (meaning that at least a simple majority of the votes cast must be “FOR” the Say on Pay Proposal in order for it to be approved). You may either vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Say on Pay Proposal. If you “ABSTAIN” from voting on the Say on Pay Proposal, that will have the same effect as a vote “AGAINST” the Say on Pay Proposal because those shares are considered to be present and entitled to vote, but are not voted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE SAY ON PAY PROPOSAL.

PROPOSAL 5 — ADVISORY VOTE ON FREQUENCY OF “SAY ON PAY” VOTE
(“SAY WHEN ON PAY PROPOSAL”)

Under SEC rules, we are required to hold an advisory vote on the Company’s named executive officer, or NEO, compensation at least once every three years. Pursuant to Section 14A of the Securities and Exchange Act of 1934, as amended, we are asking shareholders to vote, on a non-binding, advisory basis, on whether future advisory votes on NEO compensation should occur every year, every two years or every three years.

You may vote to hold a say on pay vote “EVERY YEAR,” “EVERY TWO YEARS,” or “EVERY THREE YEARS,” or you may “ABSTAIN” from voting on the Say When on Pay Proposal. The Say When on Pay Proposal may be approved by a simple majority of the votes cast, if any of the frequency alternatives receives at least a simple majority of the votes cast at the Meeting. If none of the frequency alternatives receives at least a simple majority of the votes cast at the Meeting, we will consider the frequency alternative that receives the greatest number of votes cast at the Meeting to be the frequency alternative that has been selected by the shareholders. If you “ABSTAIN” from voting on the Say When on Pay Proposal, that will have no effect on the outcome of the vote on the Say When on Pay Proposal because we will consider the frequency alternative that receives at least a simple majority of the votes cast at the Meeting to be the frequency alternative selected by the shareholders, or, if none of the frequency alternatives receives at least a simple majority of the votes cast at the Meeting, we will consider the frequency alternative that receives the greatest number of votes cast at the Meeting to be the frequency alternative that has been selected by the shareholders.

Our Board of Directors has determined that an advisory vote on NEO compensation that occurs every year is the most appropriate alternative for the Company, and therefore, our Board of Directors recommends that you vote to hold the advisory vote on named executive officer, or NEO, compensation “EVERY YEAR.”

In formulating its recommendation, our Board of Directors considered that an advisory vote on our NEO compensation on an annual basis will allow our shareholders to provide us with their input on our compensation of our NEOs as disclosed in this proxy statement every year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
TO HOLD FUTURE ADVISORY VOTES ON NEO COMPENSATION “EVERY YEAR.”

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2016 pursuant to Section 16 of the Exchange Act, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers, directors or beneficial owners of more than ten percent of a registered class of our equity securities were late in filing such reports during 2016, with the following exception: Mr. Larry S. Hughes and Ms. Susan “Sue” Lee each filed one late Form 4 to report an award of deferred share units that occurred in July 2016.

Directors’ and Officers’ Indemnity Insurance

For the period from January 1, 2016 to December 31, 2016, Old Waste Connections and the Company had insurance policies for their respective directors and officers and the directors and officers of their respective subsidiary entities. The aggregate limit of liability applicable to those insured directors and officers under the policies is $100 million, inclusive of costs to defend claims. Under the policies, Old Waste Connections and the Company will have a $75 million limit of liability in reimbursement coverage to the extent that it has indemnified the directors and officers in excess of the deductible of $1 million for each loss. The insured directors and officers also have a $25 million limit of liability designated to claims in which no indemnification is provided by Old Waste Connections and the Company. The policies include coverage for claims under securities laws and insurance against any legal obligations to pay on account of any such claims.

For the period from January 1, 2016 to May 31, 2016, Progressive Waste had insurance policies for its directors and officers and the directors and officers of its subsidiary entities. The aggregate limit of liability applicable to those insured directors and officers under the policies was $60 million, inclusive of costs to defend claims. Under the policies, Progressive Waste had a $40 million limit of liability in reimbursement coverage to the extent that it indemnified the directors and officers in excess of the deductible of $250,000 for each loss. The insured directors and officers also had a $20 million limit of liability designated to claims in which no indemnification is provided by Progressive Waste. The policies included coverage for claims under securities laws and insurance against any legal obligations to pay on account of any such claims.

For the period from January 1, 2016 to December 31, 2016, the total premiums paid on all of the policies described in the foregoing paragraphs totaled $1,703,951. Because the policies are subject to aggregate limits of liability, the amount of coverage may be diminished or exhausted by any claims made thereon. Also, continuity of coverage is contingent upon the availability of renewal insurance, or of replacement insurance without a retroactive date so as not to limit coverage for prior wrongful acts.

There were no claims made under the foregoing policies during 2016. Furthermore, in fiscal 2016, no indemnity payments were paid or payable under the foregoing policies to directors or officers of the Company or Progressive Waste.

Shareholder Proposals for 2018 Annual Meeting of Shareholders of the Company

The Company is subject both to the rules of the SEC under the Exchange Act and the provisions of the Business Corporations Act (Ontario) (the “OBCA”) with respect to shareholder proposals. As indicated under the OBCA and in the rules of the SEC under the Exchange Act, simply submitting a shareholder proposal does not guarantee its inclusion in the management information circular and proxy statement as compliance with applicable law is a prerequisite for inclusion.

A shareholder proposal submitted pursuant to the rules of the SEC under the Exchange Act for inclusion in the management information circular and proxy statement distributed to shareholders prior to the 2018 Annual Meeting of Shareholders of the Company (other than in respect of the nomination of directors) must be received by the Company no later than December 11, 2017, and must comply with the requirements of Rule 14a-8 of the Exchange Act.

The OBCA permits certain eligible shareholders and beneficial owners of shares to submit shareholder proposals (including proposals in respect of director nominations) to the Company, which proposals may be included in the Company’s proxy materials. To be considered for inclusion in the proxy materials for the 2018

Annual Meeting of Shareholders of the Company, any such shareholder proposal under the OBCA must be received by the Company at least 60 days before the anniversary date of the last annual meeting of shareholders (such anniversary date being May 23, 2018).

Written requests for inclusion of a shareholder proposal pursuant to the rules of the SEC under the Exchange Act or pursuant to the OBCA should be addressed to the address set forth on the first page of this proxy statement. The proposal should be sent to the attention of our Senior Vice President, General Counsel and Secretary.

Shareholder proposals regarding the nomination of candidates for election as directors must also comply with the advance notice provisions of the Company’s Bylaw No. 1. See “Our Director Nomination Process” above for a discussion of the procedure regarding shareholder nominations of persons for election to the Board of Directors.

Shareholders wishing to put forward a proposal or to nominate a director for election should carefully review the relevant provisions of the Exchange Act, the OBCA and the Company’s Bylaws. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Availability of Documents; Annual Report to Shareholders on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC and the securities commissions or similar regulatory authorities in Canada, and the exhibits filed with it, are available on the Company’s web site at http://wasteconnections.investorroom.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, and in print, free of charge, to any shareholder who requests in writing a copy by contacting our Secretary or Investor Relations at our principal administrative offices located at Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. Financial information relating to the Company is included in the Company’s Audited Consolidated Financial Statements for the fiscal year ended December 31, 2016, and the Management’s Discussion and Analysis related thereto and contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Upon written request by any shareholder to the Company’s Secretary at the Company’s address listed on the first page of this proxy statement, a copy of our 2016 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2016 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits. Additional information relating to the Company may be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Meeting. It is important that the proxies are submitted promptly and that your Common Shares are represented. You are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or submit your proxy pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone.

Approval

The Board of Directors of the Company has approved the contents of this proxy statement and its sending to the shareholders.

By Order of the Board of Directors,

Patrick J. Shea
Senior Vice President, General Counsel and Secretary

April 12, 2017

APPENDIX A

Waste Connections, Inc.

Corporate Governance Guidelines and Board Charter

February 17, 2017

The Board of Directors (the “Board”) of Waste Connections, Inc., an Ontario corporation (the “Company”), acting on the recommendation of the Nominating and Corporate Governance Committee, has adopted these Corporate Governance Guidelines and Board Charter to promote the effective functioning of the Board and its Committees, to promote the interests of the Company as a whole and to ensure a common set of expectations concerning how the Board, its Committees and management should perform their respective functions.

In these Corporate Governance Guidelines and Board Charter, “applicable securities laws” refer to: (a) the United Stated Securities Act of 1933, the United States Securities and Exchange Act of 1934 and any rules or regulations thereunder and any applicable state securities laws; (b) the Securities Act (Ontario) and the equivalent thereof in each province and territory of Canada in which the Company is a “reporting issuer” or the equivalent thereof, together with the regulations, rules and blanket orders of the securities commission or similar regulatory authority in each of such jurisdictions; and (c) the rules of the New York Stock Exchange and the Toronto Stock Exchange, to the extent that any securities of the Company are listed on such exchange.

1. Role of the Board and Management.  The Company’s business is conducted by its employees, managers and officers, under the direction of the Chief Executive Officer and the oversight of the Board, to enhance the long-term value of the Company for its shareholders. The Board is elected by the shareholders to oversee management and to act in the best interests of the Company as a whole. Both the Board and management recognize that the long-term interests of the Company and shareholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, communities in which the Company operates, government officials and the public at large.

2. Functions of the Board.  The Board has five scheduled meetings each year, at which it reviews and discusses reports by management on the Company’s performance, business and prospects, as well as immediate issues facing the Company, and reviews and approves, as applicable, the annual and interim financial statements of the Company.

3. Selection of Chairman of the Board and Chief Executive Officer.  The Board shall select its Chairman and the Company’s Chief Executive Officer in any way it considers to be in the best interests of the Company. The Board has determined that the Company is best served by having Ronald J. Mittelstaedt, the Company’s current Chief Executive Officer, also serve as Chairman of the Board.

In the event that Mr. Mittelstaedt no longer serves as both Chairman and Chief Executive Officer, it is the Board’s policy that the positions of Chairman and Chief Executive Officer be held by separate persons, and that in such instance the position of Chairman be held by an individual that is “independent” under applicable securities laws.

When the Chairman is an affiliated director or otherwise not independent under applicable securities laws, a member of the Company’s management, or when the independent directors determine that it is in the best interests of the Company, the independent directors will appoint from among themselves a Lead Independent Director. The Lead Independent Director will: (a) preside at all meetings of the Board at which the Chairman is not present, (b) preside over each meeting of non-management directors, (c) have the authority to call meetings of non-management directors, (d) help facilitate communication between the Chairman/CEO and the non-management directors, (e) advise with respect to the Board’s agenda, (f) ensure that the Board is able to function independently of management; (g) serve as the leader of the Board on matters of corporate governance; and (h) if requested by major shareholders, ensure his or her availability for direct communication. If the Chairman is an independent director, then the duties for the Lead Independent Director described above shall be part of the duties of the Chairman.

4. Board Committees.  The Board has established the following Committees to assist it in discharging its responsibilities: (a) Audit; (b) Compensation; (c) Nominating and Corporate Governance; and (d) Executive. The current charters of the Audit, Compensation and Nominating and Corporate Governance Committees are published on the Company’s website and will be mailed to shareholders on written request. Members of each of these Committees (including the Committee Chairs) are appointed by the Board and may be removed by the Board in its discretion. The Committee Chairs report the highlights of their meetings to the Board following each meeting of their respective Committees. The Committees may hold meetings in conjunction with the Board.

Each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will be independent under applicable securities laws.

5. Selection of Directors.  The Board’s Nominating and Corporate Governance Committee shall be responsible for identifying qualified individuals to become Board members and selecting or recommending to the Board director nominees for each meeting of the shareholders at which one or more directors will be elected and for vacancies the Board chooses to fill.

6. Qualifications of Directors.  Directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the best interests of the Company. They must have an objective perspective, practical wisdom, mature judgment and expertise, skills and knowledge useful to the oversight of the Company’s business. The Company’s goal is a Board that represents diverse experiences at policy-making levels in business and other areas relevant to the Company’s activities, while encouraging a diversity of backgrounds, including with respect to gender, among the Company’s Board members.

Directors should be committed to serving on the Board for an extended period. Directors should offer their resignation if there is any significant, detrimental change in their personal or professional circumstances, including a change in their principal job responsibilities.

Each director should be sufficiently familiar with the business of the Company to ensure active participation in the deliberations of the Board and each Committee on which the director serves. On request, management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business. All directors shall be free to contact the Chief Executive Officer at any time to discuss any aspect of the Company’s business, and shall have complete access to other employees of the Company.

The Company values the experience directors bring from other boards on which they serve and other activities in which they participate, but recognizes that these boards and activities may present demands on a director’s time and availability. Therefore, directors who also serve as chief executive officers or in equivalent positions at any company should not serve on more than two Boards of public companies in addition to the Company’s Board, and other directors should not serve on more than four other Boards of public companies in addition to the Company’s Board.

The Company does not believe that arbitrary term limits on director’s service are appropriate, nor does it believe that directors should expect to be re-nominated at the end of each term until they retire. The Board’s self-evaluation process described below is an important factor in determining a Board member’s tenure.

No director who is over the age of 75 at the expiration of his or her current term may be nominated to a new term. Notwithstanding the foregoing, as part of the Nominating and Corporate Governance Committee’s regular evaluation of the Company’s directors and the overall needs of the Board, the Nominating and Corporate Governance Committee may determine that it would be in the best interests of the Company to ask a director to remain on the Board for an additional period of time beyond age 75, or to stand for re-election even if such director is over the age of 75. Such determination must be renewed annually.

7. Independence Standards.  A majority of the Board must be independent, within the meaning of: (a) Section 1.4 of National Instrument 52-110 of the Canadian Securities Administrators; and (b) Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, in each case as such rules may be amended or replaced. For a director to be considered independent, the Board must determine that the director has no material relationship with the Company, provided that the direct or indirect ownership of any amount of the Company’s shares will not be deemed to constitute a material relationship.

The Board will review all relationships to assess whether any of them is a material relationship so as to impair that director’s independence. The Board will review annually whether its members satisfy applicable independence tests before any member stands for re-election to the Board.

The Company will not make any personal loans or extend credit to any director or officer, other than those expressly permitted under applicable laws. All such arrangements must be approved in advance and administered by the Compensation Committee. No independent director or his or her immediate family member may provide personal services to the Company for compensation, other than as permitted under applicable securities laws.

8. Independence of Committee Members.  In addition to the general requirements for independent Board members described above, members of the Audit Committee must also satisfy the additional independence requirements of: (a) National Instrument 52-110 of the Canadian Securities Administrators; (b) the rules of the New York Stock Exchange; and (c) Rule 10A-3 of the Securities Exchange Act of 1934, which, among other things, prohibit a member of the Audit Committee (other than in his capacity as a member of the Audit Committee, the Board or any other committee of the Board) from receiving any compensatory fees from or being an affiliated person of the Company or any of its subsidiaries. The Board will also apply this additional requirement, as well as any additional requirements mandated by applicable securities laws, to members of the Compensation and Nominating and Corporate Governance Committees. Additionally, members of the Compensation Committee must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

9. Competitive Interlocks.  In accordance with United States federal antitrust laws, no director may serve on the Board of any company that competes with the Company, if either company derives a statutorily specified amount of revenues from providing services that both companies offer in markets in which both companies are active. To facilitate compliance with these laws, all directors must (a) inform the Company of all companies that they serve as directors, (b) inform the Company before joining any other board and obtain the approval of the Nominating and Corporate Governance Committee before joining any other for-profit board and (c) carefully monitor the activities of companies in which they participate to anticipate interlocks.

10. Size of the Board.  Subject to the articles of the Company, the Board determines the number of directors. The Board believes that, given the size of the Company, seven is an appropriate number of directors.

11. Director Responsibilities.  Directors must perform the roles and functions described in these guidelines and the charters of all Committees on which they serve. They must devote sufficient time and resources to carry out their duties and responsibilities effectively. They must make every effort to attend each meeting of the Board and all Committees on which they serve, and they must review all materials distributed to them in advance of each such meeting. Attendance by telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously may be used to facilitate a director’s attendance. Directors must comply with all applicable laws, including the applicable securities laws and, with respect to their activities relating to the Company, the Business Corporations Act (Ontario) (the “OBCA”).

12. Meetings of Non-Management Directors; Presiding Director.  At each regularly scheduled meeting of the Board, the non-management directors shall also meet separately, without management present. The Lead Independent Director will preside at such meetings. The non-management directors may also meet without management present at other times as determined by the Lead Independent Director. The non-management directors include all directors who are not management employees of the Company, whether or not they are “independent,” as defined in these Guidelines. If the Chairman is an independent director, then the duties for the Lead Independent Director described above shall be part of the duties of the Chairman.

13. Agendas.  The agenda for each Board meeting shall be established by the Chairman and Chief Executive Officer. Any Board member may suggest the inclusion of additional subjects on the agenda. The agenda for each Committee shall be established by the Chair of each Committee, in consultation with appropriate members of the Committee, advisors and management.

Unless a Committee expressly determines otherwise, the agenda, materials and minutes for each Committee meeting shall be available to all directors, and all directors shall be free to attend any Committee meeting, except that management directors may not participate in meetings of the Board or its Committees that are held in executive session. All directors, whether or not members of the Committee, shall be free to make suggestions to a Committee Chair for additions to the agenda of the Chair’s Committee or to request that an item from a Committee agenda be considered by the Board.

14. Ethics and Conflicts of Interest.  The Board expects the Company’s directors, officers and employees to act ethically at all times and to adhere to the Company’s Code of Conduct and Ethics. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving any officer or director; however, if a conflict involves a member of the Nominating and Corporate Governance Committee, and there are not at least two other members of that Committee who are not involved in the conflict, then the Board will resolve that conflict. Directors must promptly disclose actual or potential conflicts of interest to the Nominating and Corporate Governance Committee and to the Board as required by the OBCA. Such disclosure must be made prior to any Board meeting at which transactions or issues relating to the actual or potential conflict will be addressed. If a significant conflict exists that cannot be resolved, the director must resign. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests, or otherwise as required by the OBCA.

15. Compensation of Board.  The Compensation Committee is responsible for recommending to the Board the compensation and benefits for non-management directors. The Committee will be guided by three principles: (a) the compensation should fairly pay non-management directors for the work required in light of the Company’s size and scope; (b) compensation should align the directors’ interests with the long-term best interests of the Company; and (c) the structure of the compensation should be simple, transparent and easy for shareholders to understand. At the end of each year, the Compensation Committee will review non-management director compensation and benefits.

16. Self-Evaluation.  The Board and each Committee will perform an annual self-evaluation. Annually, the directors will be asked to provide their assessments of the effectiveness of the Board and the Committees on which they serve. Such assessments will address, at a minimum, the effectiveness and adequacy of meetings of the Board and its Committees, the adequacy and timeliness of information provided to the Board by the Company’s management, the diversity of experience of individual directors and the contributions of each director.

17. Succession Plan.  The Board will approve and maintain a succession plan for the chief executive officer and other senior executives, based on recommendations from the Compensation Committee. Such plan will include policies and principles for selecting and evaluating a new chief executive officer in the event of an emergency or retirement of the chief executive officer.

18. Access to Independent Advisors.  The Board and its Committees have the authority at any time to retain independent outside financial, legal or other advisors.

19. Director Orientation and Education.  The General Counsel and the Chief Financial Officer will provide an orientation for new directors, and periodically provide materials or briefing sessions for all directors on subjects relevant to their discharge of their duties. Each new director, within six months of election to the Board, will spend a day at the Company’s corporate headquarters for a personal briefing by senior management about the director’s legal and ethical responsibilities; the Company’s strategic plans, principal operating risks and financial statements; the material factors that affect the Company’s performance; the operation, significance and effects of incentive compensation programs and related party transactions; and other key policies and practices.

20. Majority Voting Policy.  Each director of the Company must be elected by a majority of the votes cast with respect to his or her election, other than at a meeting of shareholders at which the number of directors nominated for election is greater than the number of seats available on the Board (a “Contested Election”).

The forms of proxy circulated in connection with a meeting of the Company’s shareholders that is not a Contested Election shall provide the Company’s shareholders with the ability to vote in favor of, or to withhold from voting for, each director nominee. In the event one or more incumbent directors fails to receive the affirmative vote of a majority of the votes cast with respect to his or her election at a meeting of shareholders that is not a Contested Election (each, a “Subject Director”), the Subject Director must immediately tender his or her resignation to the Board.

Following the receipt of a resignation from a Subject Director, either (i) the Nominating and Corporate Governance Committee of the Board or (ii) if one or more of the members of the Nominating and Corporate Governance Committee is a Subject Director or the Board determines that any decision to be made with respect to a Subject Director should be made by a committee of the Board other than the Nominating and Corporate Governance Committee, a committee consisting solely of Independent Directors (as defined below) who are not Subject Directors (the committee described in clause (i) or (ii) of this sentence, the “ Committee”), will make a determination as to whether to recommend that the Board accept or reject any resignation of a Subject Director. The Committee would be expected to recommend that the Board accept the resignation of a Subject Director absent exceptional circumstances. As used herein, the term “Independent Director” means a director who complies with the “independent director” requirements set forth in Section 7.

The Board will make a determination, having considered the recommendation of the Committee, as to whether to accept or reject any resignation of a Subject Director within ninety (90) days from the date of the relevant shareholders’ meeting and shall notify the Subject Director of its decision. A Subject Director will not participate in any meeting of the Board, the Committee or any other committee of the Board at which the Subject Director’s resignation is considered.

The Board shall accept the resignation of a Subject Director absent exceptional circumstances and the resignation shall be effective when accepted by the Board. The Company shall promptly issue a news release with the Board’s decision, a copy of which must be provided to any exchange on which the Company’s securities are listed and filed with the Canadian securities commission or similar regulatory authority in each province and territory of Canada in which the Company is a “reporting issuer” or the equivalent thereof and the United States Securities and Exchange Commission. If the Board determines not to accept the resignation of a Subject Director, the news release must fully state the reasons for the Board’s decision.

In considering the resignation of a Subject Director, the Board may consider all factors it considers relevant, including (i) the reasons that it believes are the reasons a majority of the votes cast at the meeting were voted “against” the Subject Director’s election, (ii) whether the underlying cause or causes of the “against” votes are curable, (iii) the factors, if any, set forth in these Corporate Governance Guidelines and Board Charter or other policies that are to be considered by the Nominating and Corporate Governance Committee in evaluating potential candidates for the Board as such criteria relate to each Subject Director, (iv) the length of service of each Subject Director, (v) each Subject Director’s contributions to the Company, (vi) whether acceptance of any resignation would lead to a “change of control” of the Company as determined pursuant to any Company financing or other material agreement, (vii) whether acceptance of any resignation would lead to a default under any material agreement to which the Company or any of its subsidiaries is a party or otherwise bound, or to the Company’s failure to comply with any applicable rule or regulation (including applicable securities laws), and (viii) whether acceptance of the resignation would cause the Company not to be in compliance with the requirements of the OBCA concerning the Company having a minimum number of directors who are Canadian residents.

In the event that any Subject Director does not tender his or her resignation in accordance with this Policy, he or she will not be re-nominated by the Board or the Company for re-election.

APPENDIX B

Materials Filed with or Furnished to the SEC
and the Securities Commissions and Similar Regulatory Authorities in Canada
by the Company in Connection with the Change of Auditor

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2017

Waste Connections, Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1-34370	94-1202763
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 Applewood Crescent, 2nd Floor
Vaughan
Ontario L4K 0E3
Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 532-7510

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

As a result of a review of the audit services provided to Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Company”), and a proposal process with several qualified audit firms, including PricewaterhouseCoopers LLP (“PwC”), undertaken by the Audit Committee of the Board of Directors (the “Audit Committee”) of the Company, the Company requested, as recommended and approved by the Audit Committee, that PwC resign as its independent registered public accounting firm. This request is considered a dismissal (within the meaning ascribed to such term in Item 304 of Regulation S-K) pursuant to which, effective March 24, 2017 (the “Effective Date”), PwC ceased to be the Company’s independent registered public accounting firm.

The reports of PwC on the financial statements of the Company for the fiscal years ended December 31, 2016 and of Waste Connections US, Inc., a Delaware corporation (f/k/a Waste Connections, Inc.) (“Old Waste Connections”) for the fiscal year ended December 31, 2015 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During such fiscal years, and the subsequent interim period through March 24, 2017, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such fiscal years, and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except as follows. As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company did not maintain effective controls over the valuation of certain assets in the application of the acquisition method of accounting for business combinations. Specifically, the Company’s review procedures over the development and application of inputs, assumptions, and calculations used in fair value measurements associated with business combinations did not operate at an appropriate level of precision commensurate with the Company’s financial reporting requirements. The Audit Committee has discussed the material weakness with PwC and management and has authorized PwC to respond fully to the inquiries of Grant Thornton LLP (“Grant Thornton”), the successor auditor.

The Company has provided PwC with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in this Current Report on Form 8-K (this “Form 8-K”), and has requested that PwC furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether PwC agrees with the statements made by the Company in this Form 8-K and, if not, stating the respects in which it does not agree. A copy of PwC’s letter, dated March 29, 2017, is filed as Exhibit 16.1 to this Form 8-K.

Also, on March 24, 2017, upon of the recommendation of the Audit Committee, the Board of Directors approved the engagement of Grant Thornton as its new independent registered public accounting firm.

During the fiscal years ended December 31, 2016 and 2015 of the Company and Old Waste Connections, respectively, and the subsequent interim period through March 24, 2017, neither the Company nor Old Waste Connections has consulted with Grant Thornton on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s or Old Waste Connections’ financial statements, as applicable, in each case where a written report was provided or oral advice was provided that Grant Thornton concluded was an important factor considered by the Company or Old Waste Connections, as applicable, in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

d)	Exhibits.
16.1	Letter, dated March 29, 2017, from PricewaterhouseCoopers, LLP addressed to the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Waste Connections, Inc.

By:	/s/ Worthing F. Jackman Worthing F. Jackman Executive Vice President and Chief Financial Officer

Date: March 29, 2017

EXHIBIT INDEX

Number	Description
16.1	Letter, dated March 29, 2017, from PricewaterhouseCoopers, LLP addressed to the U.S. Securities and Exchange Commission.

Exhibit 16.1

March 29, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Waste Connections, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Waste Connections, Inc. dated March 24, 2017. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Houston, Texas

Meeting Directions

3 Waterway Square Place, Suite 110
The Woodlands, TX 77380

Dallas
N
Woodlands Mall
3 Waterway Square Pl
45
Lake Robbins Drive
Parking Garage
Woodloch Ct
Waterway Ave
Waterway Square Place
Woodloch Forest Drive
Interstate 45 North Frwy
Timberloch Place
Woodlands Parkway
S
Houston

Directions coming from the North on I-45

Take I-45 South to **Exit 76**
Turn *RIGHT* onto **Lake Robbins Drive**.
Turn *LEFT* on **Woodloch Forest Drive**

Directions coming from the South on I-45

Take I-45 North **Exit 76B**
Follow Woodlands Parkway and stay in right lane exiting
Turn *RIGHT* at **Woodloch Forest Drive**.

Proxy

WASTE CONNECTIONS, INC.
Connect with the Future

Computershare

8th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

000001

Mr A Sample
Designation (if any)
Add1
Add2
add3
add4
add5
add6

Security Class
123

Holder Account Number

C1234567890 XXX

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Form of Proxy - Annual and Special Meeting (the "Meeting") of Shareholders of Waste Connections, Inc. to be held at 10:00 am (Central Time) on May 23, 2017 at the principal administrative offices of Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380 U.S.A.

This Form of Proxy is solicited by and on behalf of the board of directors of Waste Connections, Inc. (the "Company").

Notes to proxy

1. **Every holder of common shares in the capital of the Company ("Common Shares") has the right to appoint some other person or company of their choice, who need not be a shareholder, to attend and act on their behalf at the Meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).**
2. If your Common Shares are registered in the name of more than one holder (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.
3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed to the holder.
5. The Common Shares represented by this Proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this Proxy will be voted as recommended by management of the Company. If no direction is made, the persons appointed herein as proxyholder will vote the Common Shares represented by this Proxy: FOR each of our seven director nominees; FOR the appointment of the independent registered public accounting firm and the authorizing of the Board of Directors to fix the remuneration of the independent registered public accounting firm; FOR the proposed share split on a three-for-two basis; FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in the management information circular and proxy statement (also known as say on pay); and for the approval, on a non-binding advisory basis of holding future say on pay advisory votes EVER YEAR.
6. The Common Shares represented by this proxy will be voted for or withheld from voting or voted against or abstain from voting on each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the Common Shares will be voted accordingly.
7. This proxy confers discretionary authority on your chosen proxyholder in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the Meeting or any adjournment or postponement thereof.
8. This proxy should be read in conjunction with the accompanying Notice of Meeting and management information circular and proxy statement of the Company (the "Proxy Statement").

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Proxies submitted must be received by Computershare Investors Services Inc. not later than 10:00 a.m, Central Time, on May 19, 2017 or, if the Meeting is adjourned or postponed, at least, 24 hours (excluding weekends and statutory holidays in the Province of Ontario) before the new time of the adjourned or postponed Meeting. The deadline for the deposit of this Proxy may be waived or extended by the Chair of the Meeting at his or her discretion.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

- Call the number listed BELOW from a touch tone telephone.

1-866-732-VOTE (8683) Toll Free

To Vote Using the Internet

- Go to the following web site: www.investorvote.com
- **Smartphone?** Scan the QR code to vote now.

To Receive Documents Electronically

- You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com and clicking at the bottom of the page.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for Common Shares held in the name of a corporation or Common Shares being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

01AVPF

CPUQC01.E.INT/000001/i1234

MR SAM SAMPLE

C1234567890

XXX 123

Appointment of Proxyholder

I/We, being Shareholder(s) of Waste Connections, Inc. hereby appoint: Steven F. Bouck, President, or failing this person, Darrell W. Chambliss, Executive Vice President and Chief Operating Officer.

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of me/us in accordance with the following directions (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Meeting and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY **HIGHLIGHTED TEXT** OVER THE BOXES.

1. Election of Directors of Waste Connections, Inc.

	For	Withhold		For	Withhold		For	Withhold
01. Ronald J. Mittelstaedt	☐	☐	02. Robert H. Davis	☐	☐	03. Edward E. Guillet	☐	☐
04. Michael W. Harlan	☐	☐	05. Larry S. Hughes	☐	☐	06. Susan Lee	☐	☐
07. William J. Razzouk	☐	☐						

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2. Appointment of Independent Registered Public Accounting Firm

For ☐ Withhold ☐

3. Vote on Share Split Resolution

For ☐ Against ☐

For ☐ Against ☐ Abstain ☐

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Every Year	Every Two Years	Every Three Years	Abstain
☐	☐	☐	☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted as recommended by management of the Company.**

Signature(s)

Date

MM / DD / YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

Annual Financial Statements – Mark this box if you would like to receive the Annual Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

B S D Q 2 1 9 6 5 5 X X X X A R 1 999999999999

01AVQC